UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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NVIDIA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NVIDIA CORPORATION	Meeting Location
Headquarters	San Jose McEnery Convention Center
2701 San Tomas Expressway	150 West San Carlos Street
Santa Clara, California 95050	San Jose, California 95113
Online Location
www.virtualshareholdermeeting.com/NVIDIA2012
_________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2012
Dear Stockholder:
You are cordially invited to attend the 2012 Annual Meeting of Stockholders of NVIDIA Corporation which will take place on Thursday, May 17, 2012, at 2:00 p.m., pacific daylight time, for the following purposes:

1.	To elect three directors nominated by the Board of Directors to hold office until our 2013 Annual Meeting of Stockholders;

2.	To approve the Amended and Restated 2007 Equity Incentive Plan;

3.	To approve the 2012 Employee Stock Purchase Plan;

4.	To approve our executive compensation;

5.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 27, 2013; and

6.	To conduct any other business properly brought before the 2012 Annual Meeting.
You can attend our 2012 Annual Meeting in person by going to the San Jose McEnery Convention Center, 150 West San Carlos Street, San Jose, California 95113. The 2012 Annual Meeting will take place on the last day of our GPU Technology Conference, which is being held at this convention center. Stockholders are invited to view product demonstrations beginning at 12:00 p.m., pacific daylight time, on the date of the 2012 Annual Meeting. Alternatively, you can attend the 2012 Annual Meeting online and vote your shares and submit your questions electronically during the meeting by visiting www.virtualshareholdermeeting.com/NVIDIA2012.
The items of business for the 2012 Annual Meeting are more fully described in the attached proxy statement. Only stockholders who owned our stock at the close of business on March 23, 2012 may attend and vote at the 2012 Annual Meeting or any adjournments, continuations or postponements of the meeting.
We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. On or about April 4, 2012, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice also instructs you on how to access your proxy card to vote over the Internet. Your vote is important. Whether or not you plan to attend the 2012 Annual Meeting, PLEASE VOTE YOUR SHARES.
We look forward to seeing you at the 2012 Annual Meeting.

By Order of the Board of Directors

David M. Shannon Secretary
Santa Clara, California
April 4, 2012
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on May 17, 2012
This Notice, Proxy Statement, our Annual Report on Form 10-K and our Stockholder Letter
can be accessed electronically at www.nvidia.com/proxy

NVIDIA CORPORATION
2701 SAN TOMAS EXPRESSWAY
SANTA CLARA, CALIFORNIA 95050
  ____________________________________________________
PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
MAY 17, 2012
  ____________________________________________________

QUESTIONS AND ANSWERS

Why am I receiving these materials?

Your proxy is being solicited on behalf of the Board of Directors, or the Board, of NVIDIA Corporation, a Delaware corporation, which is sometimes referred to herein as the "Company," "NVIDIA" or "we." Your proxy is for use at our 2012 Annual Meeting of Stockholders, or the 2012 Annual Meeting, to be held on Thursday, May 17, 2012, at 2:00 p.m. pacific daylight time. This proxy statement contains important information regarding the 2012 Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

How can I attend the 2012 Annual Meeting?

You can attend our 2012 Annual Meeting in person or you can attend and participate via the Internet.

Attending In Person.    Our 2012 Annual Meeting will take place at the San Jose McEnery Convention Center, 150 West San Carlos Street, San Jose, California 95113. For directions to the 2012 Annual Meeting, please go to http://www.sanjose.org/plan-a-meeting-event/venues/convention-center or contact the San Jose McEnery Convention Center at 1-800-SAN-JOSE. The 2012 Annual Meeting will take place on the last day of our GPU Technology Conference, which is being held at this convention center. Stockholders are invited to view product demonstrations at the convention center beginning at 12:00 p.m., pacific daylight time, on the date of the 2012 Annual Meeting.

You are entitled to attend the 2012 Annual Meeting only if you were an NVIDIA stockholder or joint holder as of the close of business on March 23, 2012 or if you hold a valid proxy for the 2012 Annual Meeting. You must present photo identification for admittance. If you are a stockholder of record or hold your shares through the NVIDIA Sponsored Equity Award Accounts at Charles Schwab, your name will be verified against the list of stockholders of record or plan participants on the record date prior to your admission to the 2012 Annual Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 23, 2012 or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the 2012 Annual Meeting.  The meeting will begin promptly at 2:00 p.m., pacific daylight time. Check-in will begin at 11:30 a.m., pacific daylight time, and you should allow ample time for the check-in procedures.

Our principal executive offices are located at 2701 San Tomas Expressway, Santa Clara, California 95050, and our telephone number is (408) 486-2000.

Attending and Participating Online.    You may also attend the 2012 Annual Meeting via the Internet at www.virtualshareholdermeeting.com/NVIDIA2012. Stockholders may vote and submit questions while attending the meeting on the Internet. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials, or the Notice, or proxy card (if you received a printed copy of the proxy materials) to enter the meeting via the Internet. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/NVIDIA2012.

Non-stockholders can also listen to the 2012 Annual Meeting live at www.virtualshareholdermeeting.com/NVIDIA2012. An archived copy of the webcast will be available at www.nvidia.com/proxy through June 1, 2012.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

We are pleased to take advantage of the U.S. Securities and Exchange Commission, or SEC, rule that allows companies to furnish their proxy materials over the Internet. On or about April 4, 2012, we sent stockholders who own our common stock at the close of business on March 23, 2012 (other than those who previously requested electronic or paper delivery) a Notice containing instructions on how to access our proxy materials, including our proxy statement and our fiscal year 2012 annual report. The Notice also instructs you on how to access your proxy card to vote over the Internet or by telephone. In addition, the Notice contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our fiscal year 2012 annual report and a form of proxy card or voting instruction card. The Notice also provides instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

If you make this election, you will receive an email message shortly after the proxy statement is released containing the Internet link to access our Notice, proxy statement and fiscal year 2012 annual report. The email also will include instructions for voting on the Internet.

In order to receive these materials electronically, you must follow the applicable procedure below:

Stockholders of Record.    If you are a stockholder of record, you can choose to receive our future proxy materials electronically by following the instructions to vote on the Internet at www.proxyvote.com and when prompted, indicate that you agree to access stockholder communications electronically in future years.

Street Name Holders.    If you are a beneficial owner (as described below in What is the difference between a stockholder of record and a beneficial owner?) your shares are held in street name and you can choose to receive our future proxy materials electronically by visiting www.icsdelivery.com/nvda.

Your choice to receive proxy materials electronically will remain in effect until you contact our Investor Relations Department and tell us otherwise. You may visit the Investor Relations section of our website at www.nvidia.com, send an electronic mail message to irelectronicdelivery@nvidia.com or contact our Investor Relations Department by mail at 2701 San Tomas Expressway, Santa Clara, California 95050.

The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the 2012 Annual Meeting, and if you have not previously requested to receive electronic or paper delivery, you should have received, by mail, a Notice instructing you how to access the materials on the Internet and how to vote your shares.

Who can vote at the 2012 Annual Meeting?

Stockholders of record at the close of business on March 23, 2012, the record date, will be entitled to vote at the 2012 Annual Meeting. On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned by such stockholder as of March 23, 2012. On the record date, there were 617,694,104 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the 2012 Annual Meeting will be available at our headquarters, 2701 San Tomas Expressway, Santa Clara, California for 10 days prior to the 2012 Annual Meeting. If you would like to view the stockholder list, please call our Stock Administration Department at (408) 486-2000 to schedule an appointment.

What is the difference between a stockholder of record and a beneficial owner?

Stockholder of Record.    You are a stockholder of record if at the close of business on March 23, 2012 your shares were registered directly in your name with Computershare Shareowner Services LLC, our transfer agent.

Beneficial Owner.    You are a beneficial owner if your shares were held through a broker or other nominee and not in your name at the close of business on March 23, 2012. Being a beneficial owner means that, like most of our stockholders, your shares are held in street name and your broker sends the Notice or the proxy materials to you. As a beneficial owner, your broker or other nominee is the stockholder of record of your shares. You have the right to direct your broker on how to vote the shares in your account. However, because you are not the stockholder of record, if you would like to vote your shares in person or online at the 2012 Annual Meeting you must obtain a legally valid proxy from your broker prior to the 2012 Annual Meeting. Because of a change in New York Stock Exchange, or NYSE, rules, your broker will not be able to vote your shares on the election of directors or on the advisory approval of executive compensation, unless they receive specific instructions from you. Therefore, you MUST give your broker instructions in order for your vote to be counted on the proposals to elect directors and to conduct an advisory approval of executive compensation. We strongly encourage you to vote.

What am I voting on?

There are five matters scheduled for a vote:

•	Proposal 1: To elect three directors nominated by the Board to hold office until our 2013 Annual Meeting of Stockholders;

•	Proposal 2: To approve the Amended and Restated 2007 Equity Incentive Plan;

•	Proposal 3: To approve the 2012 Employee Stock Purchase Plan;

•	Proposal 4: To approve our executive compensation; and

•	Proposal 5: To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 27, 2013.

In addition, you are entitled to vote on any other matters that are properly brought before the 2012 Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of the three directors nominated by the Board to hold office until our 2013 Annual Meeting of Stockholders;

•	FOR the approval of the Amended and Restated 2007 Equity Incentive Plan;

•	FOR the approval of the 2012 Employee Stock Purchase Plan;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 27, 2013.

How do I vote?

You may either vote FOR any nominee to the Board, you may WITHHOLD your vote for any nominee or you may ABSTAIN from voting for any nominee. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.

Stockholder of Record.    If you are a stockholder of record, there are four ways for you to vote your shares.

In Person.    You may vote in person by coming to the 2012 Annual Meeting. Even if you plan to attend the 2012 Annual Meeting, we urge you to vote by proxy prior to the 2012 Annual Meeting to ensure your vote is counted.

By Proxy via mail.    If you received printed proxy materials, you may submit your proxy by mail by signing and mailing your proxy card. If you return your signed proxy card to us before the 2012 Annual Meeting, your shares will be voted as you have instructed.

By Telephone or over the Internet.    You may submit your proxy by following the instructions provided in the Notice to vote by telephone or over the Internet. If you received a printed version of the proxy materials by mail, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card to vote by telephone or over the Internet.

Beneficial Owner.    If you are a beneficial owner, you should have received a Notice or voting instructions from your broker. You should follow the instructions in the Notice or voting instructions in order to instruct your broker on how to vote your shares. The broker holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person or online at the 2012 Annual Meeting, you must obtain a valid proxy from your broker.

What is a broker non-vote?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, election of directors (even if not contested) and executive compensation, including the advisory approval of executive compensation.

How are votes counted?

Votes will be counted by the inspector of election appointed for the 2012 Annual Meeting, who will separately count, with regard to Proposal 1, the election of three members to our Board named in this proxy statement, FOR votes, WITHHOLD votes, ABSTAIN votes and broker non-votes; and with respect to the other proposals, FOR votes, AGAINST votes, ABSTAIN votes and broker non-votes.

With regard to Proposal 1, the election of directors, shares not present at the meeting, shares voting ABSTAIN and broker non-votes will have no effect. With regard to the other proposals, shares voting ABSTAIN will have the same effect as an AGAINST vote, and shares not present at the meeting and broker non-votes will have no effect.

If you are a stockholder of record and you returned a signed and dated proxy card without marking any voting selections, your shares will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5. If any other matter is properly presented at the 2012 Annual Meeting, either Jen-Hsun Huang or David M. Shannon as your proxyholder will vote your shares using his best judgment.

May I change my vote after submitting my proxy?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the 2012 Annual Meeting in any one of the following four ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: General Counsel/Secretary;

•	you may attend the 2012 Annual Meeting and vote in person; or

•	you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

What is the quorum requirement?

We need a quorum of stockholders to hold our 2012 Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on March 23, 2012 are represented at the 2012 Annual Meeting either in person or by proxy. On the record date, there were 617,694,104 shares of common stock outstanding and entitled to vote, meaning that 308,847,053 shares must be represented in person or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2012 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present at the 2012 Annual Meeting may adjourn the 2012 Annual Meeting to another date.

How many votes are needed to elect directors (Proposal 1)?

We have adopted Bylaw provisions providing for a majority vote standard in non-contested elections. As the number of nominees properly nominated for the 2012 Annual Meeting is the same as the number of directors to be elected, the 2012 Annual Meeting is a non-contested election. Pursuant to our Bylaws, if the number of WITHHOLD votes with respect to a nominee equals or exceeds the number of votes FOR, then the nominee is required to submit his resignation for consideration by our Board and our Nominating and Corporate Governance Committee.

How many votes are needed to approve the Amended and Restated 2007 Equity Incentive Plan (Proposal 2)?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the approval of the Amended and Restated 2007 Equity Incentive Plan. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How many votes are needed to approve the 2012 Employee Stock Purchase Plan (Proposal 3)?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the approval of the 2012 Employee Stock Purchase Plan. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How many votes are needed to approve, on an advisory basis, the compensation of our named executive officers (Proposal 4)?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the advisory approval of the compensation of our named executive officers. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How many votes are needed to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 5)?

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How can I find out the results of the voting at the 2012 Annual Meeting?

Preliminary voting results will be announced at the 2012 Annual Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by May 23, 2012.

Who is paying for this proxy solicitation?

We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, by Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We have also retained MacKenzie Partners on an advisory basis and they may help us solicit proxies from brokers, bank nominees and other institutional owners. We expect to pay MacKenzie Partners a fee of $10,000 for their services. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

If you received more than one Notice or full set of proxy materials then your shares are either registered in more than one name or are held in different accounts. Please complete, sign and return each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.

If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, please contact your broker. Once you have elected “householding” of your communications, “householding” will continue until you are notified otherwise or until you revoke your consent. If any stockholder residing at such an address wishes to receive a separate set of documents, they may telephone our Stock Administration Department at (408) 486-2000 or write to our Stock Administration Department at 2701 San Tomas Expressway, Santa Clara, California 95050.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 5, 2012 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: General Counsel/Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, in the event that we do not hold our 2013 Annual Meeting between April 17, 2013 and June 16, 2013, then the deadline for your proposal is a reasonable time before we begin to print and send our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials, but that may be considered at the 2013 Annual Meeting, you must do so in writing following the above instructions not later than the close of business on December 5, 2012, and not earlier than the close of business on November 5, 2012. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2013 Annual Meeting between April 17, 2013 and June 16, 2013.

Can I view these proxy materials on the NVIDIA website?

Yes. This proxy statement is posted on our Investor Relations website at www.nvidia.com. You also can use this website to view our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 29, 2012. The contents of our website are not a part of this proxy statement.

PROPOSAL 1
ELECTION OF DIRECTORS
At our 2011 Annual Meeting, our stockholders approved the declassification of our board of directors. This declassification will be phased in over the next two years. The two directors that were elected at our 2011 Annual Meeting were, consistent with our director elections in prior years, elected for a three-year term until our 2014 Annual Meeting. At the 2012 Annual Meeting, our stockholders will elect three directors to serve a one-year term until our 2013 Annual Meeting. At the 2013 Annual Meeting, our stockholders will elect directors to serve a one-year term until our 2014 Annual Meeting. As a result, beginning at our 2014 Annual Meeting, all directors will have one-year terms and stand for election annually.
Tench Coxe, Mark L. Perry and Mark A. Stevens are currently directors and were previously elected by our stockholders. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election and unanimously recommended that each nominee be submitted for election to the Board. Our Board approved the recommendation at its meeting held on February 23, 2012. If elected at the 2012 Annual Meeting, each of the nominees will serve until the 2013 Annual Meeting and until his successor is elected or appointed.
The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced. In accordance with our Bylaws, directors are elected if they receive more FOR votes than WITHHOLD votes.
The Nominating and Corporate Governance Committee is responsible for reviewing, assessing and recommending members to the Board for approval. The Nominating and Corporate Governance Committee has not established specific minimum age, education, experience or skill requirements for potential members. In general, the Nominating and Corporate Governance Committee considers numerous factors, such as the nominee’s: independence; gender; ethnic background; personal and professional judgment and integrity; high-level management experience necessary to oversee our business; professional and industry knowledge; collegiality; financial expertise; desirability as a member of any committees of the Board; willingness and ability to devote substantial time and effort to Board responsibilities; experience and the interplay with the experience of other Board members; and ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee also reviews this director’s overall service to NVIDIA during his term, including the number of meetings attended, level of participation and quality of performance. The Nominating and Corporate Governance Committee values diversity as a factor in selecting nominees to serve on the Board and considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.

The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board with regard to the above factors change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee and the Board periodically review and assess the continued relevance of and emphasis on these factors to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee our business.

Listed below are key skills and experience that the Nominating and Corporate Governance Committee and Board consider important for our directors to have in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications and skills relative to this list as of the date of this proxy statement.

•
Senior Management and Operating Experience.    Directors who have served in senior leadership positions are important to us, as they bring insight to constructively review and assess our operating plan and business strategy.

•
Industry and Technical Expertise.    Because we are a technology, hardware and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop and the markets in which we compete.

•
Financial Expertise.    Knowledge of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our financial reporting and internal controls.

•
Public Company Board Experience.    Directors who have served on boards of directors of other public companies have corporate governance experience, a deep understanding of the role and responsibilities of the Board and insight into matters being handled by our Board.

•	Legal Expertise. Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal and regulatory compliance.

•	Understanding of Our People and Products. Directors who have an understanding of our people and products are important to us.

Nominees for Election for a One-Year Term Expiring at Our 2013 Annual Meeting
Tench Coxe is a managing director of the general partner of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was director of marketing and MIS at Digital Communications Associates. Mr. Coxe also serves on the board of directors of Mattersight Corporation, a customer loyalty software firm, and several privately-held companies. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School.
Mr. Coxe has 24 years of experience as an early-stage venture capital investor, principally in the technology industry. He has been a primary investor in and served on the board of directors of several companies. This experience has provided Mr. Coxe with a deep understanding of the technology industry and the drivers of structural change and high-growth opportunities in technology. He has also gained significant financial expertise and experience formulating corporate strategy. Mr. Coxe’s service on boards of directors of other public companies provides him with considerable experience about the best practices of effective boards. Mr. Coxe also has a deep understanding of our people and products, which he acquired over 19 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.
Mark L. Perry is the chairman of Pathway Therapeutics, a private biotechnoogy company, and has served as an independent board member for several biotechnology and high technology companies. From 2007 to 2011, Mr. Perry served as the president and chief executive officer and member of the board of directors of Aerovance, Inc., a biopharmaceutical company. Prior to joining Aerovance, Mr. Perry served as the senior business advisor for Gilead Sciences, Inc., a biopharmaceutical company. Mr. Perry was an executive officer of Gilead from 1994 to 2004, serving in a variety of capacities, including general counsel, chief financial officer and, most recently, executive vice president of operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities. From 1981 to 1994, Mr. Perry was with the law firm of Cooley LLP in San Francisco and Palo Alto, California, serving as a partner of the firm from 1987 until 1994. From 2003 to 2009, Mr. Perry served as a member of the board of directors of Nuvelo, Inc. Mr. Perry holds a B.A. degree in History from the University of California, Berkeley and a J.D. degree from the University of California, Davis.
Through his experience as chief financial officer of a large biotechnology company, Mr. Perry brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. Mr. Perry has also gained significant operating experience, expertise in corporate strategy development and business acumen from serving as the chief executive officer and executive vice president of operations at different companies. As a result of his experience as a partner in a large law firm and as general counsel of a large biopharmaceutical company, Mr. Perry brings to the Board varied experience in legal affairs and corporate governance experience as well as a deep understanding of the role and responsibilities of a board of directors. In addition, Mr. Perry’s service on boards of directors of other public companies has provided him with considerable experience about the best practices of effective boards. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.
Mark A. Stevens is the managing partner of SCubed Capital, a private investment firm. From 1993 to 2011, Mr. Stevens was a managing member of Sequoia Capital, a venture capital investment firm. Prior to that time, beginning in 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia, he held technical sales and marketing positions at Intel Corporation, a technology company, and was a member of the technical staff at Hughes Aircraft Company, an aerospace company. Mr. Stevens currently serves on the board of Alpha and Omega Semiconductor Limited and the board of a privately-held company. He also serves as a Trustee of the University of Southern California and is a part-time lecturer at the Stanford University Graduate School of Business. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in Economics and an M.S. degree in Computer Engineering from the University of Southern California and an M.B.A. degree from Harvard Business School.
Mr. Stevens has 23 years of experience as an early-stage venture capital investor, principally in the technology industry. He has been a primary investor in and has served on the board of directors of several companies. This experience has provided a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities in technology. He has also gained significant experience overseeing corporate strategy and assessing operating plans. Mr. Stevens also has a deep understanding of our people, products, operations and strategic direction, which he acquired by serving on our Board from 1993 to 2006 and from 2008 to the date of the filing of this proxy statement. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.
THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE ELECTION
TO THE BOARD OF EACH NAMED NOMINEE.

PROPOSAL 2
APPROVAL OF AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN
We are asking our stockholders to approve an amendment and restatement of the NVIDIA Corporation 2007 Equity Incentive Plan, or the 2007 Plan, at the 2012 Annual Meeting. The 2007 Plan was originally approved by our Compensation Committee on April 24, 2007 and by our stockholders on June 21, 2007. On March 22, 2012, our Compensation Committee approved the amendment and restatement of the 2007 Plan as the Amended and Restated 2007 Equity Incentive Plan, or the Amended 2007 Plan, subject to approval by our stockholders.
The Amended 2007 Plan contains the following material changes from the 2007 Plan:

•	increases the aggregate number of shares of our common stock authorized for issuance under the Amended 2007 Plan by 25,000,000 shares;

•
increases the maximum number of shares of our common stock that may be issued pursuant to the exercise of "incentive stock options" under the Amended 2007 Plan to 250,000,000 shares of our common stock;

•
eliminates certain minimum vesting requirements for full value awards (that is, awards other than stock options or stock appreciation rights) in accordance with updated guidelines for equity compensation plans established by certain stockholders (although it is still our general practice to grant full value awards with vesting schedules of at least three years, or at least one year in the case of full value awards that vest upon achievement of performance criteria);

•
for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, (i) confirms the applicable award limits for purposes of compliance with Section 162(m), (ii) confirms existing, and adds certain new, performance criteria upon which performance goals may be based with respect to performance awards under the Amended 2007 Plan, and (iii) confirms existing, and adds certain new, permitted means of adjustment when calculating the attainment of performance goals for performance awards granted under the Amended 2007 Plan;

•
clarifies that the prohibition on repricing stock options and stock appreciation rights without prior stockholder approval that applies to “underwater” awards - that is, any outstanding stock option or stock appreciation right with an exercise price greater than the current fair market value of our common stock on the date of exchange - also applies to prohibit the cancellation of such awards in exchange for cash or other stock awards under the Amended 2007 Plan;

•	extends the term of the Amended 2007 Plan through 2022;

•
adds a provision which subjects all awards granted under the Amended 2007 Plan to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law; and

•	makes certain clarifying changes for ease of administration and conformity with applicable law.
The approval of the Amended 2007 Plan will allow us to continue to grant stock options, restricted stock unit awards and other awards at levels determined appropriate by our Compensation Committee. The Amended 2007 Plan will also allow us to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of our employees, consultants and directors, and to provide long term incentives that align the interests of our employees, consultants and directors with the interests of our stockholders.

Approval of the Amended 2007 Plan by our stockholders will also constitute approval of terms and conditions set forth therein that will permit us to grant stock options and performance awards under the Amended 2007 Plan that may qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Section 162(m) of the Code denies a deduction to any publicly held corporation and its affiliates for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. We believe it is in the best interests of the Company and our stockholders to preserve the ability to grant “performance-based compensation” under Section 162(m) of the Code. For the grant of awards under a plan to qualify as “performance-based compensation” under Section 162(m) of the Code, among other things, the plan must (i) describe the employees eligible to receive such awards, (ii) provide a per-person limit on the number of shares subject to stock options and performance stock awards, and the amount of cash that may be subject to performance cash awards, granted to any employee under the plan in any year, and (iii) include one or more pre-established business criteria upon which the performance goals for performance awards may be granted (or become vested or exercisable). These terms must be approved by the stockholders and, accordingly, our stockholders are requested to approve the Amended 2007 Plan, which includes terms regarding eligibility for awards, per-person limits on awards and the business criteria for performance awards granted under the Amended 2007 Plan (as described in the summary below).

If this Proposal 2 is approved by our stockholders, the Amended 2007 Plan will become effective upon the date of the 2012 Annual Meeting. In the event that our stockholders do not approve this Proposal 2, the Amended 2007 Plan will not become effective and the 2007 Plan will continue in its current form.

Description of the Amended and Restated 2007 Equity Incentive Plan

The material features of the Amended 2007 Plan are outlined below. The following description of the Amended 2007 Plan is a summary only and is qualified in its entirety by reference to the complete text of the Amended 2007 Plan. Stockholders are urged to read the actual text of the Amended 2007 Plan in its entirety, which is appended to this Proxy Statement as Appendix A.

Purpose

The Amended 2007 Plan is designed to provide incentives for our employees, directors and consultants to exert maximum efforts for the success of NVIDIA or any affiliate of ours, and to provide a means by which eligible recipients may be given an opportunity to benefit from increases in the value of our common stock. In recent years, we have encountered significant competition for high caliber talent and we believe we must be prepared to offer equity compensation packages that compete with packages offered by our peer group and larger competitors. Therefore, we are asking our stockholders to approve the Amended 2007 Plan so that we can ensure that we have the most qualified, motivated employees possible to help us grow our business.

Successor to Prior Plans

The Amended 2007 Plan is a continuation of our 2007 Plan. The 2007 Plan was the successor to our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors' Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan and the PortalPlayer, Inc. 2004 Stock Incentive Plan, or the Prior Plans.

Types of Awards

The terms of the Amended 2007 Plan provide for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, other stock awards, and performance awards that may be settled in cash, stock, or other property.

Shares Available for Awards

The total number of shares of our common stock available for issuance under the Amended 2007 Plan will consist of 126,845,177 shares, or the Share Reserve, which is the sum of (i) 101,845,177 shares, which is the total reserve that our stockholders approved at our 2007 Annual Meeting, including, but not limited to, the shares remaining available for issuance under the Prior Plans and the Returning Shares and (ii) 25,000,000 new shares. The “Returning Shares” are shares subject to awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to vest in those shares.

As of March 23, 2012, there were 17,181,717 shares of common stock (plus any shares that might in the future be returned to the plan as a result of cancellation or expiration of options) available for future grant under the 2007 Plan. As of March 23, 2012, stock options to purchase approximately 34,353,416 shares were outstanding and full value awards covering an aggregate of 14,287,387 were outstanding under the 2007 Plan (including awards granted under the Prior Plans and the PortalPlayer, Inc. 1999 Stock Option Plan). The weighted-average exercise price of all stock options outstanding as of March 23, 2012 was $14.62 and the weighted-average remaining term of such stock options was 4.68 years. A total of 617,694,104 shares of our common stock were outstanding as of March 23, 2012. As of March 23, 2012, the closing price of our common stock as reported on the NASDAQ Global Select Market was $14.545 per share.

If any shares of our common stock subject to awards granted under the Amended 2007 Plan or the Prior Plans are not delivered to a participant because (i) an award is exercised through a reduction in the number of shares subject to the stock award, or a net exercise, or (ii) shares are reacquired, withheld or not issued to satisfy a tax withholding obligation or if shares are used as consideration for the exercise of a stock option or stock appreciation right, then those shares will not remain available for subsequent issuance under the Amended 2007 Plan. If a stock award is settled in cash, such settlement will not reduce the Share Reserve.
Eligibility

All of our approximately 7,500 employees, 8 non-employee directors and 162 consultants as of March 23, 2012 are eligible to participate in the Amended 2007 Plan and may receive all types of awards other than incentive stock options. Incentive stock options may be granted under the Amended 2007 Plan only to our employees (including officers) and employees of our affiliates.

Section 162(m) Limits

Under the Amended 2007 Plan, subject to adjustment for changes in our capitalization, no participant will be eligible to be granted during any fiscal year more than: (i) a maximum of 2,000,000 shares of our common stock subject to stock options, stock appreciation rights and other stock awards whose value is determined by reference to an increase over an exercise price or strike price of at least 100% of the fair market value of our common stock on the date of grant; (ii) a maximum of 2,000,000 shares of our common stock under performance stock awards; and (iii) a maximum of $6,000,000 under performance cash awards. If a performance stock award is in the form of an option, it will count only against the performance stock award limit. If a performance stock award could be paid out in cash, it will count only against the performance stock award limit. These limits are designed to allow us to grant awards that are exempt from the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

Administration

The Amended 2007 Plan is administered by our Board, which may in turn delegate authority to administer the Amended 2007 Plan to a committee. Our Board has delegated concurrent authority to administer the Amended 2007 Plan to the Compensation Committee, but may, at any time, revest in itself some or all of the power previously delegated to the Compensation Committee. Each of the Board and the Compensation Committee is considered to be a Plan Administrator for purposes of this Proposal 2. Subject to the terms of the Amended 2007 Plan, the Plan Administrator may determine the recipients, numbers and types of awards to be granted, and terms and conditions of the awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Plan Administrator also determines the fair market value applicable to a stock award and the exercise price of stock options and stock appreciation rights granted under the Amended 2007 Plan.

The Plan Administrator may also delegate to one or more officers the authority to designate employees who are not officers to be recipients of certain stock awards and the number of shares subject to such stock awards. Under any such delegation, the Plan Administrator will specify the total number of shares of our common stock that may be subject to the stock awards granted by such officer. The officer may not grant a stock award to himself or herself.

Repricing; Cancellation and Re-Grant of Stock Awards

Under the Amended 2007 Plan, the Plan Administrator does not have the authority to reprice any outstanding stock option or stock appreciation right by reducing the exercise price of the stock option or stock appreciation right or to cancel any outstanding stock option or stock appreciation right that has an exercise price greater than the current fair market value of our common stock in exchange for cash or other stock awards without obtaining the approval of our stockholders within 12 months prior to the repricing or cancellation and re-grant event.

Stock Options

Stock options may be granted under the Amended 2007 Plan pursuant to stock option agreements. The Amended 2007 Plan permits the grant of stock options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Individual stock option agreements may be more restrictive as to any or all of the permissible terms described in this section.

The exercise price of NSOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant. The exercise price of ISOs may not be less than 100% of the fair market value of the common stock subject to the stock option on the date of grant and, in some cases (see Limitations on Incentive Stock Options below), may not be less than 110% of such fair market value.

The term of stock options granted under the Amended 2007 Plan may not exceed ten years and, in some cases (see “Limitations on Incentive Stock Options” below), may not exceed five years. Unless the terms of a participant's stock option agreement or other agreement with us provide for earlier or later termination, if a participant's service relationship with us, or any affiliate of ours, ceases due to death or disability (or the participant dies within a certain period, if any, following cessation of service), the participant, or his or her beneficiary, as applicable, may exercise any vested stock options for up to 12 months after the date the service relationship ends due to the participant's disability or for up to 18 months after the date of the participant's death. Except as explicitly provided otherwise in a participant's stock option agreement or other agreement with us, if a participant's service relationship with us, or any affiliate of ours, is terminated for cause, all stock options held by the participant will terminate upon the date of the participant's termination of service and the participant will be prohibited from exercising any stock option from such termination date. Except as explicitly provided otherwise in a participant's stock option agreement or other agreement with us, if a participant's service relationship with us, or any affiliate of ours, ceases for any other reason other than a "for cause" termination, the participant may exercise any vested stock options for up to 90 days after the date the service relationship ends. Except as explicitly provided otherwise in a participant's stock option agreement or other agreement with us, if a participant's service relationship with us, or any affiliate of ours, terminates due to a "for cause" termination, the participant will forfeit his vested options. Under the Amended 2007 Plan, the stock option term may be extended in the event that exercise of the stock option following termination of service is prohibited by applicable securities laws or would subject the participant to short-swing liability under the Securities Exchange Act of 1934, as amended. In no event may a stock option be exercised after its original expiration date.

Acceptable forms of consideration for the purchase of our common stock pursuant to the exercise of a stock option under the Amended 2007 Plan will be determined by the Plan Administrator and may include: (i) cash, check, bank draft, money order, or electronic funds transfer; (ii) payment pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; (iii) a net exercise feature (for NSOs only); or (iv) other legal consideration approved by the Plan Administrator.

Stock options granted under the Amended 2007 Plan may become exercisable in cumulative increments, or “vest,” as determined by the Plan Administrator at the rate specified in the stock option agreement. Shares covered by different stock options granted under the Amended 2007 Plan may be subject to different vesting schedules as the Plan Administrator may determine. The Plan Administrator also has flexibility to provide for accelerated vesting of stock awards in certain events. In the event that a participant's continuous service terminates due to death, all of the participant's outstanding stock options will become fully vested and exercisable as of such termination date.

Generally, a participant may not transfer a stock option granted under the Amended 2007 Plan other than by will or the laws of descent and distribution or pursuant to a domestic relations order or an official marital settlement agreement. However, to the extent permitted under the terms of the applicable stock option agreement, a participant may designate a beneficiary who may exercise the stock option following the participant's death.

Limitations on Incentive Stock Options

The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by a participant during any calendar year under all of our stock plans may not exceed $100,000. The stock options or portions of stock options that exceed this limit or otherwise fail to qualify as ISOs are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the exercise price of the ISO must be at least 110% of the fair market value of the stock subject to the ISO on the date of grant; and

•	the term of the ISO must not exceed five years from the date of grant.

The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs granted under the Amended 2007 Plan (including stock options granted as incentive stock options under the Prior Plans) is 250,000,000 shares.

Restricted Stock Awards

Restricted stock awards may be granted under the Amended 2007 Plan pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to us, the recipient's services performed for us or an affiliate of ours, or any other form of legal consideration acceptable to the Plan Administrator. Shares of our common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Plan Administrator, provided that in the event that a participant's continuous service terminates due to death, the participant's restricted stock award will become fully vested as of the termination date. Rights to acquire shares of our common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement. Except as otherwise provided in the applicable restricted stock award agreement, restricted stock awards that have not vested will be forfeited or repurchased upon the participant's termination of continuous service for any reason.

Restricted Stock Unit Awards

Restricted stock unit awards may be granted under the Amended 2007 Plan pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the Plan Administrator. We will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock, or in any other form of consideration determined by the Plan Administrator and set forth in the restricted stock unit award agreement. Under the Amended 2007 Plan, dividend equivalents may be credited in respect of shares of our common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Plan Administrator, provided that in the event that a participant's continuous service terminates due to death, the participant's restricted stock unit award will become fully vested as of the termination date. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant's termination of continuous service for any reason.

Stock Appreciation Rights

Stock appreciation rights may be granted under the Amended 2007 Plan pursuant to stock appreciation right agreements. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right will be determined by the Plan Administrator but will in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The Plan Administrator may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate, provided that in the event that a participant's continuous service terminates due to death, the participant's stock appreciation rights will become fully vested as of the termination date. Stock appreciation rights may be paid in our common stock, in cash, in a combination of cash and stock, or in any other form of legal consideration approved by the Plan Administrator and set forth in the stock appreciation right agreement. Stock appreciation rights will be subject to the same conditions upon termination and restrictions on transfer as stock options under the Amended 2007 Plan.

Performance Awards

The Amended 2007 Plan allows NVIDIA to grant cash and stock-based performance awards that may qualify as performance-based compensation that is not subject to the $1 million limitation on the income tax deductibility of compensation paid per covered employee imposed by Section 162(m) of the Code.

A performance stock award is a stock award that may be granted, may vest, or may be exercised upon achievement of pre-determined performance goals. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee, except that the Board also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code. In addition, to the extent permitted by applicable law and the award agreement, the Board (or Compensation Committee, as applicable) may determine that cash may be used in payment of performance stock awards. In the event that a participant's continuous service terminates due to death, the participant's performance stock award will be deemed to have been earned at the target level of performance, will be fully vested and will be issued promptly following the date of death.

A performance cash award is a cash award that is payable contingent upon the achievement of performance goals during a performance period. A performance cash award may also require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Compensation Committee, except that the Board also may make any such determinations to the extent that the award is not intended to comply with Section 162(m) of the Code. The Board (or Compensation Committee, as applicable) may specify the form of payment of performance cash awards, which may be cash or other property, or may provide for a participant to have the option for his or her performance cash award, or such portion thereof as the Board (or Compensation Committee, as applicable) may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable award agreement, the Board (or Compensation Committee, as applicable) may determine that common stock authorized under the Amended 2007 Plan may be used in payment of performance cash awards.

In granting a performance award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured. Within the time period prescribed by Section 162(m) of the Code, at a time when the achievement of the performance goals remains substantially uncertain (typically no later than the earlier of the 90th day of a performance period and the date on which 25% of the performance period has elapsed), the Compensation Committee will establish the performance goals, based upon one or more criteria, or performance criteria, enumerated in the Amended 2007 Plan and described below. As soon as administratively practicable following the end of the performance period, the Compensation Committee will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the Amended 2007 Plan will be based on any one or more of the following performance criteria: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization (EBITDA); (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder's equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) operating margin; (13) margin (including gross margin); (14) operating income; (15) operating income after taxes; (16) net income (before or after taxes); (17) net income (after exclusion of extraordinary items as determined in the discretion of the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board)); (18) net operating income; (19) net operating income after tax; (20) pre- and after-tax income; (21) pre-tax profit; (22) operating cash flow; (23) sales or revenue targets; (24) orders and revenue; (25) increases in revenue or product revenue; (26) expenses and cost reduction goals; (27) improvement in or attainment of expense levels; (28) improvement in or attainment of working capital levels; (29) economic value added (or an equivalent metric); (30) market share; (31) cash flow; (32) cash flow per share; (33) share price performance; (34) debt reduction; (35) implementation or completion of projects or processes; (36) customer satisfaction; (37) stockholders' equity; (38) capital expenditures; (39) debt levels; (40) operating profit or net operating profit; (41) workforce diversity; (42) growth of net income or operating income; (43) billings; (44) bookings; (45) employee retention; (46) quality measures; and (47) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Compensation Committee or Board.

Performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Under the Amended 2007 Plan, unless specified otherwise by the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the performance goals are established, the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) will appropriately make adjustments in the method of calculating the attainment of performance goals for a performance period: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Compensation Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals and to define the manner of calculating the performance criteria it selects to use for a performance period.

Other Stock Awards

Other forms of stock awards valued in whole or in part with reference to our common stock may be granted either alone or in addition to other stock awards under the Amended 2007 Plan. The Plan Administrator will have sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of our common stock to be granted and all other conditions of such other stock awards. In the event a participant's continuous service terminates due to death, then any such other stock awards held by the participant will become fully vested as of the termination date.

Clawback Policy

Awards granted under the Amended 2007 Plan will be subject to recoupment in accordance with any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Plan Administrator may impose other clawback, recovery or recoupment provisions in an award agreement as the Plan Administrator determines necessary or appropriate, including a reacquisition right in respect of previously acquired shares of our common stock or other cash or property upon the occurrence of cause.

Changes to Capital Structure

In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the Amended 2007 Plan; (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of ISOs; (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 162(m) limits; and (iv) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions; Change in Control

In the event of a corporate transaction or a change in control (as defined in the Amended 2007 Plan and described below), outstanding stock awards under the Amended 2007 Plan may be assumed, continued, or substituted by the surviving or acquiring corporation (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue, or substitute such stock awards, then (i) any such stock awards that are held by participants whose continuous service has not terminated immediately prior to the effective time of the transaction will become fully vested and exercisable, and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction and any reacquisition or repurchase rights held by us with respect to such stock awards will lapse, and (ii) all other stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction, provided that any reacquisition or repurchase rights held by us with respect to such stock awards will not terminate and may continue to be exercised.

For purposes of the Amended 2007 Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities, in the case of awards granted on or after the date of the 2012 Annual Meeting, and at least 90% of our outstanding securities, in the case of awards granted prior to the date of the 2012 Annual Meeting; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

For purposes of the Amended 2007 Plan, a change in control generally will be deemed to occur in the event: (i) a person, entity or group acquires, directly or indirectly, securities of NVIDIA representing more than 50% of the combined voting power of our then outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; (ii) there is consummated a merger, consolidation, or similar transaction and, immediately after the consummation of such transaction, our stockholders immediately prior thereto do not own, directly or indirectly, more than 50% of the combined outstanding voting power of the surviving entity or the parent of the surviving entity in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction; (iii) there is consummated a sale or other disposition of all or substantially all of our consolidated assets, other than a sale or other disposition to an entity in which more than 50% of the entity's combined voting power is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such sale or other disposition; or (iv) a majority of our Board becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the Board members or their approved successors.
Plan Amendments and Termination
The Plan Administrator will have the authority to amend or terminate the Amended 2007 Plan at any time. However, except as otherwise provided in the Amended 2007 Plan, no amendment or termination of the Amended 2007 Plan may materially impair any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the Amended 2007 Plan as required by applicable law and listing requirements. Unless sooner terminated, the Amended 2007 Plan will automatically terminate on March 21, 2022, which is the day before the tenth anniversary of the date the Amended 2007 Plan was adopted by our Compensation Committee.
U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income taxation consequences to participants and us with respect to participation in the Amended 2007 Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant's tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired the Amended 2007 Plan. The Amended 2007 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.

Nonstatutory Stock Options

Generally, there is no taxation upon the grant of an NSO if the stock option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the participant is employed by us or one of our affiliates, that income will be subject to withholding taxes. The participant's tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant's capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.

Incentive Stock Options

The Amended 2007 Plan provides for the grant of stock options that qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received on exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

If, however, a participant disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that stock option generally will be an adjustment included in the participant's alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, we are allowed a deduction in an amount equal to the ordinary income includible in income by the participant, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Restricted Stock Awards

Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following his or her receipt of the stock award, to recognize ordinary income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock.

The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Unit Awards

Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of our common stock received over any amount paid by the recipient in exchange for the shares of our common stock. To conform to the requirements of Section 409A of the Code, the shares of our common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant under the Amended 2007 Plan stock appreciation rights separate from any other award or in tandem with other awards under the Amended 2007 Plan. Where the stock appreciation rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date, the recipient will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

New Plan Benefits

Awards under the Amended 2007 Plan are discretionary and are not subject to set benefits or amounts, and we have not approved any awards that are conditioned on stockholder approval of the Amended 2007 Plan. Accordingly, we cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to our executive officers, directors or employees under the Amended 2007 Plan.

2007 Plan Benefits

The following table shows, for each of the named executive officers and the various groups indicated, the number of stock options and restricted stock units underlying shares of our common stock that have been granted (even if not currently outstanding) under the 2007 Plan since its approval by the stockholders in 2007 and through March 23, 2012.

Name and position	Number of shares subject to stock awards
Jen-Hsun Huang Chief Executive Officer and President	2,344,025
Karen Burns Interim Chief Financial Officer	166,600
Ajay K. Puri Executive Vice President, Worldwide Sales	616,813
David M. Shannon Executive Vice President, General Counsel and Secretary	660,125
Debora Shoquist Executive Vice President, Operations	775,850
David L. White Former Executive Vice President and Chief Financial Officer	560,000
All Current Executive Officers as a Group (5 People)	4,563,413
All Current Non-Executive Directors as a Group	1,566,092
All Current and Former Employees as a Group (including all current non-executive officers)	70,880,440
Each Nominee for Director as a Group (3 People)	665,000
Each Associate of any Director, Executive Officer or Nominee	—
Each Other Current 5% Holder or Future 5% Recipient	—

Required Vote and Board of Directors Recommendation

A majority of the shares present, in person or represented by proxy and entitled to vote at the annual meeting must vote “FOR” the Amended 2007 Plan for it to be adopted. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The Amended 2007 Plan will not go into effect if our stockholders do not vote FOR approval of the Amended 2007 Plan. Please vote as soon as possible.
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 3
APPROVAL OF 2012 EMPLOYEE STOCK PURCHASE PLAN
The NVIDIA Corporation 2012 Employee Stock Purchase Plan, or the 2012 Purchase Plan, was adopted by our Compensation Committee on March 22, 2012, subject to stockholder approval. The 2012 Purchase Plan is the successor to our 1998 Employee Stock Purchase Plan, or the 1998 Purchase Plan.
If this Proposal 3 is approved by our stockholders, the 2012 Purchase Plan will become effective upon the date of the 2012 Annual Meeting and no additional purchase rights will be granted under the 1998 Purchase Plan (although all outstanding purchase rights granted under the 1998 Purchase Plan will continue to be subject to the terms of the 1998 Purchase Plan and any offering document describing the terms and conditions of offerings made pursuant to the 1998 Purchase Plan). In the event that our stockholders do not approve this Proposal 3, the 2012 Purchase Plan will not become effective and the 1998 Purchase Plan will continue in its current form.
We believe it is in the best interests of NVIDIA and our stockholders to continue to provide our employees with the opportunity to acquire an ownership interest in NVIDIA through their participation in the 2012 Purchase Plan, encouraging them to remain in our employ and more closely aligning their interests with those of our stockholders.
Description of the 2012 Employee Stock Purchase Plan
The material features of the 2012 Purchase Plan are outlined below. The following description of the 2012 Purchase Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2012 Purchase Plan. Stockholders are urged to read the actual text of the 2012 Purchase Plan in its entirety, which is appended to this Proxy Statement as Appendix B.
Purpose and Background
The purpose of the 2012 Purchase Plan is to provide a means by which certain employees may be given an opportunity to purchase our common stock to attract, motivate, and retain the services of those individuals, and to provide incentives for those individuals to exert maximum efforts toward our success.
The 2012 Purchase Plan includes two components. One component is designed to allow eligible employees to purchase our common stock in a manner that may qualify for favorable tax treatment under Section 423 of the Code. In addition, purchase rights may be granted under a component that does not qualify for such favorable tax treatment because of deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.
Administration
The 2012 Purchase Plan is administered by our Board, which may in turn delegate authority to administer the 2012 Purchase Plan to a committee. Our Board has delegated concurrent authority to administer the 2012 Purchase Plan to the Compensation Committee, but may, at any time, revest in itself some or all of the power previously delegated to the Compensation Committee. Each of the Board and the Compensation Committee is considered to be a Plan Administrator for purposes of this Proposal 3. The Plan Administrator has the final power to construe and interpret both the 2012 Purchase Plan and the purchase rights granted thereunder. The Plan Administrator has the power, subject to the provisions of the 2012 Purchase Plan, to determine the provisions of each offering of rights to purchase our common stock, and whether employees of any of our parent or subsidiary companies will be eligible to participate in the 2012 Purchase Plan.
Stock Subject to 2012 Purchase Plan
If this Proposal 3 is approved, the total number of shares of our common stock reserved for issuance under the 2012 Purchase Plan will not exceed 55,432,333 shares. This aggregate share reserve is the sum of (i) 32,000,000 newly requested shares, (ii) the number of shares that would otherwise remain available for future offerings under the 1998 Purchase Plan as of the effective date of the 2012 Purchase Plan (which may not exceed 8,432,333 shares), and (iii) the number of shares subject to outstanding purchase rights granted under the 1998 Purchase Plan that would otherwise have returned to the 1998 Purchase Plan (such as upon the cancellation or expiration of an outstanding purchase right), as such shares become available from time to time (which may not exceed 15,000,000 shares).
If any purchase right granted under the 2012 Purchase Plan terminates without having been exercised, the shares of common stock not purchased under such purchase right will again become available for issuance under the 2012 Purchase Plan.
As of March 23, 2012, no purchase rights have been granted under the 2012 Purchase Plan.

Offering Periods
Shares of our common stock are offered under the 2012 Purchase Plan through a series of offering periods of such duration as determined by the Plan Administrator, provided that in no event may an offering period exceed 27 months. We may have concurrent or overlapping separate Offerings which vary in terms (although not inconsistent with the provisions in the 2012 Purchase Plan and not inconsistent with the requirements of applicable laws). Each offering period consists of one or more purchase dates, as determined by the Plan Administrator prior to the commencement of that offering period. The Plan Administrator has the authority to alter the duration of subsequent offering periods or change the number of purchase dates within each such offering period. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of our common stock on each purchase date within the offering period. On the purchase date, all contributions collected from the participant are automatically applied to the purchase of our common stock, subject to certain limitations.
The Plan Administrator has the discretion to structure an offering so that if the fair market value of our common stock on the first trading day of a new purchase period within the offering period is less than or equal to the fair market value of our common stock on the first day of the offering period, then that offering will terminate immediately as of that first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering beginning on the first trading day of such new purchase period.
Eligibility
Generally, each regular employee (including officers) employed by us, by any of our parent or subsidiary companies designated by the Plan Administrator, or by any branch or representative office of any of our parent or subsidiary companies designated by the Plan Administrator may participate in offerings under the 2012 Purchase Plan, provided such employee has been in our continuous employment for such period preceding the first day of the offering period as the Plan Administrator may require, but in no event may the required period of continuous employment be greater than two years. In addition, the Plan Administrator may (unless prohibited by law) provide that an employee will not be eligible to be granted purchase rights under the 2012 Purchase Plan unless such employee is customarily employed for more than 20 hours per week and five months per calendar year. The Plan Administrator may provide in any offering that certain of our employees who are “highly compensated” as defined in the Code are not eligible to participate in the 2012 Purchase Plan.
However, no employee is eligible to participate in the 2012 Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock or of any of our parent or subsidiary companies, including any stock which such employee may purchase under all outstanding purchase rights and options. In addition, no employee may purchase more than $25,000 worth of our common stock, valued at the time each purchase right is granted, for each calendar year during which those purchase rights are outstanding.
All of our approximately 7,500 employees working more than 20 hours per week as of March 23, 2012 are eligible to participate in the 2012 Purchase Plan.
Participation in the 2012 Purchase Plan
An eligible employee may enroll in the 2012 Purchase Plan by delivering to us, prior to the date selected by the Plan Administrator as the beginning of an offering period, an agreement authorizing contributions as specified by the Plan Administrator, which may be up to 15% of such employee's earnings during the applicable period.
Purchase Price
The purchase price per share at which shares of our common stock are sold on each purchase date during an offering period will not be less than 85% of the lesser of (i) the fair market value per share of our common stock on that purchase date or (ii) the fair market value per share of our common stock on the first day of the offering period. As of March 23, 2012, the closing price of our common stock as reported on the NASDAQ Global Select Market was $14.545 per share.
Payment of Purchase Price; Contributions
The purchase price of the shares is generally funded by payroll deductions accumulated over the offering period, unless otherwise required by local laws. During an offering, a participant may change his or her rate of contributions, as determined by the Plan Administrator in the offering. All contributions made for a participant are credited to his or her account under the 2012 Purchase Plan and deposited with our general funds.

Purchase of Stock
By executing an agreement to participate in the 2012 Purchase Plan, an employee is entitled to purchase shares under the 2012 Purchase Plan. In connection with offerings made under the 2012 Purchase Plan, the Plan Administrator may specify a maximum number of shares of common stock that each participant may purchase and a maximum aggregate number of shares of common stock that may be purchased by all participants in such offering. If the aggregate number of shares to be purchased upon exercise of outstanding purchase rights in the offering would exceed any such maximum number, the Plan Administrator will make a pro rata allocation of available shares in a uniform and equitable manner. Unless an employee's participation is discontinued, his or her right to purchase shares is exercised automatically on the next purchase date at the applicable price. See “Withdrawal” below.
Withdrawal
Participants may withdraw from a given offering period by delivering a withdrawal form provided by us and terminating their contributions. Such withdrawal may occur at any time prior to the end of an offering, except as otherwise provided by the Plan Administrator. Upon such withdrawal, we will refund accumulated but unused contributions without interest to the employee, and such employee's right to participate in that offering will terminate. However, an employee's withdrawal from an offering does not affect such employee's eligibility to participate in future offerings under the 2012 Purchase Plan.
Termination of Employment
Purchase rights granted pursuant to any offering under the 2012 Purchase Plan terminate immediately upon cessation of employment for any reason or if a participant is otherwise no longer eligible to participate, and we will refund all accumulated contributions to such employee without interest.
Restrictions on Transfer and Sales
Purchase rights granted under the 2012 Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation.
Changes in Capitalization
In the event of certain capitalization adjustments, the Plan Administrator will appropriately adjust: (i) the class(es) and maximum number of securities subject to the 2012 Purchase Plan; (ii) the class(es) and number of securities and price per share in effect under each outstanding purchase right; and (iii) the class(es) and number of securities that are the subject of any purchase limits under each ongoing offering.
Effect of Certain Corporate Transactions
In the event of a corporate transaction (as defined in the 2012 Purchase Plan and described below), any surviving or acquiring corporation (or its parent company) may assume or continue outstanding purchase rights or substitute similar purchase rights for outstanding purchase rights. If the surviving or acquiring corporation (or its parent company) does not assume or continue such rights or substitute similar rights, then the participants' accumulated contributions will be applied to the purchase of shares of our common stock within 10 business days prior to the corporate transaction, and such outstanding purchase rights will terminate immediately thereafter.
For purposes of the 2012 Purchase Plan, a corporate transaction generally will be deemed to occur in the event of the consummation of: (i) a sale or other disposition of all or substantially all of our consolidated assets; (ii) a sale or other disposition of at least 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.
Plan Amendments and Termination
The Plan Administrator may amend or terminate the 2012 Purchase Plan at any time. However, purchase rights granted before amendment or termination of the 2012 Purchase Plan will not be materially impaired by any such amendment or termination, except (i) with the consent of the affected participant, (ii) as necessary to comply with any laws, listing requirements or governmental regulations (including Section 423 of the Code) or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. We will obtain stockholder approval of any amendment to the 2012 Purchase Plan as required by applicable law and listing requirements.

U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the component of the 2012 Purchase Plan intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside or the taxation consequences with respect to participation in any component of the 2012 Purchase Plan not intended to meet the requirements of Section 423 of the Code. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the recipient's tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the disposition of stock acquired under the 2012 Purchase Plan. The 2012 Purchase Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. Our ability to realize the benefit of any tax deductions described below depends on our generation of taxable income as well as the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of our tax reporting obligations.
Under the component of the 2012 Purchase Plan that is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code, a participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were paid directly to the participant. However, no taxable income will be recognized by a participant, and no deductions will be allowable to us, upon either the grant or exercise of purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2012 Purchase Plan, or in the event the participant should die while still owning the purchased shares.
If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.
If the participant sells or disposes of the purchased shares more than two years after the beginning of the offering period in which such shares were acquired and more than one year after the actual purchase date of those shares, the participant will generally recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price or (b) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price. Any further gain or any loss will be taxed as a long-term capital gain or loss. We will not be entitled to an income tax deduction with respect to such disposition.
If the participant still owns the purchased shares at the time of death, then a transfer by the estate will be considered a distribution and the lesser of the following amounts will be treated as ordinary income: (a) the excess of the fair market value of the shares at the time of death over the purchase price or (b) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price. Any further gain or any loss will be taxed as a long-term capital gain or loss.
New Plan Benefits
Participation in the 2012 Purchase Plan will be voluntary and each eligible employee will make his or her own decision whether and to what extent to participate in the 2012 Purchase Plan. In addition, we have not approved any grants of purchase rights that are conditioned on stockholder approval of the 2012 Purchase Plan. Accordingly, we cannot currently determine the benefits or number of shares that will be received in the future by individual employees or groups of employees under the 2012 Purchase Plan. Our non-employee directors will not be eligible to participate in the 2012 Purchase Plan.
Required Vote and Board of Directors Recommendation
A majority of the shares present, in person or represented by proxy and entitled to vote at the annual meeting must vote “FOR” the 2012 Purchase Plan for it to be adopted. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved. The 2012 Purchase Plan will not go into effect if our stockholders do not vote FOR approval of the 2012 Purchase Plan. Please vote as soon as possible.
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 3.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The following is information for each of the members of our Board as of the date of this proxy statement:

Name	Position with NVIDIA	Age	Director Since	Expiration of Term
Tench Coxe	Director	54	June 1993	2012
Mark L. Perry	Director	56	May 2005	2012
Mark A. Stevens	Director	52	September 2008*	2012
James C. Gaither	Director	74	December 1998	2013
Jen-Hsun Huang	Chief Executive Officer, President and Director	49	April 1993	2013
A. Brooke Seawell	Director	64	December 1997	2013
Robert K. Burgess	Director	54	December 2011	2014
Harvey C. Jones	Director	59	November 1993	2014
William J. Miller	Lead Director	66	November 1994	2014

*	Mr. Stevens previously served as a member of our Board from June 1993 until June 2006.
The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director that led the Nominating and Corporate Governance Committee to believe that that director should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members. The biographies of Messrs. Cox, Perry and Stevens, who are the director nominees for reelection at the 2012 Annual Meeting, are contained under Proposal 1-Election of Directors above.

Directors Continuing in Office until our 2013 Annual Meeting

James C. Gaither has been a managing director of Sutter Hill Ventures, a venture capital investment firm, since July 2000. He is a retired partner of the law firm of Cooley LLP and was a partner of the firm from 1971 until 2000 and senior counsel to the firm from 2000 to 2003. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States Supreme Court, special assistant to the Assistant Attorney General in the United States Department of Justice and staff assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University, former vice chairman of the board of directors of The William and Flora Hewlett Foundation and immediate past chairman of the Board of Trustees of The Carnegie Endowment for International Peace. Mr. Gaither holds a B.A. degree in Economics from Princeton University and a J.D. degree from Stanford University Law School.

Mr. Gaither’s broad experience ranges from venture capital investments in early-stage technology companies to extensive and varied experience in legal affairs. Through his role as a venture capitalist, Mr. Gaither brings to the Board business acumen and expertise in corporate strategy development. As a result of his experience as a partner in a large law firm, Mr. Gaither brings to the Board varied experience in legal affairs and corporate governance experience as well as an understanding of the role and responsibilities of a board of directors. Mr. Gaither also has a deep understanding of our people, products, operations and strategic direction which he acquired over 14 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Jen-Hsun Huang co-founded NVIDIA in 1993 and has served since our inception as president, chief executive officer and a member of our Board. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as director of coreware, the business unit responsible for LSI’s “system-on-a-chip” strategy. From 1984 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

Mr. Huang is one of the semiconductor industry’s most respected executives, having led NVIDIA from a start-up to the world’s leader in visual and parallel computing. Under his guidance, we have shown consistent innovation and sharp execution, marked by products that have gained strong market share, even as many competitors have left the marketplace. Mr. Huang has a deep understanding of our products, people, operations and strategic direction which he acquired over the 19 year period since co-founding NVIDIA in 1993. The Board believes that these leadership skills and this successful track record position him to serve

NVIDIA well.

A. Brooke Seawell has been a venture partner with New Enterprise Associates, a venture capital investment firm, since January 2005. From 2000 to 2004, Mr. Seawell was a partner with Technology Crossover Ventures, a venture capital investment firm. From 1997 to 1998, Mr. Seawell was executive vice president of NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. From 1991 to 1997, Mr. Seawell was senior vice president and chief financial officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell serves on the board of directors of Informatica Corporation, a data integration software company, Glu Mobile, Inc., a publisher of mobile games, and several privately-held companies. Mr. Seawell also serves on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance from Stanford University.

Mr. Seawell brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working as a venture capitalist and serving as the chairman of the audit committees of boards of directors of two other public companies. Mr. Seawell also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 15 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Directors Continuing in Office until our 2014 Annual Meeting

Robert K. Burgess has served as an independent investor and board member to technology companies since December 2005. He served as Chief Executive Officer of Macromedia, Inc., a provider of Internet and multimedia software, from 1996 to 2005. He also served on the board of directors of Macromedia from 1996 until 2005, as Chairman of the Board of Macromedia from 1998 until 2005 and as Executive Chairman of Macromedia from 2005 until 2005, when Macromedia was acquired by Adobe Systems Incorporated. Prior to joining Macromedia, Mr. Burgess held key executive positions at Silicon Graphics, Inc., a graphics and computing company, and from 1991 to 1995 served as Chief Executive Officer and a member of the board of directors of Alias Research, Inc., a publicly traded 3D software company, prior to its acquisition by Silicon Graphics. Mr. Burgess currently serves on the board of Adobe Systems Incorporated, IMRIS Inc. and several privately-held companies. Mr. Burgess holds a B.Com. degree from McMaster University in Canada.

As the former Executive Chairman, Chief Executive Officer and Chairman of the Board of Macromedia, as well as several other executive positions, Mr. Burgess has extensive executive leadership experience, as well as extensive knowledge of operational, financial and strategic issues. He also possesses significant experience with business issues in technology organizations as a result of his former executive roles. With more than 15 years experience as a board member of publicly traded companies, Mr. Burgess also has a broad understanding of the role and responsibilities of the board and valuable insight on a number of significant issues in the technology industry.

Harvey C. Jones is the chairman of the board of directors of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. Mr. Jones also serves as a private venture capitalist to technology companies. From 1987 through 1998, Mr. Jones held various positions at Synopsys, Inc., an electronic design automation software company, where he served as chief executive officer through 1994 and as executive chairman of the board of directors until 1998. Prior to Synopsys, Mr. Jones served as president and chief executive officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones served on the board of directors of Wind River Systems, Inc., an embedded software and services provider, from 2004 to 2009. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from the Massachusetts Institute of Technology.

Through his experiences as chairman and chief executive officer of a large global technology company and as co-founder of two technology companies, Mr. Jones brings to the Board an in-depth knowledge of the technology industry, significant operating experience, expertise in corporate strategy development, financial expertise, business acumen and insight into current and emerging business trends. Mr. Jones also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 19 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

William J. Miller has served as an independent board member for several companies and has been an occasional consultant to technology companies since October 1999. From 1996 to 1999, Mr. Miller was chief executive officer and chairman of the board of directors of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as president of Avid Technology from 1996 to 1999. From 1992 to 1995, Mr. Miller served as chief executive officer of Quantum Corporation, a mass storage company. He was a member of the board of directors of Quantum, and Chairman thereof, from 1992 and 1993, respectively, to 1995. From 1981 to 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as executive vice president and president, information services. Mr. Miller serves on the board of directors of Waters Corporation, a scientific instrument manufacturing company, Digimarc Corporation, a developer and supplier of secure identification products and digital watermarking technology, and Glu Mobile, Inc., a publisher of mobile games. Mr. Miller served on the board of directors of Overland Storage, Inc. from 2006 to 2009 and Viewsonic Corporation from 2004 to 2008. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota.

Through his experiences as chief executive officer of two publicly-traded technology companies and as a business consultant to technology companies, Mr. Miller brings to the Board an in-depth knowledge of the technology industry, significant operating experience, expertise in corporate strategy development, financial expertise, business acumen and insight into current and emerging business trends. Additionally, Mr. Miller’s service on boards of directors of other public companies and his varied experience in legal affairs provides him with considerable corporate governance experience, an understanding of the role and responsibilities of a public company board of directors and insight into matters being handled by our Board. Mr. Miller also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 18 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Independence of the Members of the Board of Directors

Our corporate governance policies, as supplemented to date, or the Corporate Governance Policies, require our Board to affirmatively determine that at least 75% of our directors do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and meet any other qualification requirements required by the SEC and The NASDAQ Stock Market LLC, or NASDAQ. This 75% threshold is higher than the majority threshold required by NASDAQ’s rules and regulations. In addition, to be deemed “independent” in any calendar year, directors of NVIDIA must comply with NASDAQ Rules regarding the independence of directors with the following heightened standards: (i) with respect to NASDAQ Rule 5605(a)(2)(B), the dollar threshold is lowered from $120,000 to $100,000; and (ii) with respect to NASDAQ Rule 5605(a)(2)(D), the percentage and dollar threshold is reduced to either 2% of the recipients’ consolidated gross revenues for that year, or $60,000, whichever is greater.

After considering all relevant relationships and transactions, the Board determined all members of the Board are “independent” as defined by NASDAQ’s rules and regulations, except for Jen-Hsun Huang, our president and chief executive officer. Thus, as of the date of the mailing of this proxy statement, 89% of the members of our Board are independent. The Board also determined that all members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards.

Board Leadership Structure

Our Bylaws and Corporate Governance Policies permit the roles of chairman of the board and chief executive officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board’s assessment of its leadership from time to time. The Board believes that our stockholders are best served at this time by not having a chairman of the board and by having a lead independent director, or Lead Director.

In the absence of a chairman of the board, our Corporate Governance Policies provide that our chief executive officer has primary responsibility for preparing the agendas for Board meetings. Our chief executive officer also presides over the portion of the meetings of the Board where he is present.

Given that we do not have a chairman of the board, the Board believes that a Lead Director is an integral part of our Board structure and a critical aspect of effective corporate governance. The independent directors consider the role and designation of the Lead Director on an annual basis. Mr. Miller has been our Lead Director since May 2009. Mr. Miller brings considerable skills and experience, as described above, to the role. In addition, Mr. Miller is Chair of our Nominating and Corporate Governance Committee, which affords him increased engagement with Board governance and composition. Our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include, in part:

•
determining an appropriate schedule of Board meetings, seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations;

•
working independently or with our chief executive officer, seeking input from all directors, as well as the chief executive officer and other relevant management, as to the preparation of the agendas for Board and committee meetings;

•
advising the Board on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material; and

•
coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board, and acting as principal liaison between the independent members of the Board and the chief executive officer on sensitive issues.

As discussed above, a substantial portion of our Board is comprised of independent directors. The active involvement of the independent directors, combined with the qualifications and significant responsibilities of our Lead Director, provide balance on the Board and promote strong, independent oversight of our management and affairs.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our anonymous tip process and corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on risk facing NVIDIA from our chief executive officer or the appropriate “risk owner” within NVIDIA to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. However, it is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Audit Committee Financial Experts

The Board has determined that each of Messrs. Seawell and Perry satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” within the meaning of the SEC rules.

Corporate Governance Policies of the Board of Directors

The Board has documented our governance practices by adopting Corporate Governance Policies to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies set forth the practices the Board follows with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. Our Corporate Governance Policies may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Executive Sessions of the Board

As required under NASDAQ’s listing standards, our independent directors have in the past and will continue to meet regularly in scheduled executive sessions at which only independent directors are present. In fiscal year 2012, our independent directors met in executive session at each of the four regularly scheduled Board meetings.

In addition, independent directors have in the past and will continue to meet regularly in scheduled executive session with our chief executive officer. In fiscal year 2012, our independent directors met in executive session with our chief executive officer at three of the four regularly scheduled Board meetings.

Director Attendance at Annual Meeting

We do not have a formal policy regarding attendance by members of the Board at our annual meetings. We generally schedule a Board meeting in conjunction with our annual meetings and expect that all of our directors will attend each annual meeting, absent a valid reason. Seven of our eight Board members attended our 2011 Annual Meeting.

Board Self-Assessments

The Nominating and Corporate Governance Committee oversees an annual evaluation process, whereby each director evaluates the Board as a whole and each member of the standing committees of the Board evaluates the committees on which they serve. After these evaluations are complete, the results are discussed by the Board and each committee and with each individual director, as applicable, and, if necessary, action plans are developed.

Director Education

The Board believes that director education is integral to Board and committee performance and effectiveness. Directors are expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors. Each of our directors, with the exception of Mr. Burgess, who joined the Board in December 2011, has completed the Stanford Directors’ College, which is affiliated with the Stanford University Law School.

Director Stock Ownership Guidelines

The Board believes that directors should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require each director to hold at least 25,000 shares of our common stock during the period in which they serve as a director, unless our Nominating and Corporate Governance Committee waives the requirement. The 25,000 shares may include vested but unexercised stock options. Directors will have 18 months from the date that they become directors to reach the ownership threshold. Each of our directors currently meets or exceeds the stock ownership requirement, with the exception of Mr. Burgess, who has served as our director since December 2011. The stock ownership guidelines are intended to further align director interests with stockholder interests.

Outside Advisors

The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management’s consent to retain outside advisors. In addition, the principal committees need not obtain either the Board’s or management’s consent to retain outside advisors.

Code of Conduct

We have a Worldwide Code of Conduct that applies to all of our executive officers, directors and employees, including our principal executive officer and principal financial and accounting officer. We also have a Financial Team Code of Conduct that applies to our executive officers, directors and members of our finance, accounting and treasury departments. Both the Worldwide Code of Conduct and the Financial Team Code of Conduct are available under Corporate Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Conduct or the Financial Team Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Conflicts of Interest

We expect our directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. In order to better protect us and our stockholders, we regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives and employees.

Corporate Hotline

We have established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matters of concern (unless prohibited by local privacy laws for employees located in the European Union).

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending written communications addressed to David M. Shannon, our secretary, at NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications we receive that are addressed to the Board will be compiled by our secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating and Corporate Governance Committee.

Nomination of Directors

The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve as directors and recommends candidates for election to the Board. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board. For an explanation of the factors the Nominating and Corporate Governance Committee considers when evaluating candidates and the Board as a whole, please see Proposal 1—Election of Directors above.

The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Matters put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, which will determine whether these matters should be presented to the Board. The Nominating and Corporate Governance Committee will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading Stockholder Communications with the Board of Directors above. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are advised to review our Bylaws, which contain the requirements for director nominations. The Nominating and Corporate Governance Committee did not receive any stockholder nominations during fiscal year 2012.

Majority Vote Standard

As a part of our continuing process of enhancing our corporate governance procedures and to provide our stockholders with a more meaningful role in the outcome of the election of directors, in March 2006, our Board amended our Bylaws to adopt a majority vote standard for non-contested director elections. Our Bylaws now provide that in a non-contested election if the votes cast FOR an incumbent director do not exceed the number of WITHHOLD votes, such incumbent director shall promptly tender his resignation to the Board. The Nominating and Corporate Governance Committee will review the circumstances surrounding the WITHHOLD vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. In making its decision, the Board will evaluate the best interests of NVIDIA and our stockholders and will consider all factors and relevant information. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote. The director who tenders his resignation will not participate in the Board’s or the Nominating and Corporate Governance Committee’s decisions. In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors at that meeting.

Board Meeting Information

The Board met seven times during our fiscal year 2012 and acted by written consent three times. In addition, during fiscal year 2012, the Board attended our Strategic Alignment Meeting, during which they discussed the strategic direction of NVIDIA, explored and discussed new business opportunities and the product roadmap, and addressed possible challenges facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he serves. In fiscal year 2012, each Board member attended 75% or more of the meetings of the Board and of each committee on which he served.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate

Governance Committee. Each of these committees operates under a written charter, which may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

In fiscal year 2006, the Board concluded that having our directors rotate and serve on different committees provides a benefit to us and our stockholders. By rotating among committees, we believe all members are more fully informed regarding the full scope of Board and our activities. The Board believes that such rotations are a good corporate governance practice and intends to make periodic rotations in the future. On February 7, 2012, the Nominating and Corporate Governance Committee examined the composition and chairmanship of the Board’s committees and recommended certain rotations to the full Board for fiscal year 2013, as described below.

Committees and Current Membership	Number of Meetings Held During Fiscal Year 2012 and Committee Functions
Audit	Meetings: 8
Fiscal Year 2012 Mark L. Perry* A. Brooke Seawell Tench Coxe James C. Gaither
Written Consents: 0

•    oversees our corporate accounting and financial reporting process;

•    oversees our internal audit function;

•    evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•    determines and approves the engagement of the independent registered public accounting firm;

•    determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•    reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•    confers with management and our independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•    discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements;

•    reviews the financial statements to be included in our Annual Report on Form 10-K;

•    reviews earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and rating agencies on our quarterly earnings calls;

•    prepares the report required to be included by the SEC rules in our annual proxy statement or Annual Report on Form 10-K; and

•    establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Compensation	Meetings: 11
Fiscal Year 2012 Mark A. Stevens* William J. Miller Harvey C. Jones
Written Consent: 1

•    reviews and approves our overall compensation strategy and policies;

•    reviews and recommends to the Board the compensation of our Board members;

•    reviews and approves the compensation and other terms of employment of our chief executive officer and other executive officers;

•    reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•    reviews and approves written performance goals for our chief executive officer relevant to the compensation of our chief executive officer;

•    reviews and approves the disclosure contained in Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and Annual Report on Form 10-K;

•    administers our stock option and purchase plans, variable compensation plans and other similar programs;

•    assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking; and

•    may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one of more members of the Board.

Committees and Current Membership	Number of Meetings Held During Fiscal Year 2012 and Committee Functions
Nominating and Corporate Governance	Meetings: 3 Written Consents: 0
Fiscal Year 2012 William J. Miller* James C. Gaither Harvey C. Jones Mark A. Stevens
•    identifies, reviews and evaluates candidates to serve as directors;

•    recommends candidates for election to our Board;

•    makes recommendations to the Board regarding committee membership;

•    assesses the performance of the Board and its committees;

•    reviews and assesses our corporate governance principles and practices;

•    approves related party transactions; and

•    establishes procedures for the receipt, retention and treatment of complaints we receive regarding violations of our code of conduct.

*	Committee Chairperson
If all nominees to our Board are elected, effective immediately following our 2012 Annual Meeting, our committees will be composed of the following members:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Mark L. Perry (Chairman)	Mark A. Stevens (Chairman)	William J. Miller (Chairman)
A. Brooke Seawell	William J. Miller	James C. Gaither
James C. Gaither	Tench Coxe	Harvey C. Jones
Harvey C. Jones	Robert K. Burgess	Mark A. Stevens

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
For fiscal year 2012, the Compensation Committee consisted of Messrs. Jones, Miller and Stevens. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. Each of our current directors has purchased and holds shares of our common stock.

DIRECTOR COMPENSATION

In fiscal 2012, our non-employee directors received options to purchase shares of our common stock for their services as members of our Board. Non-employee directors did not receive cash compensation for their services as members of our Board in fiscal 2012, but may have been reimbursed for expenses incurred in attending Board and committee meetings and continuing educational programs as set forth in our Corporate Governance Policies. Directors who are also employees do not receive any fees or equity compensation for service on the Board. Mr. Huang is our only employee director.

Historically, options to purchase shares of our common stock have been automatically granted to our non-employee directors under our 1998 Non-Employee Directors’ Stock Option Plan as incorporated into our 1998 Equity Incentive Plan, which we refer to as the 1998 Plan. Beginning in June 2007, we started granting annual stock option grants on the first trading day after an annual meeting to our non-employee directors from our 2007 Plan. We do not offer change-in-control benefits to our directors, except for the change-in-control vesting acceleration provisions in our equity plans that are applicable to all holders of stock awards under such plans in the event that an acquiring company does not assume or substitute for such outstanding stock awards.

In March 2011, the Compensation Committee undertook its annual review of the type and form of compensation paid to our non-employee directors in connection with their service on our Board and its committees. The Compensation Committee consulted with our human resources department and Exequity LLP, or Exequity, and reviewed peer company data. Based on this review, the Compensation Committee recommended, and the Board approved, the continuation of our policy of aligning directors and stockholders’ interests by providing only equity compensation in the form of stock options and to target the compensation of non-employee directors at approximately the 75th percentile of the peer companies. The Compensation Committee employed the binomial option pricing model to determine grant recommendations whose fair value (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718) approximately aligned with the 75th percentile of our select peer companies’ total annual compensation, both cash and equity, for non-employee directors.

As a result of the review above and except in the case of Mr. Burgess as discussed in footnote (2) to the table below, a stock option for 35,000 shares was granted to each non-employee director on the first trading day following the date of our 2011 Annual Meeting. In order to correlate the vesting of the annual stock option to the non-employee directors’ service on the Board and its committees over the following year, the option vests quarterly over the year following the 2011 Annual Meeting. The options have a term of ten years. If a non-employee director’s service as a director terminates due to death, the grant will immediately fully vest and become exercisable.

The following table provides information regarding compensation of non-employee directors who served during fiscal year 2012:

Director Compensation for Fiscal Year 2012

Name	Option Awards ($) (1)	Total ($) (4)
Robert K. Burgess (2)	384,451	384,451
Tench Coxe (3)	232,750	232,750
James C. Gaither (3)	232,750	232,750
Harvey C. Jones (3)	232,750	232,750
William J. Miller (3)	232,750	232,750
Mark L. Perry (3)	232,750	232,750
A. Brooke Seawell (3)	232,750	232,750
Mark A. Stevens (3)	232,750	232,750
 __________

(1)
Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during fiscal year 2012.

(2)
Mr. Burgess joined our Board on December 8, 2011 and was granted: (a) in connection with his appointment, an initial stock option to purchase 50,000 shares of our common stock, or the Initial Grant, vesting in equal quarterly installments over a three-year period commencing on the date of his appointment to the Board, and (b) as compensation for his service on the Board through the date of the 2012 Annual Meeting, a pro-rated annual stock option to purchase 16,041 shares of NVIDIA common stock, or the Annual Grant, 7,291 shares of which vested on February 19, 2012 and 8,750 shares of which will vest on May 19, 2012. Both stock options have an exercise price of $14.48 per share, which was the closing price of our common stock as reported by NASDAQ on January 10, 2012. The grant date fair value per share for the Initial Grant and Annual Grant as determined under FASB ASC Topic 718 was $6.04 and $5.14, respectively. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2012, filed with the SEC on March 13, 2012.

(3)
On May 19, 2011, each non-employee director (except Mr. Burgess as described in footnote (2) above) received a stock option to purchase 35,000 shares as compensation for his service on the Board and committees with an exercise price of $17.78 per share, which was the closing price of our common stock as reported by NASDAQ on May 19, 2011. The grant date fair value per share for these awards as determined under FASB ASC Topic 718 was $6.65. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2012, filed with the SEC on March 13, 2012.

(4)
As of January 29, 2012, each non-employee director held stock options to purchase the following aggregate number of shares of our common stock: Mr. Burgess, options to purchase 66,041 shares; Mr. Coxe, options to purchase 271,000 shares; Mr. Gaither, options to purchase 271,000 shares; Mr. Jones, options to purchase 254,012 shares; Mr. Miller, options to purchase 511,000 shares; Mr. Perry, options to purchase 271,000 shares; Mr. Seawell, options to purchase 377,500 shares; and Mr. Stevens, options to purchase 35,000 shares.

PROPOSAL 4
APPROVAL OF EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Securities Exchange Act of 1934, as amended, our stockholders are entitled to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. At the 2011 Annual Meeting, our stockholders indicated their preference that NVIDIA solicit a non-binding advisory approval of the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year.  The Board has adopted a policy that is consistent with that preference.  In accordance with that policy, this year, the Board is again asking the stockholders to approve, on an advisory basis, the compensation of NVIDIA's named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this statement.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles and strongly aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead NVIDIA successfully in a competitive environment.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by adopting the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the approval is advisory, it is not binding on the Board or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2012 Annual Meeting.
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 4.

PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for our fiscal year ending January 27, 2013. Stockholder ratification of the Audit Committee’s selection of PwC is not required by our Bylaws or any other governing documents or laws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2012 Annual Meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as votes against the proposal. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

We expect that a representative of PwC will attend the 2012 Annual Meeting. The PwC representative will have an opportunity to make a statement at the 2012 Annual Meeting if he or she so desires. The representative will also be available to respond to appropriate stockholder questions.
THE BOARD RECOMMENDS A VOTE FOR PROPOSAL 5.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.

The Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for fiscal year 2012, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 29, 2012. PwC’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable standards. The Audit Committee oversees these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The Audit Committee approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

NVIDIA has an internal audit function that reports to the Audit Committee. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our system of internal controls and the operating effectiveness of our business processes. The Audit Committee approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP or assess our internal control over financial reporting. The Audit Committee relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2012 with management and our internal control over financial reporting with management and PwC. Specifically, the Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC’s independence and discussed PwC’s independence with PwC.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 29, 2012.

AUDIT COMMITTEE

Mark L. Perry, Chairman
A. Brooke Seawell
Tench Coxe
James Gaither

FEES BILLED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following is a summary of fees billed by PwC for fiscal year 2012 and 2011 for audit, tax and other professional services during the fiscal year:

	Fiscal Year 2012	Fiscal Year 2011
Audit Fees (1)	$3,469,736	$3,314,257
Audit-Related Fees	—	—
Tax Fees (2)	361,620	283,782
All Other Fees (3)	3,600	3,000
Total Fees	$3,834,956	$3,601,039
 __________

(1)
Audit fees included fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, and reviews of our quarterly financial statements and annual report and fees related to statutory audits of some of our international entities.

(2)	Tax fees consisted of fees for tax compliance and consultation services.

(3)	All other fees consisted of fees for products or services other than those included above, including payment to PwC related to the use of an accounting regulatory database.

All of the services provided for fiscal years 2012 and 2011 described above were pre-approved by the Audit Committee or the Chairman of the Audit Committee through the authority granted to him by the Audit Committee, which is described below.

Our Audit Committee determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full Audit Committee provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the Audit Committee has delegated power to Mark L. Perry, the Chairman of our Audit Committee, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the Audit Committee. Mr. Perry then communicates such pre-approval to the full Audit Committee at its next meeting.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 29, 2012 as to shares of our common stock beneficially owned by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent or more of our common stock.

Beneficial ownership is determined in accordance with the SEC’s rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable or restricted stock units that will vest within 60 days of January 29, 2012. Unless otherwise indicated, the address of each of the individuals listed below is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050.

Name of Beneficial Owner (1)	Shares Owned	Shares Issuable Within 60 Days	Total Shares Owned	Percent (%)
Named Executive Officers:
Jen-Hsun Huang (2)	21,492,380	2,015,762	23,508,142	3.83%
Karen T. Burns	13,759	37,491	51,250	*
Ajay K. Puri	62,843	362,645	425,488	*
David M. Shannon (3)	108,771	561,498	670,269	*
Debora Shoquist	20,142	490,410	510,552	*
David L. White (4)	41,250	—	41,250	*
Directors, not including CEO:
Robert K. Burgess	—	11,457	11,457	*
Tench Coxe (5)	1,657,306	262,250	1,919,556	*
James C. Gaither (6)	157,404	262,250	419,654	*
Harvey C. Jones (7)	833,460	245,262	1,078,722	*
William J. Miller (8)	302,808	502,250	805,058	*
Mark L. Perry (9)	50,000	262,250	312,250	*
A. Brooke Seawell (10)	430,000	368,750	798,750	*
Mark A. Stevens (11)	2,045,866	26,250	2,072,116	*
All directors and executive officers as a group (13 persons) (12)	27,174,739	5,408,525	32,583,264	5.28%
5% Stockholders:
FMR LLC (13)	91,601,331	—	91,601,331	14.96%
PRIMECAP Management Company (14)	36,803,891	—	36,803,891	6.01%
Vanguard Group, Inc. (15)	33,515,900	—	33,515,900	5.47%
__________
*    Represents less than 1 percent of the outstanding shares of our common stock.

(1)
This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders is based solely on Schedules 13G or 13G/A filed with the SEC. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownerships are based on 612,191,412 shares of our common stock outstanding as of January 29, 2012, adjusted as required by SEC rules.

(2)
Includes (i) 19,477,489 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust u/a/d May 1, 1995, or the Huang Trust; (ii) 1,237,239 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; (iii) 47,488 shares of common stock held by the Jen-Hsun Huang 2009 Annuity Trust, of which Mr. Huang is trustee; and (iv) 47,488 shares of common stock held by the Lori Lynn Huang 2009 Annuity Trust, of which Mr. Huang’s wife is trustee. By virtue of their status as co-trustees of the Huang Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 19,477,489 shares held by the Huang Trust and 1,237,239 shares held by J. and L. Huang Investments, L.P. and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

(3)	Includes 66,880 shares of common stock held by the Shannon Revocable Trust, of which Mr. Shannon and his wife are co-trustees and of which Mr. Shannon exercises shared voting and investment power.

(4)
Mr. White resigned as our Chief Financial Officer as of March 17, 2011. Mr. White has entered into two market option contracts with respect to 41,250 shares of common stock, which include a put option, granting Mr. White the right to sell the shares at a pre-determined price, and a call option, granting a third party the right to purchase the shares at a pre-determined price from Mr. White.

(5)
Includes 171,312 shares of common stock held in a retirement trust over which Mr. Coxe exercises sole voting and investment power. Mr. Coxe disclaims beneficial ownership in these shares except as to his pecuniary interest in the shares. Also includes 321,849 shares held in the Coxe Revocable Trust, or the Coxe Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership in the shares held by the Coxe Trust, except to the extent of his pecuniary interest therein.

(6)	Represents shares held by the James C. Gaither Revocable Trust, of which Mr. Gaither is the trustee and of which Mr. Gaither exercises sole voting and investment power.

(7)
Represents (i) 750,000 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee and of which Mr. Jones exercises sole voting and investment power, (ii) 71,760 shares of common stock owned by ACK Family Partners, L.P. of which Mr. Jones is a general partner and of which Mr. Jones exercises shared voting and investment power, and (iii) (a) 3,900 shares of common stock owned by the Gregory C. Jones Trust, of which Mr. Jones is co-trustee and of which Mr. Jones exercises shared voting and investment power, (b) 3,900 shares of common stock owned by the Carolyn E. Jones Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power and (c) 3,900 shares of common stock owned by the Harvey C. Jones III Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, collectively, the Jones Children Trusts. Mr. Jones disclaims beneficial ownership of the 71,760 shares of common stock held by ACK Family Partners, L.P., except to the extent of his pecuniary interest therein. Mr. Jones disclaims beneficial ownership of the 11,700 shares of common stock held by the Jones Children Trusts, except to the extent of his pecuniary interest therein.

(8)	Represents shares held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees and of which Mr. Miller exercises shared voting and investment power.

(9)	Represents shares held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.

(10)
Represents shares held by the Rosemary & A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell and his wife are co-trustees and of which Mr. Seawell exercises shared voting and investment power.

(11)	Includes 1,837,866 shares held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power.

(12)	Includes shares owned by all directors and executive officers listed in this beneficial ownership table, except Mr. White who resigned as our Chief Financial Officer effective March 17, 2011.

(13)
This information is based solely on a Schedule 13G/A, dated February 13, 2012, filed with the SEC on February 14, 2012 by FMR LLC, or FMR, reporting its beneficial ownership as of December 31, 2011. The Schedule 13G/A reports that FMR has sole voting power with respect to 6,600,727 shares and sole dispositive power with respect to 91,601,331 shares. FMR is located at 82 Devonshire Street, Boston, Massachusetts 02109.

(14)
This information is based solely on a Schedule 13G/A, dated February 9, 2012, filed with the SEC on February 13, 2012 by PRIMECAP Management Company, or PRIMECAP, reporting its beneficial ownership as of December 31, 2011. The Schedule 13G/A reports that PRIMECAP has sole voting power with respect to 10,162,841 shares and sole dispositive power with respect to 36,803,891 shares. PRIMECAP is located at 225 South Lake Ave., #400, Pasadena, California 91101.

(15)
This information is based solely on a Schedule 13G, dated February 6, 2012, filed with the SEC on February 8, 2012 by The Vanguard Group, Inc., or Vanguard, reporting its beneficial ownership as of December 31, 2011. The Schedule 13G reports that Vanguard has sole voting power with respect to 846,590 shares and sole dispositive power with respect to 32,669,310 shares. Vanguard is located at 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section explains our executive compensation program as it relates to the “named executive officers” listed below whose fiscal year 2012 compensation information is presented in the tables following this discussion in accordance with SEC rules. We compensate our executive officers based on our fiscal year (which ends on the last Sunday of January of each year). Our fiscal year 2012 ran from January 31, 2011 to January 29, 2012. In this section we refer to our named executive officers as our executive officers, our fiscal year 2012 as fiscal 2012, our fiscal year 2011 as fiscal 2011, and NVIDIA Corporation as the Company.

Jen-Hsun Huang	President and Chief Executive Officer, or CEO
Karen Burns	Interim Chief Financial Officer, or Interim CFO (1)
Ajay K. Puri	Executive Vice President, Worldwide Sales
David M. Shannon	Executive Vice President, General Counsel and Secretary
Debora Shoquist	Executive Vice President, Operations
David L. White	Former Executive Vice President and Chief Financial Officer, or Former CFO (2)
__________

(1)	Ms. Burns became our Interim CFO, effective March 17, 2011.

(2)	Mr. White resigned as Executive Vice President and CFO, effective March 17, 2011.

Executive Summary

Our compensation program is designed to attract, retain and motivate a talented, innovative and entrepreneurial team of executives. To do so, we believe that the vast majority of their compensation should be based on performance, both of the individual and of the business. In addition, our compensation programs are structured to recognize both short-term and long-term contributions to the Company.

Response to Fiscal 2011 Say-on-Pay Vote

We conducted our first advisory approval of executive compensation, or say-on-pay vote, last year at our 2011 Annual Meeting of Stockholders. We believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding our compensation program and our decisions regarding executive compensation, as disclosed in our proxy statement. Our Board and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we consider our stockholders’ concerns and the Compensation Committee evaluates whether any actions are necessary to address those concerns. In addition to our annual advisory approval of executive compensation that is consistent with the frequency preferred by our stockholders, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues.

At our 2011 Annual Meeting of Stockholders, while a majority of the votes cast on the say-on-pay proposal voted in support of the compensation paid to our named executive officers for fiscal 2011, approximately 32% of the votes cast were against the proposal. While this vote was only advisory and not binding on the Company, the Board or the Compensation Committee, we have carefully considered the results of the vote in the context of our overall compensation philosophy, as well as our compensation policies and decisions.

In connection with our say-on-pay proposal last year, we proactively engaged with representatives of our stockholders through telephone calls and correspondence involving our senior management and in some cases the chairman of our Compensation Committee to, among other things, understand the rationale for any negative votes. For those stockholders expressing specific concerns, those were primarily about the decision in fiscal 2011 with respect to our variable compensation plan to split the original single annual performance period into two six-month periods with respect to corporate performance. The variable compensation plan had never before been reset mid-year and without doing so, no payout would have occurred under the variable compensation plan for the third consecutive year. In fiscal 2011, the Compensation Committee determined that adjusting the second half performance goals to provide a reasonable opportunity to earn a portion of the target award under the variable compensation plan was necessary to retain and motivate existing employees and attract new employees.

The Compensation Committee considered the outcome of our last say-on-pay vote and the information that we received during our stockholder engagement efforts when evaluating our fiscal 2012 compensation program. After doing so, our Compensation Committee determined that no changes to our compensation programs were necessary for fiscal 2012, but that it wished to avoid any future mid-year resets to the corporate performance goals under our variable compensation plan in order to address the one specific concern raised during our outreach efforts.

Important Features of our Compensation Program

Our compensation program is administered under a rigorous process which includes review of peer group practices, advice of an independent third-party consultant (who reports directly to the Compensation Committee, not to the Company) and long-standing, consistently applied practices with respect to the timing of equity grants and the pricing of stock options.

Other important features of our compensation program include:

•	We do not enter into employment contracts or severance agreements with any of our executive officers, including our CEO. All of our executive officers are “at will” employees of NVIDIA.

•
We do not offer change-in-control benefits to our executive officers, except for the change-in-control vesting acceleration provisions in our equity plans that are applicable to all holders of stock awards under such plans in the event that an acquiring company does not assume or substitute for such outstanding stock awards.

•
None of our executive officers (including our CEO) have any tax reimbursements or supplemental retirement benefits, nor do they receive any perquisites or change-in-control benefits that are not available to all NVIDIA employees.

•
We have determined that each of our executive officers and directors has exceeded our stock ownership guidelines, and, as shown above under Security Ownership of Certain Beneficial Owners and Management, as of January 29, 2012 and assuming a fair market value of our common stock of $14.91 (which was the closing price of our common stock on the last trading day of our fiscal 2012), our CEO has beneficial ownership of shares (including both shares owned at, and shares he has the right to acquire within 60 days of, January 29, 2012) of our common stock having a value in excess of 467 times his base salary and each of our other executive officers has beneficial ownership of shares (including both shares owned at, and shares that such executive officers have the right to acquire within 60 days of, January 29, 2012) of our common stock having a value in excess of 10 times their respective base salaries (except Ms. Burns, who serves in an interim role and who has beneficial ownership of shares of our common stock having a value in excess of two times her base salary).

•	We enforce a “no-hedging” policy in our insider trading policy that prohibits our directors and executive officers from hedging the economic interest in the NVIDIA shares they hold.

•
Since 2009, we have maintained a “clawback” policy for the recovery of performance-based compensation in the event of a financial restatement that, with respect to our CEO and CFO (including our Interim CFO), does not require individual misconduct to be enforced.

•
We review the external marketplace and make internal comparisons among the executive officers when making compensation determinations. The Compensation Committee does not benchmark to specific levels, but rather reviews external marketplace data as one of many factors considered when establishing executive compensation.

•	We structure our executive compensation programs to minimize inappropriate risk-taking by our executives, including capping award levels under the annual variable cash compensation plan.

•
Our executive compensation is heavily weighted toward at-risk, performance-based compensation. In fiscal 2012, approximately 90% of our CEO’s target direct compensation and an average of 55% of our other executive officers’ target direct compensation was in the form of variable cash compensation and stock options that had an exercise price equal to 100% of the fair market value of our common stock on the date of grant.

CEO Compensation

The primary adjustments made to Mr. Huang’s total compensation for fiscal 2012 were to reduce the target total cash compensation and to change the allocation of his cash compensation between elements to better reflect the pay mix used at our Executive Peers and within NVIDIA for our other executive officers. Specifically, the Compensation Committee reduced his total target cash compensation from $2,100,000 for fiscal 2011 to $2,000,000 for fiscal 2012 (which placed him slightly above the 50th percentile of our Executive Peers). To accomplish this, the Compensation Committee increased Mr. Huang’s base salary from $600,000 to $750,000, which, as increased, remained below the 50th percentile of our Executive Peers and decreased his variable cash compensation target level to $1,250,000, which, as decreased, was between the 50th and 75th percentiles compared to CEOs at our Executive Peers.

Our analysis shows that Mr. Huang’s compensation is well-aligned to our total shareholder return performance, or TSR performance, on a relative basis compared to the CEO compensation and TSR performance of our Executive Peers (as defined below) over the one- and three-year periods ending on January 30, 2012, which is the last day of the month that is closest to the last day of our fiscal 2012. For this analysis, we used the most recent pay data published by our Executive Peers. We determined our percentile ranking for CEO pay and TSR performance for each period and then weighted the three-year period as 60% and the one-year period as 40% of the calculation to emphasize long-term pay. We next subtracted the weighted CEO pay ranking from the weighted TSR ranking to obtain the relative degree of alignment between our CEO compensation and TSR performance to the CEO compensation and TSR performance of our Executive Peers. We believe the resulting score of less than -30 reflects an alignment between our CEO pay and our TSR performance on a relative basis compared to our Executive Peers.

Additionally, we believe that Mr. Huang’s total compensation for fiscal 2012 was reasonable compared to the compensation of the CEOs of our Executive Peers. Based on the most recent pay data published by our Executive Peers, Mr. Huang’s fiscal 2012 compensation was below the median CEO compensation of our Executive Peers, which we find reasonable and appropriate as further explained below.

Pay for Performance

Our variable cash compensation program links executive pay to Company and individual performance. In fiscal 2012, we established a variable compensation program, or our Variable Plan, which provides that up to 50% of the target opportunity is earned based on how well the executive officer performs against his or her individual objectives, and up to 50% of the target opportunity is earned based on our success at achieving a financial performance target. For fiscal 2012, the Committee selected net income as the financial performance target under the Variable Plan. For purposes of determining net income, the Committee determined that it would evaluate the Company’s GAAP net income results for fiscal 2012 and would exclude extraordinary, non-recurring charges and credits, in the Committee’s discretion, which we call the Non-GAAP Net Income. The Committee believed that Non-GAAP Net Income better enabled evaluation of operating results on a consistent and comparable basis than objectives in conformity with GAAP would. For fiscal 2012, the Committee set a Non-GAAP Net Income target of $432 million (with a threshold level of $282 million and a maximum level of $666 million), based on the forecasts developed by management at the beginning of fiscal 2012. As a reference, we had a GAAP net income for fiscal 2011 of $253.1 million and felt the target goal for fiscal 2012 was challenging but possible with very hard work. The Company achieved a Non-GAAP Net Income in fiscal 2012 of $616.9 million (which excluded amortization of acquired intangible assets and acquisition charges related to our acquisition of Icera Inc. in fiscal 2012 and a settlement charge) which resulted in funding the corporate financial award component between the target and maximum payout levels.

Executive Compensation Philosophy and Overview

The primary goal for our executive compensation program is to attract, motivate and retain a talented, innovative and entrepreneurial team of executives who will provide leadership for our success in a dynamic, competitive market. We seek to accomplish this goal in a way that is aligned with our business objectives, our performance and the long-term interests of our stockholders. We design our executive compensation program to position NVIDIA competitively among the companies against which we recruit and compete for talent. We also consider the financial obligations created by our executive compensation program, as well as the equity expense and the potential dilution of stockholder ownership.

Consistent with recent years, the principal components of our executive compensation program for fiscal 2012 consisted primarily of equity compensation, variable cash compensation and base salaries. The Compensation Committee does not use a strict weighting system between compensation elements for each executive officer, but instead considers the total compensation necessary to motivate and retain these individuals with a mix that places greater weight on performance-based components, including variable cash compensation and equity compensation. The Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for near term results, while equity incentives motivate executives to increase and sustain stockholder value in the longer term. In determining the mix between cash and equity, the total cash compensation opportunity (base salary and variable cash compensation) was generally weighted less than the total equity compensation opportunity for our named executive officers.

Determining Executive Compensation

Role of the Compensation Committee, Compensation Consultants, and Management

The Compensation Committee meets periodically on a regular schedule throughout the year to manage our compensation program. The Compensation Committee determines the principal components of compensation for our executive officers on an annual basis, typically at the beginning of the applicable fiscal year. The Compensation Committee then meets again mid-year in preparation for the equity grants that are made in September each year, and has the opportunity to review and revise compensation decisions at that time.

In making its decisions, the Compensation Committee obtains advice from an independent executive compensation consultant engaged directly by the Compensation Committee. For fiscal 2012, the Compensation Committee engaged Exequity LLP, or Exequity, to act as its independent compensation consultant. Exequity took its direction from the Compensation Committee Chairman and interacted with management (our CEO and human resources department) to obtain compensation data that management gathered for our peer groups of companies, based on parameters established by the Compensation Committee, from the Radford Global Technology Survey (for decisions in March and August 2011). Exequity provided the Compensation Committee with the following services in fiscal 2012:

•	reviewed and provided recommendations on composition of peer groups;

•	analyzed the Radford survey data;

•
conducted an independent analysis and review of the compensation arrangements for our CEO and provided recommendations to the Compensation Committee regarding base salary, variable cash compensation and equity grant level for our CEO;

•	conducted a review of compensation for our Board, and provided recommendations to the Compensation Committee and the Board regarding Board pay structure;

•	updated the Compensation Committee on emerging trends/best practices in the area of executive and Board compensation;

•	reviewed and provided feedback on our compensation risk analysis; and

•	reviewed the Compensation Discussion and Analysis for inclusion in our proxy statement.

Exequity does not provide any services directly to NVIDIA. However, NVIDIA paid the cost for Exequity’s services on behalf of the Compensation Committee for fiscal 2012.

With respect to compensation for our CEO, the Compensation Committee, working directly with its compensation consultant and without the presence of our CEO, deliberates and makes decisions regarding the salary, variable incentive compensation level and equity-based compensation opportunity to be awarded to our CEO for the new fiscal year, as well as variable compensation payouts for the prior fiscal year. The Compensation Committee establishes the written individual performance goals for our CEO. The Compensation Committee evaluates the CEO’s performance taking into account a self-review prepared by the CEO and the Compensation Committee’s own judgment of the results achieved by our CEO as compared to goals established at the beginning of the fiscal year.

In setting compensation for our executive officers, the Compensation Committee solicits input of our CEO, who recommends to the Compensation Committee the salary, variable incentive compensation level and equity-based compensation to be awarded to our executive officers (other than himself) for the new fiscal year. Our CEO also recommends, subject to the approval of the Compensation Committee, the individual performance goals for our executive officers (other than himself) for the new fiscal year. The CEO then evaluates the performance of the other executive officers at the end of the fiscal year and makes the related recommendations on variable compensation payouts for that fiscal year. The Compensation Committee gives considerable weight to our CEO’s evaluations because of his direct knowledge of each executive’s performance and contributions.

The Compensation Committee remains solely responsible for making the final decisions on compensation for our executive officers, including our CEO. No executive officer is present during discussions of his or her compensation package or participates directly in approving the amount of any component of his or her own compensation package.

Factors Used in Determining Executive Compensation

In any given year, when establishing the elements of executive compensation, the Compensation Committee may take into consideration one or more of the following factors:

•
the belief that the total compensation opportunity and the percentage of total compensation “at risk” should increase as the level of responsibility rises—e.g., because the CEO has overall responsibility for our entire company, his total compensation opportunity is significantly greater, as is his percentage of performance-based compensation;

•
internal pay equity—that is, we assess an executive officer’s responsibilities, the scope of their position and the complexity of the department or function they manage, relative to their internal peers, and set compensation levels within a relatively narrow band for comparably situated executives;

•	the Company’s performance, operating budget and expected financial constraints;

•	the trends in compensation paid to similarly situated officers at our Executive Peers (as defined below);

•	the 50th and 75th percentiles of compensation paid to our Executive Peers;

•	an executive’s historical and anticipated performance;

•	the need to motivate executives to address particular business challenges that are unique to any given year;

•	the independent judgment of the members of our Compensation Committee;

•	our CEO’s recommendations, because of his direct knowledge of the results delivered and leadership demonstrated by each executive;

•
a review of a current executive officer’s total compensation as set forth in a tally sheet that includes (i) current and past base salary, (ii) target and actual variable compensation in previous years, (iii) amount and value of shares granted to each executive officer in the prior four fiscal years, and (iv) the 50th percentile and 75th percentile of compensation levels paid to executives in similar positions at our Executive Peers, as we believe this helps us in determining the amount of compensation that is needed to attract, retain and motivate our executives; and

•	the total compensation cost and stockholder dilution resulting from executive compensation actions as we believe this helps us maintain a responsible cost structure for our compensation programs.

The relative weight, if any, given to each of the factors above varies with each individual executive officer and with respect to each element of compensation at the sole discretion of the Compensation Committee.

Peer Companies and Market Compensation Data

The Compensation Committee reviews market practices for compensating our desired talent pool, including data from our Peer Companies (as described below), for the three major components of our compensation program. When reviewing and analyzing the amount of each major component and the total compensation opportunity for our executive officers, the Compensation Committee reviews each component at the 50th and 75th percentile for our Executive Peers (as defined below) for guidance. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries “at the 50th percentile” or equity compensation “at the 75th percentile.” Rather, the Compensation Committee reviews this peer data as a reference point in determining whether the total compensation opportunity is likely to provide sufficient motivation and retention as well as whether it properly reflects the executive’s role and scope of responsibilities relative to companies with whom we compete for talent. The Compensation Committee chooses the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on this peer data and in part on the factors discussed above in Factors Used in Determining Executive Compensation and below in respect of actual decisions for fiscal 2012.

In late fiscal 2011, Exequity and our human resources department recommended and our Compensation Committee approved three different groups of Peer Companies for fiscal 2012: Executive Peers, Large Peers and Semiconductor Peers. Executive Peers are companies that (i) we generally think we compete with for executive talent, (ii) have an established business, market presence, and complexity similar to us, and (iii) are of similar size to us as measured by revenue and market capitalizations at roughly 0.5-2.0x NVIDIA. For Executive Peers, the median revenue and market capitalization was approximately $4.1 billion and $16.0 billion, respectively, which closely approximates the Company’s revenue and market capitalization. Large Peers consist of larger technology companies and is used as a comparison of product development and division management roles. Semiconductor Peers are all the companies in the semiconductor industry within the Executive Peer group and are used as a secondary reference point for executive compensation. The Compensation Committee uses the Large Peers and Semiconductor Peers to monitor trends in compensation generally. The Compensation Committee views the Executive Peer data as more indicative of the level of compensation necessary to attract, retain and motivate executives and uses this data in the tally sheets.

For fiscal 2012, our Executive Peers (listed under the column titled “EX” below), Large Peers (listed under the column titled “LP” below) and Semiconductor Peers (listed under the column titled “SC” below) consisted of the companies listed below, or our Peer Companies.

Company Name	EX	LP	SC	Company Name	EX	LP	SC
Activision Blizzard, Inc.	X			Intel Corporation		X
Adobe Systems, Inc.	X			Intuit, Inc.	X
Advanced Micro Devices, Inc.	X		X	Juniper Networks, Inc.	X
Agilent Technologies, Inc.	X			KLA-Tencor Corporation	X
Altera Corporation	X		X	LSI Corporation	X		X
Amazon.Com, Inc.		X		Marvell Technology Group LTD	X		X
Analog Devices, Inc.	X		X	Maxim Integrated Products, Inc.	X		X
Apple, Inc.		X		Micron Technology, Inc.	X		X
Autodesk, Inc.	X			Microsoft Corporation		X
Broadcom Corporation	X		X	Motorola, Inc.		X
Cisco Systems, Inc.		X		NetApp, Inc.	X
Dell, Inc.		X		Oracle Corporation		X
eBay, Inc.		X		QUALCOMM Incorporated	X	X
Electronic Arts, Inc.	X			SanDisk Corporation	X		X
EMC Corporation		X		Symantec Corporation	X
Google, Inc.		X		Texas Instruments, Inc.	X	X	X
Hewlett-Packard Company		X		Xilinx, Inc.	X		X
International Business Machines Corporation		X

Elements of Compensation
Equity Compensation
The Compensation Committee believes that equity compensation is the most important element of our total compensation package, and for that reason, generally more than 50% of the total target value of the annual compensation opportunity for each of our executive officers is provided as equity compensation. The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. The Compensation Committee also believes that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. Further, the Compensation Committee believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and employees.
In recent years, we have granted a mix of stock options and restricted stock units, or RSUs. Each stock option grant allows the executive officer the opportunity to acquire shares of our common stock at a fixed price per share (the closing price of our common stock on the date of grant) over a specified period of time. Options vest based on continued service over a specified period, most recently over a four-year period with a one-year cliff. As a result of the way we structure our option awards, options provide a return to our executive officers only if the market price of our common stock appreciates over the option term and only if the executive officer remains with NVIDIA through each vesting date.
Each RSU grant allows the executive officer the opportunity to acquire shares of our common stock subject to continued service on each vesting date, most recently over a four-year period. The value of each RSU increases or decreases with our stock price (which, in recent years, has been highly volatile). The Compensation Committee realizes that RSUs provide some level of certain return as executives do not pay an exercise price on the award, and the Compensation Committee believes this time-based return has served a necessary retention purpose in recent years due to the volatility of our stock, especially as the majority of our Peer Companies award RSUs. Finally, the Compensation Committee uses RSUs as a tool to manage the dilutive effect of our compensation program, as we generally award fewer RSUs than we would options in order to achieve the desired grant value of the equity award, since the grant date value of one share of stock subject to an RSU, using customary valuation principles, is greater than the value of one share of stock subject to a stock option.
For fiscal 2012, the Compensation Committee determined the aggregate size of the annual equity award taking into account the desire to create a meaningful opportunity for stock ownership, the need for internal pay equity, dilution management as determined by reference to our equity budget for the year for the entire company, the effect of the award size on the total target compensation opportunity for the year and whether the award size is likely to achieve our motivation and retention goals. As noted above under Factors Used in Determining Executive Compensation, no one single factor was determinative and there was no formula or specific weighting to equity compensation that was used. In considering motivation and retention, the Compensation Committee reviewed the tally sheet analysis.
For fiscal 2012, once the desired aggregate value was determined (using a projected hypothetical stock price value that was higher than the fair market value on the ultimate date of grant), the Compensation Committee divided the value in half—allocating 50% to the grant in the first half of the fiscal year and 50% to the grant in the second half of the fiscal year.
With regards to allocating between options and RSUs, for fiscal 2012, the Compensation Committee split the target grant date value roughly equally (other than with respect to Mr. Huang). In general, the Compensation Committee believed this 50/50 value ratio of options to RSUs was appropriate because it was equally concerned with motivating long-term value creation (through the need for sustained increases in our stock price for stock options to have meaningful value) and promoting retention (through limiting the risk associated with our stock price volatility by granting RSUs). However, with respect to Mr. Huang, due to his history with NVIDIA as a founder, his accumulated stock holdings, and his deep ties to the Company, the Compensation Committee did not have the same retention concerns as it did for other executive officers. In addition, given his responsibility for the operations and performance of the entire enterprise, the Compensation Committee determined that the compensation he receives from equity grants should be based solely on stock price appreciation to reinforce his focus on long-term stockholder value creation.
For fiscal 2012, in determining the number of shares needed to achieve the 50/50 value ratio of options to RSUs, the Compensation Committee used a ratio of approximately three stock option shares to one RSU share, as this was determined to approximate the relative grant date fair values of the awards (using a Black-Scholes model). The Compensation Committee determined the number of RSUs by using a hypothetical projected fair market value (for the future grant date) for our common stock, and then multiplied the resulting number of shares by three to determine the number of shares subject to the option grant. We note that because the fair market value on the date of grant was lower than the projected hypothetical value used to determine the aggregate award value at the time the Compensation Committee made its decisions, the actual grant date value is not evenly split between options and RSUs and is lower, in the aggregate, than the value that was originally targeted by our Compensation

Committee. Even though the fair market value was lower than anticipated on the grant date, we did not increase the number of shares to be granted in order to reach the originally determined target value. We also note that the grant date value of the respective equity awards does not correspond to the actual economic value that may be realized by an executive officer upon vesting or exercise of these awards. The actual economic value of these awards will depend directly on the performance of our stock price over the period during which the RSUs vest and options can be exercised and the executive’s decision on exercise and sale (which decision may be constrained by our stock ownership guidelines). An option award may result in no income to the employee if our stock price does not exceed the exercise price at the time of exercise and ultimately at the time of sale.
The Compensation Committee made the first half grants in March 2011 as shown in the table below. The Compensation Committee did not grant any equity awards to Mr. White, as he resigned as CFO in March 2011. In August 2011, the Compensation Committee reviewed the grant sizes for the second half of the year that had been established at the start of fiscal 2012 and decided no changes were necessary, with the exception of Ms. Burns who received additional grants for the second half of the year reflecting her role and increased responsibility as Interim CFO.

	Stock Options			Restricted Stock Units			Actual Aggregate Grant Date Fair Value	Market Positioning of Equity Awards
Name	March 2011	September 2011	Total	March 2011	September 2011	Total
Jen-Hsun Huang	250,000	250,000	500,000	—	—	—	$4,150,000	50th
Karen Burns	9,000	25,000	34,000	3,000	10,000	13,000	$470,470	50th-75th
Ajay K. Puri	42,500	42,500	85,000	12,500	12,500	25,000	$1,123,350	50th-75th
David M. Shannon	42,500	42,500	85,000	12,500	12,500	25,000	$1,106,625	50th-75th
Debora Shoquist	40,000	40,000	80,000	10,000	10,000	20,000	$1,000,800	50th-75th
David L. White (1)	—	—	—	—	—	—	—	—
__________

(1)	As a result of Mr. White’s employment ending with us in March 2011, Mr. White was not eligible to receive any equity grants for fiscal 2012.

Variable Cash Compensation
Variable cash compensation, administered under our Variable Plan, is designed to align executive compensation with the executive officer’s individual performance and our annual financial performance. The Variable Plan provides that up to 50% of the target opportunity, which we call the Individual Target Amount, is earned based on how well the executive officer performs against his or her individual objectives, which earned amount we call the Individual Component and up to 50% of the target opportunity, which we call the Corporate Target Amount, is earned based on our success at achieving a financial performance target, which earned amount we call the Corporate Component.
The total target opportunity (that is, the Individual Target Amount plus the Corporate Target Amount), or Cash Target, is equal to a specified percentage of the executive officer’s base salary. At the beginning of each fiscal year, our Compensation Committee generally establishes the Cash Target for each executive officer. In March 2011, the Compensation Committee reviewed the Cash Target for each named executive officer for the prior year, and made the adjustments, if any, as discussed in the table below. In determining the Cash Target, the Compensation Committee reviewed the tally sheets, which include the target cash opportunity (expressed as a percentage of base salary) for similarly situated executives at the 50th percentile and 75th percentiles of our Executive Peers. The Compensation Committee took into account that the performance goal for our fiscal 2012 Variable Plan was set at a target level generally deserving of compensation that would be above the 50th percentile and closer to the 75th percentile for our Executive Peers. However, the Compensation Committee did not benchmark to a specific level, and also considered internal pay equity, the desired mix for base salary as compared to variable cash compensation for that executive and our compensation budget for fiscal 2012.
In March 2011, the Compensation Committee decided to modify Mr. Huang’s pay mix to better reflect the market norms for our Executive Peers. Specifically, while his fiscal 2011 base salary of $600,000 placed him in the lowest quartile of CEOs at our Executive Peers, his fiscal 2011 Cash Target was significantly above the 75th percentile. For fiscal 2012, the Compensation Committee increased his base salary to $750,000, which was slightly below the 50th percentile of our Executive Peers and decreased his Cash Target to 167% of base salary, or $1,250,000, which was between the 50th and 75th percentiles compared to CEOs at our

Executive Peers. At the same time, the Compensation Committee also adjusted the Cash Target for Ms. Shoquist, which they felt better reflected her role and scope of responsibilities relative to our Executive Peers with whom we compete for talent. The Compensation Committee retained the prior year’s Cash Targets for Messrs. Puri, Shannon and White, as the Compensation Committee felt the fiscal 2011 Cash Targets were consistent with the opportunities provided by our Executive Peers to similarly situated executives, and appropriately served our motivation and retention objectives. However, in August 2011, the Compensation Committee increased Mr. Puri’s cash target $100,000 to $485,000, reflecting his increased responsibilities and level of contribution.
Ms. Burns became Interim CFO in March 2011 but, given the interim nature of her role, she was not appointed to our executive staff, or Estaff. As a result, she was not eligible to participate in the Variable Plan as this plan is only available to Estaff members.

Executive Officer	Cash Target	% of Salary	Market Position of Dollar Value of Variable Cash	Market Position of Total Cash Opportunity (Salary + Variable Cash)
Jen-Hsun Huang	$1,250,000	167%	50th	50th
Karen Burns (1)			50th-75th	50th-75th
Ajay K. Puri	$485,000	114%	50th-75th	50th-75th
David M. Shannon	$385,000	91%	50th-75th	50th-75th
Debora Shoquist	$250,000	63%	50th-75th	50th-75th
David L. White	$385,000	91%	—	—
__________

(1)	Ms. Burns became Interim CFO in March 2011 and was not eligible to participate in the Variable Plan.
With respect to the Individual Component, for fiscal 2012, 75% of the Individual Target Amount was weighted toward specified individual strategic objectives and 25% of the Individual Target Amount was weighted towards overall leadership demonstrated at NVIDIA. For fiscal year 2012, we implemented a maximum payout cap on the Individual Component of two times the amount of our executive officers’ Individual Target Amount. The individual strategic objectives generally included results to be achieved in the executive officer’s function or area, such as revenue growth, gross margin improvement, quality of products delivered and reducing waste. Leadership objectives included hiring exceptional talent, building a strong organization, improving core processes and supporting global expansion. The Compensation Committee did not use a formula or assign a particular weight to any individual strategic goal in determining the Cash Target for our executive officers. Rather, the Compensation Committee’s determination of the Individual Component was subjective and taken with regard to the totality of the executive’s achievements.
With respect to the Corporate Component, for fiscal 2012, 100% of the Corporate Target Amount was dependent upon achievement of a Non-GAAP Net Income goal. As described above, the Committee determined that it would take the Company’s GAAP net income results for fiscal 2012 and exclude extraordinary, non-recurring charges and credits, in the Committee’s discretion, which we call the Non-GAAP Net Income. The Committee believed that Non-GAAP Net Income better enabled evaluation of operating results on a consistent and comparable basis than objectives in conformity with GAAP would have allowed. For fiscal 2012, the Committee set a Non-GAAP Net Income target of $432 million (with a threshold target level of $282 million and a maximum level of $666 million), based on the forecasts developed by management at the beginning of fiscal 2012. As a reference, we had a GAAP net income for fiscal 2011 of $253.1 million and felt the target goal for fiscal 2012 was challenging but possible with very hard work. No amount of the Corporate Component would be earned unless the Company exceeded the threshold level of performance. For fiscal year 2012, we continued our maximum payout cap on the Corporate Component of two times the amount of our executive officers’ Corporate Target Amount. Payouts would be interpolated on a straight line for achievement between the threshold and target if our Non-GAAP Net Income results fell between these two points and the payouts would be interpolated on a straight line for achievement between the target and maximum if our Non-GAAP Net Income results fell between these two points.

	Non-GAAP Net Income	Payout of Pro-Rated Corporate Target Amount
Threshold Goal	$282 million	50.00%
Target Goal	$432 million	100.00%
Maximum Goal	$666 million	200.00%

 After the close of fiscal 2012, the Compensation Committee determined that the Company achieved Non-GAAP Net Income (which excluded amortization of acquired intangible assets and acquisition charges related to our acquisition of Icera Inc. in fiscal 2012 and a settlement charge) in fiscal 2012 of $616.9 million, which was 179% of the Corporate Target Amount.
The Compensation Committee also evaluated each executive officer’s performance to determine the Individual Component payout in March 2012 as follows:

•
Mr. Huang: The Compensation Committee determined that Mr. Huang achieved the following individual performance goals in fiscal 2012: materially increased revenue and gross margin as compared to fiscal 2011, grew Tegra business to assist the Company in establishing a meaningful presence in the mobile industry, led the design teams to critical improvements in our product architecture and identified new growth drivers for our business model. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Mr. Huang of 100% of his Individual Target Amount.

•
Ms. Burns: Ms. Burns became Interim CFO in March 2011 but, given the interim nature of her role, she was not appointed to our Estaff. As a result, she was not eligible to participate in the Variable Plan as this plan is only available to Estaff members.

•
Mr. Puri: The Compensation Committee determined that Mr. Puri achieved the following performance goals in fiscal 2012: led sales organization’s contributions toward materially increased revenue and gross margin as compared to fiscal 2011, achieved critical successes in the sales GeForce, Tegra and Tesla, and led improvements to the infrastructure and staffing of the sales organization. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Mr. Puri of 100% of his Individual Target Amount.

•
Mr. Shannon: The Compensation Committee determined that Mr. Shannon achieved the following performance goals in fiscal 2012: successfully led the legal team on key license and patent disputes, provided leadership to human resources team, led the Icera acquisition and integration teams, completed a patent portfolio analysis to help reduce future costs, and took steps to reduce unnecessary legal expenses. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Mr. Shannon of 100% of his Individual Target Amount.

•
Ms. Shoquist: The Compensation Committee determined that Ms. Shoquist achieved the following performance goals in fiscal 2012: implemented key cost reduction strategies that contributed to the Company’s gross margin increase, and expanded or established new processes to drive savings, improve product reliability and reduce delivery time. As a result of these achievements, the Compensation Committee approved an Individual Component payout to Ms. Shoquist of 100% of her Individual Target Amount.

•	Mr. White: As a result of Mr. White’s employment ending with us in March 2011, Mr. White was not eligible to participate under our Variable Plan for fiscal 2012.

As a result, the executive officers received a payout under the Variable Plan of 140% of their Cash Target. The payouts were as follows:

Executive Officer	Corporate Component Payout	Individual Component Payout	Total Variable Compensation Payout
Jen-Hsun Huang	$1,118,777	$625,000	$1,743,777
Karen Burns	$—	$—	$—
Ajay K. Puri	$374,335	$209,121	$583,456
David M. Shannon	$344,583	$192,500	$537,083
Debora Shoquist	$223,755	$125,000	$348,755
David L. White	$—	$—	$—

Base Salary
Base salary is the fixed portion of executive pay used to compensate executives for their expected day-to-day performance. The Compensation Committee generally establishes base salaries at the beginning of each year. In reviewing the base salaries in March 2011, our Compensation Committee reviewed the tally sheets, which included the base salary data for similarly situated executives at the 50th percentile and 75th percentiles of our Executive Peers. The Compensation Committee set the base salary levels (effective February 1, 2011) based in part on peer data (without benchmarking to a specific level) and in part on internal pay equity, our compensation budget and historical salary levels. The Compensation Committee did not use a formula or assign a particular weight to any one factor in determining the base salaries for our executive officers. Rather, the Compensation Committee’s determination of the base salaries was subjective. In setting base salaries in March 2011, the Compensation Committee specifically considered the following:

•
Mr. Huang: Mr. Huang has a long history with NVIDIA as a founder and is responsible for the operations and performance of the entire enterprise. As discussed above, the Compensation Committee determined his salary adjustment in connection with his reduction in variable cash compensation opportunity, to provide overall total target cash compensation opportunity between the 50th and 75th percentile of our Executive Peers while better reflecting the pay mix used by our Executive Peers and within NVIDIA for our other executive officers.

•
Ms. Burns:    Ms. Burns became Interim CFO in March 2011. The Compensation Committee chose not to adjust her base salary at that time because of the expected interim nature of her role. As part of its semi-annual review, in August 2011, the Compensation Committee increased her base salary, as set forth below, to reflect her increased level of responsibility as Interim CFO.

•
Mr. Puri:    The Compensation Committee chose not to adjust Mr. Puri’s base salary, based on their determination that his fiscal 2011 salary properly reflected his role and scope of responsibilities relative to our Executive Peers with whom we compete for talent.

•
Mr. Shannon:    The Compensation Committee chose not to adjust Mr. Shannon’s base salary, based on their determination that his fiscal 2011 salary properly reflected his role and scope of responsibilities relative to our Executive Peers with whom we compete for talent.

•
Ms. Shoquist:    The Compensation Committee adjusted Ms. Shoquist’s base salary by $50,000. The Compensation Committee felt this salary adjustment (and resulting effect on her Cash Target) better reflected her role and scope of responsibilities relative to our Executive Peers with whom we compete for talent, as well as the internal pay equity of her base salary as compared to our other executive officers.

•
Mr. White:    The Compensation Committee chose not to adjust Mr. White’s base salary, based on their determination that his fiscal 2011 salary properly reflected his role and scope of responsibilities relative to our Executive Peers with whom we compete for talent.

	Salary Before Annual Review	Salary after Annual Review (1)	% Change	Market Position of Base Salary	Market Position of Total Cash Opportunity
Jen-Hsun Huang	$600,000	$750,000	25%	25th	50th
Karen Burns (1)	$340,000	$375,000	10%	75th	50th-75th
Ajay K. Puri	$425,000	$425,000	—%	50th-75th	50th-75th
David M. Shannon	$425,000	$425,000	—%	50th-75th	50th-75th
Debora Shoquist	$350,000	$400,000	14%	50th-75th	50th-75th
David L. White	$425,000	$425,000	—%	50th-75th	—
__________

(1)
Ms. Burns' base salary adjustment reflects a Compensation Committee decision made in August 2011. As explained above, Ms. Burns is not eligible to participate in our Variable Plan and, as a result, has a higher base salary relative to our Executive Peers. However, her total cash opportunity is between the 50th and 75th percentile of our Executive Peers.

Other Benefits
Health, Welfare, Retirement and ESPP Benefits.    In order to attract and retain qualified executive officers and other employees, we must offer a competitive package of health and welfare programs. We maintain medical, vision, dental and accidental death and disability insurance as well as professional time off and paid holidays for all of our employees. Our executive officers are eligible to participate in these programs along with and on the same basis as our other employees. Like all of our full-time employees, our executive officers are eligible to participate in our 1998 Employee Stock Purchase Plan and our 401(k) plan.
No Perquisites.    Our executive officers do not receive any perquisites or personal benefits that are not available to all NVIDIA employees on the same terms and conditions.
Severance and Change-in-Control Agreements.    We generally do not have severance or change-in-control agreements with any of our employees, including our executive officers. While such agreements are offered by many of our Executive Peers, we want to encourage executive officers to focus on growing and building value for our stockholders, a focus that we believe is best accomplished through the use of at-risk compensation elements such as variable cash compensation and long-term equity grants, rather than severance protections.
In addition, we believe our executives should generally be treated in the same way as our employees. Consistent with this philosophy, they are eligible for certain accelerated equity vesting provisions under our equity incentive plans on the same terms and conditions as our other employees. As described in greater detail below under the heading Employment, Severance and Change-in-Control Agreements, all of the stock options or RSUs held by our employees, including our executive officers, would be accelerated if they were not assumed or substituted by an acquiring company in a change-in-control transaction. The Compensation Committee included this provision in our equity incentive plan to motivate all of our employees, including our executive officers, to act in the best interest of our stockholders by removing the distraction of post-change of control uncertainties faced by employees, including executive officers, with regard to their equity compensation. We believe that this stock plan provision provides sufficient protection to allow our employees, including our executive officers, to focus on the success of a potential business combination, rather than worrying about how business decisions that may be in the best interest of NVIDIA will impact their own financial security. That is, we believe this provision will help ensure stability among our employee ranks, and will help enable our employees to maintain a balanced perspective in making overall business decisions during periods of uncertainty.
In connection with Mr. White’s resignation as Executive Vice President and Chief Financial Officer effective March 17, 2011, we entered into a Transition and Consulting Agreement, dated March 15, 2011, with Mr. White. Pursuant to the Transition and Consulting Agreement, Mr. White remained an NVIDIA employee until May 31, 2011 at his then-current base salary of $35,417 per month to help transition his duties to Ms. Burns. From June 1, 2011 to August 31, 2011, Mr. White served as a consultant to us reporting directly to Mr. Huang, during which time he was engaged to support finance and accounting activities, support the transition of responsibilities to the interim CFO and full-time CFO, when hired, and being available for questions and issues related to the fiscal 2012 financial plan, the closing of fiscal quarters, tax, facilities and IT matters and supporting the process of replacing him on the board and as an officer of the Company’s worldwide entities. Mr. White was paid $35,417 per month for his consulting services. In consideration for his full release of all claims related to his employment, the Company agreed to provide Mr. White with a lump sum severance payment of $128,333 and to reimburse Mr. White for his COBRA medical premiums for up to 18 months. We believed these benefits and the consulting relationship were in the best interest of our stockholders, as they facilitated the smooth and effective transition of his duties.
Additional Executive Compensation Practices, Policies and Procedures
Compensation Recovery Policy
In April 2009, our Board adopted a Compensation Recovery Policy pursuant to which, if (i) we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K due to material noncompliance with any financial reporting requirement under the federal securities laws, or a Restatement, and (ii) the Board or a committee of independent directors concludes that our CEO or CFO had received a variable compensation payment, or portion thereof, that would not have been payable if the original interim or annual financial statements reflected the Restatement, then our CEO or CFO shall disgorge to NVIDIA the net after-tax amount of such variable compensation payment.
In addition, pursuant to the Compensation Recovery Policy, if the Board or a committee of independent directors determines that an officer (including but not limited to our CEO and CFO) or other employee received a variable compensation payment, or portion thereof, that would not have been payable if our original interim or annual financial statement reflected a Restatement, then the Board or such committee, in its discretion, may take similar actions as it deems necessary after their evaluation of the events that gave rise to the Restatement. In using its discretion, the Board or such committee may consider whether such person was involved in the preparation of our financial statements or otherwise caused the need for the Restatement. Such actions may include, to the extent permitted by applicable law, requiring partial or full repayment of any variable compensation or other incentive compensation paid to such person, requiring repayment of any gains realized on the exercise of stock options or on the open-market sale of vested shares and causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options. We will review and update the Compensation Recovery Policy as necessary for compliance with the clawback policy provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as and when the final regulations related to that policy are issued.
Stock Ownership Guidelines
Our Corporate Governance Policies require each executive officer to hold at least 25,000 shares of our common stock during the period in which he or she serves as an executive officer, unless our Nominating and Corporate Governance Committee waives the requirement. The 25,000 shares may include vested but unexercised stock options and vested but unissued RSUs. Executive officers will have 18 months from the date that they become executive officers to reach the ownership threshold. Each of our executive officers currently meets the stock ownership requirement. We also note that as shown above under “Security Ownership of Certain Beneficial Owners and Management”, as of January 29, 2012 and assuming a fair market value of our common stock of $14.91 (which was the closing price of our common stock on the last trading day of our fiscal year 2012), our CEO has beneficial ownership of shares (including both shares owned at, and shares he has the right to acquire within 60 days of, January 29, 2012) of our common stock having a value in excess of 467 times his base salary and each of our other executive officers has beneficial ownership of shares (including both shares owned at, and shares that such executive officers have the right to acquire within 60 days of, January 29, 2012) of our common stock having a value in excess of 10 times their respective base salaries (except Ms. Burns, who serves in an interim role and who has beneficial ownership of shares of our common stock having a value in excess of two times her base salary).
Hedging Policy
Since our initial public offering in 1999, our policies have prohibited our employees, including our executive officers, from engaging in transactions to “hedge” ownership of our stock, including short sales or trading in any derivatives involving our securities. We believe this policy is consistent with good corporate governance and with our pay for performance compensation model.
Managing the Use of Equity
While equity is an important component of overall compensation, we carefully monitor the number of equity-based awards granted to employees. We strive to balance compensation to employees against equity expense and the potential dilution of stockholder ownership by budgeting the number of equity-based awards available for employee grants and establishing a dilution budget. For fiscal 2012, the Compensation Committee established a total dilution budget of 3.25% to 3.75% of our outstanding shares of common stock for all employees and new hire grants other than those related to merger and acquisition activity. Our actual dilution rate for fiscal 2012 was 3.52%. For purposes of our annual dilution rate calculations, each RSU is counted as more than one share (as set forth below) with the exact multiple ranging in any given year from 1.5 to 4 shares based on our stock price volatility. In fiscal 2012, based on our historical common stock volatility at the time the dilution budget was established, each RSU was counted as 2 shares. To calculate the actual dilution for fiscal 2012, we calculated the sum of each stock option granted as 1 unit and each RSU granted as 2 units and divided the sum of these by the number of shares of common stock outstanding on the last day of our fiscal year (January 29, 2012). We expect our dilution rate to vary in future periods as our business and competitive environment change, as our hiring needs change, and in response to any accounting or regulatory developments.
Equity Granting Policies
In fiscal year 2007, the Compensation Committee adopted specific policies regarding the grant dates of equity applicable to all employees. As part of its overall compensation review, the Compensation Committee annually reviews these policies and makes adjustments. Our grant policies are currently as follows:

•
New Hire Grants.    The grant date for new employees is the 6th business day of the month following the new employee’s start date. New hire grants to executive officers are made as part of our monthly process that includes grants to all recently hired employees. The exercise price of all new hire grants is equal to the closing price of our common stock on the grant date.

•
Semi-Annual Grants.    The Compensation Committee makes grants semi-annually to our executive officers on the third Wednesday of March and the third Wednesday of September, consistent with our policy for other employees. During the first quarter of the fiscal year, the Compensation Committee approves a target equity grant for each eligible executive for the fiscal year, which is divided as follows: (a) 50% of the target grant is granted in March and (b) the remaining 50% is budgeted to be granted in September. The exercise price of all the executive semi-annual stock option grants is the closing price of our common stock on the grant date. Semi-annual grants will not be made to our executive officers during blackout periods under our insider trading policy. Instead, executive semi-annual grants will be made on the day that the blackout period ends.

•
Other Grants.    All other grants to existing executive officers and employees throughout the year, which we call off-cycle grants, will have a grant date of the 6th day of the month subsequent to the date of the event leading to the grant, provided that the grant is approved on or prior to such grant date. No off-cycle grants may be granted to our executive officers during blackout periods under our insider trading policy. Instead, they will be made as part of the next monthly grant cycle when the trading window is open. Also, the Compensation Committee must approve any off cycle grants to executive officers. No off-cycle grants were made to our executive officers during fiscal 2012.

We do not grant stock options upon the exercise of an option using shares already in the holder’s possession (i.e. reload options), make loans to executives to exercise their stock options or, for any other reason, grant stock options at a discount (other than in connection with assuming or replacing existing target company awards as part of mergers and acquisitions in accordance with applicable tax laws and NASDAQ listing requirements), or allow semi-annual or off-cycle grants to be made to our executive officers when our stock trading window is closed.
Tax and Accounting Implications
Section 162(m) of the U.S. Internal Revenue Code limits the amount that we may deduct from its federal income taxes for remuneration paid to our CEO and three most highly compensated executive officers (other than our CFO) to $1 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” including the gain recognized by an executive upon the exercise of qualifying compensatory stock options. While the Compensation Committee is mindful of the benefit to NVIDIA performance of full deductibility of compensation, the Compensation Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of NVIDIA and our stockholders.
Stock-based compensation cost is measured at grant date, based on the fair value of the grants, and is recognized as an expense over the requisite employee service period. We use a binomial option pricing model to estimate the fair value of each stock option grant for accounting purposes.

RISK ANALYSIS OF OUR COMPENSATION PLANS
With the oversight of the Compensation Committee of the Board of Directors, the Company’s senior vice president of human resources, its senior corporate counsel and members of the finance department, collectively Management, as well as Exequity, the independent consultant engaged by the Compensation Committee, performed an assessment of the Company’s compensation programs and policies for fiscal 2012 as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The assessment focused on programs with variability of payout and the ability of participants to directly affect payout and the controls over participant action and payout. Specifically, Management and Exequity reviewed the Company’s variable cash compensation and equity compensation programs. Management and Exequity identified the key terms of these programs, potential concerns regarding risk taking behavior and specific risk mitigation features. Management’s assessment was first presented to and discussed with members of the Company’s executive staff, including our general counsel and our interim chief financial officer. The assessment was then presented to and discussed with the Compensation Committee.
The Compensation Committee considered the findings of the assessment conducted as described above and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they do encourage is not reasonably likely to materially harm our business or financial condition.
The Compensation Committee believes that although a significant percentage of compensation provided to our employees is performance-based, the following compensation design features guard against excessive risk-taking:

•
our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measured performance on an annual basis in fiscal 2012, our equity awards vest ratably over three or four years, which we believe encourages our employees to focus on the long-term performance of NVIDIA;

•
we design our variable cash compensation programs so that payouts are based on achievement of both individual and corporate performance targets. With respect to the corporate target, we use net income as a financial metric, which the Compensation Committee believes is a financial metric that drives long-term stockholder value, and we cap the potential award payout;

•	we have internal controls over our financial accounting and reporting, including net income, which is used to measure and determine the eligible compensation award under our plan;

•	financial plan target goals and final awards under the variable incentive plan are approved by the Compensation Committee;

•
except for equity grants to our CEO, who is a founder and significant stockholder, we grant a combination of RSUs and stock options to employees at the director level and above, which the Compensation Committee believes provides an appropriate balance between upside opportunity and downside risk;

•	we have a compensation recovery policy applicable to all employees that allows NVIDIA to recover compensation paid in situations of fraud or material financial misconduct;

•	we have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers’ interests with those of our stockholders; and

•	we prohibit all hedging transactions involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance.

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2012, 2011 AND 2010
The following table summarizes information regarding the compensation earned by our chief executive officer, our current interim chief financial officer, our former chief financial officer and our other three executive officers during fiscal years 2012, 2011 and 2010. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($) (1) (2)	Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2012	746,539		—		—	4,150,000		1,743,777	2,106	(4)	6,642,422
Chief Executive Officer and President	2011	598,442		—		—	3,255,000		1,425,000	3,043	(5)	5,281,485
	2010	7,145	(6)	—		—	3,475,000	(7)	—	2,310	(4)	3,484,455
Karen T. Burns (8)	2012	333,085		—		197,290	273,180		—	1,432	(9)	804,987
Vice President and Interim Chief Financial Officer	2011	—		—		—	—		—	—		—
	2010	—		—		—	—		—	—		—
Ajay K. Puri	2012	423,366		—		400,000	723,350		583,456	13,122	(10)	2,143,294
Executive Vice President, Worldwide Sales	2011	347,111		—		380,875	541,913		289,334	12,898	(11)	1,572,131
	2010	333,671	(12)	—		532,020	666,225		—	4,330	(4)	1,536,246
David M. Shannon	2012	423,366		—		401,125	705,500		537,083	5,298	(4)	2,072,372
Executive Vice President, General Counsel and Secretary	2011	340,032		—		358,250	513,375		249,335	5,052	(4)	1,466,044
	2010	326,009	(12)	—		815,703	799,595		—	2,595	(4)	1,943,902
Debora Shoquist	2012	398,269		—		320,000	680,800		348,755	5,298	(4)	1,753,122
Executive Vice President, Operations	2011	298,654		—		329,590	434,350		180,000	4,998	(4)	1,247,592
	2010	267,946	(12)	—		819,073	611,740		—	4,089	(4)	1,702,848
David L. White	2012	143,301	(13)	—		—	—		—	244,005	(14)	387,306
Former Executive Vice President and Chief Financial Officer	2011	423,366		50,000	(15)	358,250	528,375		259,875	5,486	(4)	1,625,352
	2010	348,855	(16)	150,000	(15)	—	2,196,000		176,640	2,785	(4)	2,874,280
__________

(1)
In fiscal year 2010, we introduced RSUs as a form of equity compensation to all employees, including executive officers. In fiscal years 2010, 2011 and 2012, our executive officers (except Messrs. Huang and White) received as equity compensation a combination of RSUs and stock options.

(2)
Amounts shown in this column do not reflect dollar amounts actually received by the executive officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the respective fiscal year. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2012, filed with the SEC on March 13, 2012.

(3)
As applicable, reflects amounts earned in fiscal years 2012, 2011 and 2010 and paid in March 2012, March 2011 and March 2010, respectively, pursuant to our 2012 Variable Compensation Plan, 2011 Variable Compensation Plan and 2010 Variable Compensation Plan, respectively. No amounts were paid in fiscal year 2010 (except to Mr. White) pursuant to our 2010 Variable Compensation Plan. For further information please see the discussion in our Compensation Discussion and Analysis beginning on page 40 of this proxy statement.

(4)	Represents the premium and imputed income for group term life insurance, which we provide to all our employees.

(5)
Represents: (i) an award of $750 for the filing of a patent of which Mr. Huang is an inventor with the U.S. Patent and Trademark Office, or the PTO. Awards are made to all NVIDIA employees whose patents are filed by NVIDIA with the PTO; and (ii) $2,293 of premium and imputed income for group term life insurance, which we provide to all our employees.

(6)
Mr. Huang voluntarily decreased his base salary to $1, after taxes and benefit contributions, with respect to all of fiscal year 2010. Includes a payment in connection with the mandatory company-wide cash-out of accrued vacation of $161.

(7)
In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of 700,747 shares held by Mr. Huang by $3.5 million. The incremental fair value of these modified options as determined in accordance with FASB ASC Topic 718 is $0.

(8)	Ms. Burns became our Interim Chief Financial Officer effective March 17, 2011. As such, disclosure of Ms. Burns' compensation for fiscal years 2010 and 2011 is not presented.

(9)
Represents: (i) $1,327 in premium and imputed income for group term life insurance, which we provide to all our employees; and (ii) $105 in value of gift card given to Ms. Burns before she was appointed as our Interim Chief Financial Officer.

(10)
Represents: (i) $5,298 in premium and imputed income for group term life insurance, which we provide to all our employees; and (ii) $7,824 of imputed income for provision of medical insurance for an additional person.

(11)
Represents: (i) $5,050 in premium and imputed income for group term life insurance, which we provide to all our employees; and (ii) $7,848 of imputed income for provision of medical insurance for an additional person.

(12)
Effective March 1, 2009 through January 31, 2010, Messrs. Puri’s and Shannon’s and Ms. Shoquist’s base salary was temporarily reduced by 5% in connection with a company-wide salary reduction action. Includes a payment in connection with the mandatory company-wide cash-out of accrued vacation in the amounts of $38,077, $37,884 and $3,831 to Messrs. Puri and Shannon and Ms. Shoquist, respectively.

(13)
Mr. White resigned as our Executive Vice President and Chief Financial Officer, effective March 17, 2011, but remained an employee through May 31, 2011. This amounts represents salary paid to Mr. White through May 31, 2011.

(14)
Represents: (i) $128,333 in transition payments; $106,250 in payment for consulting services from June 1, 2011 to August 31, 2011; (ii) $316 in payment to purchase a Tegra phone pursuant to our Tegra subsidiary program available to all employees; (iii) $6,865 for payment of COBRA premiums; and (iv) $2,241 of imputed income and premium for group term life insurance provided to all of our employees.

(15)
Represents the aggregate amount of a signing bonus paid to Mr. White in fiscal year 2010. The signing bonus was payable in quarterly installments of $50,000. The last installment of the signing bonus was paid during fiscal year 2011.

(16)
Represents the pro-rated portion of Mr. White’s salary based on his start date of February 27, 2009. Effective September 1, 2009, Mr. White’s base salary for fiscal year 2010 was temporarily reduced by 5% in connection with a company-wide salary reduction action.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2012
The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal year 2012. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. The information in this table supplements the dollar value of stock options and other awards set forth in the Summary Compensation Table For Fiscal Years 2012, 2011 and 2010 by providing additional details about the awards.
The option grants to purchase shares of our common stock set forth in the following table were made under our 2007 Plan. The exercise price of options granted under the 2007 Plan is equal to the closing price of our common stock as reported by NASDAQ on the date of grant. Under the 2007 Plan, the exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. All stock option grants are subject to service based vesting.
During fiscal year 2012, none of our named executive officers were awarded or held any performance-based equity incentive awards.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1) Target ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (2)
Jen-Hsun Huang	3/18/2011	3/4/2011	—		—		250,000	(3)	17.62	(4)	2,275,000
	9/21/2011	8/23/2011	—		—		250,000	(5)	14.465	(6)	1,875,000
	N/A	N/A	1,250,000		—		—		—		—
Karen T. Burns	3/16/2011	2/24/2011	—		3,000	(7)	—		—		52,590
	3/16/2011	2/24/2011	—		—		9,000	(3)	17.53	(8)	85,680
	9/21/2011	8/23/2011	—		10,000	(9)	—		—		144,700
	9/21/2011	8/23/2011	—		—		25,000	(5)	14.465	(6)	187,500
	N/A	N/A	—	(10)	—		—		—		—
Ajay K. Puri	3/16/2011	2/24/2011	—		12,500	(7)	—		—		219,125
	3/16/2011	2/24/2011	—		—		42,500	(3)	17.53	(8)	404,600
	9/21/2011	8/23/2011	—		12,500	(9)	—		—		180,875
	9/21/2011	8/23/2011	—		—		42,500	(5)	14.465	(6)	318,750
	N/A	N/A	485,000		—		—		—		—
David M. Shannon	3/18/2011	2/24/2011	—		12,500	(7)	—		—		220,250
	3/18/2011	2/24/2011	—		—		42,500	(3)	17.62	(4)	386,750
	9/21/2011	8/23/2011	—		12,500	(9)	—		—		180,875
	9/21/2011	8/23/2011	—		—		42,500	(5)	14.465	(6)	318,750
	N/A	N/A	385,000		—		—		—		—
Debora Shoquist	3/16/2011	2/24/2011	—		10,000	(7)	—		—		175,300
	3/16/2011	2/24/2011	—		—		40,000	(3)	17.53	(8)	380,800
	9/21/2011	8/23/2011	—		10,000	(9)	—		—		144,700
	9/21/2011	8/23/2011	—		—		40,000	(5)	14.465	(6)	300,000
	N/A	N/A	250,000		—		—		—		—
David L. White (11)	—	—	—		—		—		—		—
	N/A	N/A	385,000	(12)	—		—		—		—
__________

(1)	Represents possible awards under our 2012 Variable Compensation Plan as further explained in the section titled Compensation Discussion and Analysis beginning on page 40 of this proxy statement.

(2)
Amounts shown in this column do not reflect dollar amounts actually received by the executive officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled “Stock-Based Compensation” in our Annual Report on Form 10-K for fiscal year 2012, filed with the SEC on March 13, 2012.

(3)
Represents stock options granted to our named executive officers in the first quarter of fiscal year 2012 pursuant to our 2007 Plan. The Compensation Committee approved these grants on February 24, 2011 (except in the case of Mr. Huang's grant which was approved on March 4, 2011) for grant on March 16, 2011, the same day that semi-annual grants were made to all of our other eligible employees. In the case of Messrs. Huang and Shannon, our trading window was closed for them on March 16, 2011 due to their possession of material non-public information. As a result and in accordance with our equity grant guidelines, Messrs. Huang's and Shannon's equity awards were granted on the day the trading window opened for them, which was on March 18, 2011.

(4)	Represents the closing price of our common stock as reported by NASDAQ on March 18, 2011, which is the exercise price of stock option grants made under our 2007 Plan.

(5)
Represents stock options granted to our named executive officers in the third quarter of fiscal year 2012 pursuant to our 2007 Plan. The Compensation Committee approved these grants on August 23, 2011 for grant on September 21, 2011, the same day that semi-annual grants were made to all of our other eligible employees.

(6)	Represents the closing price of our common stock as reported by NASDAQ on September 21, 2011, which is the exercise price of stock option grants made under our 2007 Plan.

(7)
Represents RSUs granted to Messrs. Puri and Shannon and Mses. Burns and Shoquist in the first quarter of fiscal year 2012 pursuant to our 2007 Plan. The Compensation Committee approved these grants on February 24, 2011 for grant on March 16, 2011, the same day that semi-annual grants were made to all of our other eligible employees. In the case of Mr. Shannon, our trading window was closed for him on March 16, 2011 due to his possession of material non-public information. As a result and in accordance with our equity grant guidelines, Mr. Shannon's equity award was granted on the day the trading window opened for him, which was on March 18, 2011. There is no purchase price associated with RSUs.

(8)	Represents the closing price of our common stock as reported by NASDAQ on March 16, 2011, which is the exercise price of stock option grants made under our 2007 Plan.

(9)
Represents RSUs granted to Messrs. Puri and Shannon and Mses. Burns and Shoquist in the third quarter of fiscal year 2012 pursuant to our 2007 Plan. The Compensation Committee approved these grants on August 23, 2011 for grant on September 21, 2011, the same day that semi-annual grants were made to all of our other eligible employees. There is no purchase price associated with RSUs.

(10)
Ms. Burns became Interim Chief Financial Officer in March 2011 but, given the interim nature of her role, she was not appointed to our executive staff, or Estaff. As a result of not being a member of our Estaff, she was not eligible to participate in the 2012 Variable Compensation Plan as this plan is only available to Estaff members.

(11)	Mr. White resigned from his position as Chief Financial Officer effective March 17, 2011 and did not receive any equity grants in fiscal year 2012.

(12)
Although the Compensation Committee established Mr. White's variable cash target in March 2011, Mr. White subsequently resigned as our Chief Financial Officer effective March 17, 2011 and was not eligible for any payout under the 2012 Variable Compensation Plan.

OUTSTANDING EQUITY AWARDS AS OF JANUARY 29, 2012
The following table presents information regarding outstanding equity awards held by our named executive officers as of January 29, 2012. As of January 29, 2012, none of our named executive officers held unearned equity incentive awards or stock awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)
Jen-Hsun Huang	750,000	—		12.39	(1)	5/14/2012	—		—
	225,000	—		8.47	(1)	5/16/2012	—		—
	150,000	—		10.00	(2)	5/16/2012	—		—
	151,753	—		19.16	(1)	3/30/2013	—		—
	—	164,025	(3)	34.36	(2)	9/18/2014	—		—
	—	180,000	(4)	10.00	(2)	9/16/2015	—		—
	—	250,000	(5)	10.20	(2)	3/17/2016	—		—
	298,247	—		23.65	(6)	3/30/2013	—		—
	202,500	—		23.65	(6)	3/20/2014	—		—
	—	200,000	(7)	23.65	(6)	3/18/2015	—		—
	—	250,000	(8)	15.94	(2)	9/15/2016	—		—
	—	250,000	(9)	18.10	(2)	3/16/2017	—		—
	78,125	171,875	(10)	10.56	(2)	9/14/2020	—		—
	—	250,000	(11)	17.62	(2)	3/17/2021	—		—
	—	250,000	(12)	14.465	(2)	9/20/2021	—		—
Karen T. Burns	9,000	—		10.00	(2)	9/16/2014	—		—
	10,175	925	(13)	10.20	(2)	3/17/2015	—		—
	5,850	1950	(14)	15.94	(2)	9/15/2015	—		—
	—	8,400	(15)	18.10	(2)	3/16/2016	—		—
	3,834	8,436	(10)	10.56	(2)	9/14/2020	—		—
	1,125	3,375	(16)	20.63	(2)	1/9/2021	—		—
	—	9,000	(11)	17.53	(2)	3/15/2021	—		—
	—	25,000	(12)	14.465	(2)	9/20/2012	—		—
	—	—		—		—	617	(17)	9,199	(18)
	—	—		—		—	867	(19)	12,927	(18)
	—	—		—		—	2,800	(20)	41,748	(18)
	—	—		—		—	3,885	(21)	57,925	(18)
	—	—		—		—	1,125	(22)	16,774	(18)
	—	—		—		—	3,000	(23)	44,730	(18)
	—	—		—		—	10,000	(24)	149,100	(18)
Ajay K. Puri	56,249	__		18.90	(1)	3/20/2013	—		—
	45,563	__		34.36	(2)	9/18/2013	—		—
	62,500	__		17.66	(2)	3/18/2014	—		—
	56,250	—		10.00	(2)	9/16/2014	—		—
	58,439	5,311	(13)	10.20	(2)	3/17/2015	—		—
	33,754	11,246	(14)	15.94	(2)	9/15/2015	—		—
	—	41,250	(15)	18.10	(2)	3/16/2016	—		—
	14,843	32,657	(10)	10.56	(2)	9/14/2020	—		—
		42,500	(11)	17.53	(2)	3/15/2021	—		—
		42,500	(12)	14.465	(2)	9/20/2021	—		—
	—	—		—			5,956	(17)	88,804	(18)
	—	—		—		—	3,499	(19)	52,170	(18)
	—	—		—		—	13,750	(20)	205,013	(18)
	—	—		—		—	9,375	(21)	139,781	(18)
	—	—		—			12,500	(23)	186,375	(18)
	—	—		—		—	12,500	(24)	186,375	(18)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)
David M. Shannon	150,000	—		19.16	(1)	3/30/2012	—		—
	67,500	—		18.90	(1)	3/20/2013	—		—
	54,675	—		34.36	(2)	9/18/2013	—		—
	62,500	—		17.66	(2)	3/18/2014	—		—
	56,250	—		10.00	(2)	9/16/2014	—		—
	82,593	7,507	(13)	10.20	(2)	3/17/2015	—		—
	31,879	10,621	(14)	15.94	(2)	9/15/2015	—		—
	—	37,500	(15)	18.10	(2)	3/16/2016	—		—
	14,843	32,657	(10)	10.56	(2)	9/14/2020	—		—
	—	42,500	(11)	17.62	(2)	3/15/2021	—		—
	—	42,500	(12)	14.465	(2)	9/20/2021	—		—
	—	—		—		—	9,452	(17)	140,929	(18)
	—	—		—		—	4,957	(19)	73,909	(18)
	—	—		—		—	12,500	(20)	186,375	(18)
	—	—		—		—	9,375	(21)	139,781	(18)
	—	—		—		—	12,500	(23)	186,375	(18)
	—	—		—		—	12,500	(24)	186,375	(18)
Debora Shoquist	250,000	—		36.93	(2)	10/4/2013	—		—
	75,000	—		17.66	(2)	3/18/2014	—		—
	30,000	—		10.00	(2)	9/16/2014	—		—
	63,205	5,745	(13)	10.20	(2)	3/17/2015	—		—
	24,378	8,122	(14)	15.94	(2)	9/15/2015	—		—
		35,000	(15)	18.10	(2)	3/16/2016	—		—
	10,937	24,063	(10)	10.56	(2)	9/14/2020	—		—
		40,000	(11)	17.53	(2)	3/15/2021	—		—
		40,000	(12)	14.465	(2)	9/20/2021	—		—
	—	—		—		—	10,418	(17)	155,332	(18)
	—	—		—		—	3,791	(19)	56,524	(18)
	—	—		—		—	11,500	(20)	171,465	(18)
	—	—		—		—	8,625	(21)	128,599	(18)
	—	—		—		—	10,000	(23)	149,100	(18)
	—	—		—		—	10,000	(24)	149,100	(18)
David L. White (25)	—	—		—		—	—		—
__________

(1)
Represents the closing price of our common stock as reported by NASDAQ on the last trading day prior to the date of grant which is the exercise price of stock option grants made pursuant to our 1998 Plan.

(2)	Represents the closing price of our common stock as reported by NASDAQ on the date of grant which is the exercise price of stock option grants made pursuant to our 2007 Plan.

(3)	The option vested as to 50% of the shares on February 15, 2012, and vests as to the remaining 50% of the shares on May 15, 2012.

(4)	The option vests as to 50% of the shares on February 15, 2013, and vests as to the remaining 50% of the shares on May 15, 2013.

(5)	The option vests as to 50% of the shares on August 15, 2013, and vests as to the remaining 50% of the shares on November 15, 2013.

(6)
In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of options exercisable for an aggregate of 700,747 shares held by Mr. Huang by $3.5 million.

(7)	The option vests as to 50% of the shares on August 15, 2012, and vests as to the remaining 50% of the shares on November 15, 2012.

(8)	The option vests as to 50% of the shares on February 15, 2014, and vests as to the remaining 50% of the shares on May 15, 2014.

(9)	The option vests as to 50% of the shares on August 15, 2014, and vests as to the remaining 50% of the shares on November 15, 2014.

(10)	The option vested as to 25% of the shares on September 15, 2011, and vests as to 6.25% at the end of each quarterly period thereafter such that the option will be fully vested on September 15, 2014.

(11)
The option vested as to 25% of the shares on March 16, 2012, and vests as to the remaining 75% of the shares in equal quarterly installments over the next nine months such that the option will be fully vested on March 16, 2015.

(12)
The option vests as to 25% of the shares on September 21, 2012, and vests as to the remaining 75% of the shares in equal quarterly installments over the next nine months such that the option will be fully vested on March 21, 2015.

(13)	The option vested as to 33.36% of the shares on March 18, 2010, and vested as to 8.33% at the end of each quarterly period thereafter such that the option was fully vested on March 18, 2012.

(14)
The option vested as to 33.36% of the shares on September 16, 2010, and vests as to 8.33% at the end of each quarterly period thereafter such that the option will be fully vested on September 16, 2012.

(15)
The option vests as to 25% of the shares on June 17, 2012, and vests as to the remaining 75% of the shares in equal quarterly installments over the next nine months such that the option will be fully vested on March 17, 2013.

(16)
The option vested as to 25% of the shares on December 1, 2011, and vests as to the remaining 75% of the shares in equal quarterly installments over the next three years such that the option will be fully vested on December 1, 2014.

(17)	The RSU vested as to 33.36% on March 17, 2010, and vests as to 16.66% every six months thereafter over the next two years such that the RSU will be fully vested on March 21, 2012.

(18)
Calculated by multiplying the number of RSUs by the closing price ($14.91) of NVIDIA’s common stock on January 27, 2012, the last trading day before the end of our 2012 fiscal year, as reported by NASDAQ.

(19)	The RSU vested as to 33.36% on September 15, 2010, and vests as to 16.66% every six months thereafter over the next two years such that the RSU will be fully vested on September 19, 2012.

(20)	The RSU vests as to 50% on September 19, 2012, and vests as to 50% on March 20, 2013.

(21)	The RSU vested as to 25% on September 21, 2011, and vests as to 12.50% every six months thereafter over the next three years such that the RSU will be fully vested on September 17, 2014.

(22)	The RSU vested as to 25% on September 21, 2011, and vests as to 12.50% every six months thereafter over the next three years such that the RSU will be fully vested on September 17, 2014.

(23)	The RSU vested as to 25% on March 21, 2012, and vests as to 12.50% every six months thereafter over the next three years such that the RSU will be fully vested on March 18, 2015.

(24)	The RSU vests as to 25% on September 19, 2012, and vests as to 12.50% every six months thereafter over the next three years such that the RSU will be fully vested on September 16, 2015.

(25)
Mr. White resigned as our Chief Financial Officer effective March 17, 2011 and all his unvested equity was canceled on August 31, 2011 and his vested equity was canceled (if unexercised) on November 30, 2011.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2012
The following table shows information regarding option exercises and stock vested by our named executive officers during fiscal year 2012.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jen-Hsun Huang	1,520,455	(2)	3,983,239	—		—
Karen T. Burns	12,630		116,763	3,769	(3)	57,737	(3)
Ajay K. Puri	566,611	(4)	1,187,656	18,536	(5)	291,739	(5)
David M. Shannon	117,500	(6)	1,599,635	26,981	(7)	426,839	(7)
Debora Shoquist	—		—	27,498	(8)	435,492	(8)
David L. White	281,250	(9)	1,932,840	—		—
__________

(1)
The value realized on exercise represents the difference between the exercise price per share of the stock option and the sales price of the shares of our common stock. The value realized was determined without considering any taxes that may have been owed. The exercise price of each stock option was equal to the closing price of our common stock as reported by NASDAQ on the date of grant.

(2)
Mr. Huang exercised and sold 1,145,455 shares during fiscal year 2012 pursuant to the terms of a 10b5-1 Sales Plan entered into by Mr. Huang in July 2011. Mr. Huang exercised and held an aggregate of 375,000 shares during fiscal year 2012 for an aggregate exercise price of $3,177,500 and he still holds these shares.

(3)
The number of shares acquired on vesting includes an aggregate of 1,386 shares that were withheld to pay taxes due upon vesting. The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

(4)
Mr. Puri exercised and sold 541,717 shares during fiscal year 2012. Mr. Puri exercised and held an aggregate of 24,894 shares during fiscal year 2012 for an aggregate exercise price of $299,973 and he still holds these shares.

(5)
The number of shares acquired on vesting includes an aggregate of 6,886 shares that were withheld to pay taxes due upon vesting. The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

(6)	The exercise of the stock option and the sale of the shares acquired during fiscal year 2011 was pursuant to the terms of a 10b5-1 Sales Plan entered into by Mr. Shannon in August 2010.

(7)
The number of shares acquired on vesting includes an aggregate of 12,597 shares that were withheld to pay taxes due upon vesting. The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

(8)
The number of shares acquired on vesting includes an aggregate of 10,213 shares that were withheld to pay taxes due upon vesting. The value realized on vesting represents the number of shares acquired on vesting multiplied by the fair market value of our common stock as reported by NASDAQ on the date of vesting.

(9)
Mr. White resigned as our Chief Financial Officer effective March 17, 2011, but continued to be an employee until May 31, 2011 and served as a consultant from June 1, 2011 through August 31, 2011. Mr. White exercised and sold 240,000 shares during fiscal year 2012. In addition, he exercised and held an aggregate of 41,250 shares during fiscal year 2012 for an aggregate exercise price of $342,375.

EMPLOYMENT, SEVERANCE AND CHANGE-IN-CONTROL AGREEMENTS
Employment Agreements.    Our executives are “at-will” employees and we do not have employment, severance or change-in-control agreements with our executive officers, except as discussed in Compensation Discussion and Analysis—Elements of Compensation—Other Benefits Severance and Change-in-Control Agreements with respect to our prior agreements with Mr. White as discussed below.
In connection with Mr. White’s resignation as Executive Vice President and Chief Financial Officer effective March 17, 2011, we entered into a Transition and Consulting Agreement, dated March 15, 2011, with Mr. White. Pursuant to the Transition and Consulting Agreement, Mr. White remained an NVIDIA employee until May 31, 2011 at his current base salary of $35,417 per month. Mr. White also received a lump sum payment of $128,333. From June 1, 2011 to August 31, 2011, or the Consulting Period, Mr. White served as a consultant to us reporting directly to Mr. Huang. Mr. White was paid $35,417 per month during the Consulting Period for his services and we reimburse Mr. White for his COBRA medical premiums for up to 18 months. In connection with the Transition and Consulting Agreement, Mr. White granted NVIDIA a full release of all claims related to his employment with NVIDIA. We believe these benefits and the consulting relationship was in the best interest of our stockholders, as they facilitated the smooth and effective transition of his duties while retaining the institutional knowledge of our principal financial officer.
Change-in-Control Agreements.    Our 1998 Plan provides that if we sell all or substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change-in-control, all outstanding awards under the 1998 Plan held by all employees then providing services, including our executive officers, will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and exercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change-in-control.
Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested options and RSUs will fully vest in some cases as described above under Employment, Severance and Change-in-Control Agreements—Change-in-Control Agreements. The table below shows our estimates of the amount of the benefit each of our named executive officers would have received if the unvested options and RSUs held by them as of January 29, 2012 had become fully vested as a result of a change-in-control. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on January 27, 2012, the last trading day of fiscal year 2012, as reported by NASDAQ, which was $14.91, and the exercise price of the option. The estimated benefit amount of unvested RSUs was calculated by multiplying the number of RSUs held by the applicable named executive officer by the closing price of our common stock on January 27, 2012, the last trading day of fiscal year 2012, as reported by NASDAQ, which was $14.91.

Name	Unvested In-the-Money Options and RSUs at January 29, 2012 (#)	Total Estimated Benefit ($)
Jen-Hsun Huang	851,875	2,920,206
Karen T. Burns	56,655	384,582
Ajay K. Puri	138,048	1,044,503
David M. Shannon	143,948	1,110,073
Debora Shoquist	124,142	959,653
David L. White (1)	—	—
__________

(1)	Mr. White resigned as our Chief Financial Officer effective March 17, 2011 and all his unvested stock options and restricted stock units were canceled on August 31, 2011.

COMPENSATION COMMITTEE REPORT
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than our Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless specifically incorporated by reference therein.
The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 29, 2012 and in this proxy statement.
COMPENSATION COMMITTEE
Mark Stevens, Chairman
William J. Miller
Harvey Jones

EQUITY COMPENSATION PLAN INFORMATION
The number of shares issuable upon exercise of outstanding stock options and RSUs, the weighted-average exercise price of outstanding stock options, and the number of stock awards remaining for future issuance under each of our equity compensation plans as of January 29, 2012 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	45,556,156	$9.97	(2)	48,633,382
Equity compensation plans not approved by security holders (3)	1,410,623	$19.07	(2)	—
Total	46,966,779	$10.25	(2)	48,633,382
__________

(1)
This row includes our 2007 Plan (which is intended as the successor to and continuation of our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors’ Stock Option Plan, our 2000 Nonstatutory Equity Incentive Plan and the PortalPlayer, Inc. 2004 Stock Incentive Plan) and our 1998 Employee Stock Purchase Plan. Of these shares, 26,207,430 shares remained available for the grant of future rights under our 1998 Employee Stock Purchase Plan as of January 29, 2012. Under our 1998 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

(2)	Represents the weighted-average exercise price of outstanding stock options only.

(3)	This row represents the 2000 Nonstatutory Equity Incentive Plan, the PortalPlayer, Inc. 2004 Stock Incentive Plan and the PortalPlayer, Inc. 1999 Stock Option Plan, which are described below.
2000 Nonstatutory Equity Incentive Plan
The 2000 Nonstatutory Equity Incentive Plan, or the 2000 Plan, provided for the grant of nonstatutory stock options to employees, directors, and consultants. The terms and exercise price of awards granted under the 2000 Plan are set forth in each optionee’s option agreement. The term of nonstatutory stock options is either six or ten years. Grants made after May 8, 2003 generally have six year terms. Until February 2004, options granted to new employees vested over a period of four years, with 25% of the shares vesting one year from the date of grant and the remaining 75% of the shares vesting quarterly over the next three years. During this same time period, stock options granted to existing employees generally would vest each quarter over a four-year period from the date of grant. Beginning in February 2004, new employees’ initial options vest quarterly over a three-year period. Grants to existing employees in recognition of performance also vest over a three-year period; however, the option did not begin vesting until the second anniversary of the date of grant, after which time the option vests in quarterly increments over the remaining one-year period. Generally, an option terminates three months after the termination of the optionee’s service to NVIDIA. If the termination is due to the optionee’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee’s death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. We no longer make option grants from this plan.
PortalPlayer, Inc. 2004 Stock Incentive Plan
We assumed the PortalPlayer, Inc. 2004 Stock Incentive Plan, or the 2004 Plan, and all related outstanding options in connection with our acquisition of PortalPlayer, Inc., or PortalPlayer, in January 2007. The 2004 Plan was adopted by the PortalPlayer stockholders in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates for the assumed options did not change. Under the 2004 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant. We no longer make option grants from this plan.

PortalPlayer, Inc. 1999 Stock Option Plan
We assumed options issued under the PortalPlayer, Inc. 1999 Stock Option Plan, or the 1999 Plan, when we completed our acquisition of PortalPlayer in January 2007. The 1999 Plan was terminated upon completion of PortalPlayer’s initial public offering of common stock in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates did not change. Under the 1999 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant.

ADDITIONAL INFORMATION

REVIEW OF TRANSACTIONS WITH RELATED PERSONS
It is our policy that all employees, officers and directors must avoid any activity that is in conflict with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all transactions involving executive officers or directors must be approved by the Nominating and Corporate Governance Committee or another independent body of the Board. Except as discussed below, we did not conduct any transactions with related persons in fiscal year 2012 that would require disclosure in this proxy statement or approval by the Nominating and Corporate Governance Committee.

TRANSACTIONS WITH RELATED PERSONS
We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We also intend to execute these agreements with our future executive officers and directors.
See the section above titled Employment, Severance and Change-in-Control Agreements for a description of the terms of our 1998 Plan and our 2007 Plan related to a change–in-control of NVIDIA and for a description of the terms of our Transition and Consulting Agreement with David L. White, our former Executive Vice President and Chief Financial Officer.
We have granted stock options to our executive officers and our non-employee directors. See the sections above titled Executive Compensation and Director Compensation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year 2012, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the 2012 Annual Meeting. If any other matters are properly brought before the 2012 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Shannon Secretary

April 4, 2012
A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 29, 2012 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 29, 2012 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.
NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

APPENDIX A

NVIDIA Corporation
Amended and Restated 2007 Equity Incentive Plan
Approved by the Compensation Committee: April 24, 2007
Approved by the Stockholders: June 21, 2007
Amended by the Compensation Committee: November 11, 2010
Amended and Restated by the Compensation Committee: March 22, 2012
Approved by the Stockholders: [______, 2012]
Termination Date: March 21, 2022
1.General.

(a)Successor and Continuation of Prior Plans. The Plan is intended as the successor to and continuation of the NVIDIA Corporation 1998 Equity Incentive Plan (the “1998 Plan”), the NVIDIA Corporation 1998 Non-Employee Directors' Stock Option Plan, the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan (together, the “Prior Plans”). Following the Effective Date, no additional stock awards will be granted under any of the Prior Plans and all newly granted Stock Awards will be subject to the terms of this Plan except as follows: from the Effective Date until September 30, 2007 (the “Transition Date”) (during which time the Company anticipates taking such steps as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or are employed outside the United States), the Company may grant stock awards subject to the terms of the 1998 Plan covering up to an aggregate of 100,000 shares of Common Stock to newly hired employees of the Company and its Affiliates who are foreign nationals or are employed outside the United States (such 100,000 share reserve, the “Foreign Transition Reserve”). On the Effective Date, all of the shares remaining available for issuance under the Prior Plans will become available for issuance under the Plan; provided, however, that the issuance of shares upon the exercise of options or the settlement of stock awards granted under the Prior Plans (including the issuance of shares upon the exercise or settlement of any awards granted following the Effective Date subject to the terms of the 1998 Plan from the Foreign Transition Reserve) will occur from this Plan and will reduce the number of shares of Common Stock available for issuance under this Plan as provided in Section 3 below. Any shares of Common Stock subject to outstanding options and stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement (collectively, the “Prior Plans' Returning Shares”) will become available for issuance pursuant to Stock Awards granted hereunder in accordance with the provisions of Section 3(b) below. Except as expressly set forth in this Section 1(a), all options and stock awards granted under the Prior Plans will remain subject to the terms of the Prior Plans with respect to which they were originally granted.

(b)Eligible Award Recipients. The persons eligible to receive Awards are Employees, Directors and Consultants.

(c)Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d)Purpose. The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section ý1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2. Administration.

(a)Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section ý2(c).

(b)Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)
To determine from time to time (A) which of the persons eligible under the Plan will be granted Awards; (B) when and how each Award will be granted; (C) what type or combination of types of Award will be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock subject to, or the cash value of, an Award; and (F) the Fair Market Value applicable to a Stock Award.

(ii)
To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it will deem necessary or expedient to make the Plan or Award fully effective.

(iii)	To settle all controversies regarding the Plan and Awards granted under it.

(iv)
To accelerate the time at which a Stock Award may be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may be exercised or the time during which it will vest (or at which cash or shares of Common Stock may be issued).

(v)
To suspend or terminate the Plan at any time. Except as otherwise provided in the Plan or an Award Agreement, suspension or termination of the Plan will not materially impair a Participant's rights under his or her then-outstanding Award without his or her written consent.

(vi)
To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section ý9(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive Awards under the Plan, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan, or (v) materially expands the types of Awards available for issuance under the Plan, but only to the extent required by applicable law or listing requirements. Except as otherwise provided in the Plan or an Award Agreement, rights under any Award granted before amendment of the Plan will not be materially impaired by any amendment of the Plan unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing.

(vii)
To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (i) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (ii) Section 422 of the Code regarding Incentive Stock Options, or (iii) Rule 16b-3.

(viii)
To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, except with respect to amendments that disqualify or impair the status of an Incentive Stock Option or as otherwise provided in the Plan or an Award Agreement, the rights under any Award will not be materially impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without the affected Participant's consent, the Board may amend the terms of any one or more Awards if necessary (A) to maintain the qualified status of the Award as an Incentive Stock Option, (B) to clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A of the Code and the related guidance thereunder, or (C) to comply with other applicable laws.

(ix)
Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x)
To adopt such procedures or terms and sub-plans (none of which will be inconsistent with the provisions of the Plan) as are necessary or desirable to permit or facilitate participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed or located outside the United States.

(c)Delegation to Committee.

(i)
General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board or Committee (as applicable). The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii)
Section 162(m) and Rule 16b-3 Compliance. The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee who need not be Outside Directors the authority to grant Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, and/or (B) delegate to a Committee who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d)Delegation to Officers. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by applicable law, other Stock Awards) and, to the extent permitted by applicable law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Any such Stock Awards will be granted on the form of Stock Award Agreement most recently approved for use by the Committee or the Board, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary in this Section ý2(d), the Board may not delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value pursuant to Section 13(x)(iii) below.

(e)Effect of Board's Decision. All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(f)Cancellation and Re-Grant of Stock Awards. Neither the Board nor any Committee will have the authority to: (i) reduce the exercise or strike price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.Shares Subject to the Plan.

(a)Share Reserve. Subject to the provisions of Section ý9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock of the Company that may be issued pursuant to Stock Awards after the Effective Date will not exceed 126,845,177 shares (the “2007 Plan Reserve”). Such maximum number of shares reserved for issuance consists of (i) 101,845,177 shares, which is the total reserve that the Company's stockholders approved at the Company's 2007 Annual Meeting of Stockholders, including but not limited to the shares remaining available for issuance under the Prior Plans on the Effective Date and the Prior Plans' Returning Shares, and (ii) 25,000,000 shares that were approved at the Company's 2012 Annual Meeting of Stockholders. For clarity, the 2007 Plan Reserve in this Section 3(a) is a limitation on the number of shares of Common Stock that may be issued pursuant to the Plan. Accordingly, this Section 3(a) does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(b)Reversion of Shares to the Share Reserve.

(i)
Shares Available For Subsequent Issuance. If any (x) Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, (y) shares of Common Stock issued to a Participant pursuant to a Stock Award are forfeited to or repurchased by the Company at their original exercise or purchase price pursuant to the Company's reacquisition or repurchase rights under the Plan, including any forfeiture or repurchase caused by the failure to meet a contingency or condition required for the vesting of such shares, or (z) Stock Award is settled in cash, then the shares of Common Stock not issued under such Stock Award, or forfeited to or repurchased by the Company, shall revert to and again become available for issuance under the Plan.

(ii)
Shares Not Available for Subsequent Issuance. If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”) or an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of Common Stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If any shares subject to a Stock Award are not delivered to a Participant because such shares are withheld in satisfaction of the withholding of taxes incurred in connection with the exercise of an Option, Stock Appreciation Right, or the issuance of shares under a Restricted Stock Award or Restricted Stock Unit Award pursuant to Section 8(h), the number of shares that are not delivered to the Participant shall not remain available for subsequent issuance under the Plan. If the exercise price of any Stock Award is satisfied by tendering shares of Common Stock held by the Participant (either by actual delivery or attestation), then the number of shares so tendered shall not remain available for subsequent issuance under the Plan.

(c)Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(d), subject to the provisions of Section ý9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options under the Plan (including Incentive Stock Options granted under the Prior Plans) will be 250,000,000 shares of Common Stock.

(d)Section 162(m) Limitations. Subject to the provisions of Section ý9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Participant will be eligible to be granted during any fiscal year:

(i)
Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than 2,000,000 shares of Common Stock;

(ii)	Performance Stock Awards covering more than 2,000,000 shares of Common Stock; and

(iii)	Performance Cash Award with a value of more than $6,000,000.

If a Performance Stock Award is in the form of an Option, it will count only against the Performance Stock Award limit. If a Performance Stock Award could be paid out in cash, it will count only against the Performance Stock Award limit.

(e)	Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	Eligibility.

(a)Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and 424(f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, that Stock Awards may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 of the Securities Act, unless (i) the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code (for example, because the Stock Awards are granted pursuant to a corporate transaction such as a spin off transaction), (ii) the Company, in connection with its legal counsel, has determined that such Stock Awards are otherwise exempt from Section 409A of the Code, or (iii) the Company, in connection with its legal counsel, has determined that such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b)Ten Percent Stockholders. A Ten Percent Stockholder will not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)Consultants. A Consultant will be eligible for the grant of an Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act or a successor or similar form under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company's securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, because the Consultant is a natural person, or because of any other rule governing the use of Form S-8.

5.	Provisions Relating to Options and Stock Appreciation Rights.

Each Option or SAR will be in such form and will contain such terms and conditions as the Board will deem appropriate. All Options will be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, or if an Option is designated as an Incentive Stock Option but some portion or all of the Option fails to qualify as an Incentive Stock Option under the applicable rules, then the Option (or portion thereof) will be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Award Agreement will include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:
(a) Term. Subject to the provisions of Section ý4(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement (the “Expiration Date”).
(b)Exercise Price. Subject to the provisions of Section ý4(b) regarding Ten Percent Stockholders, and notwithstanding anything in the Award Agreement to the contrary, the exercise or strike price of each Option or SAR will not be less than the Fair Market Value subject to the Option or SAR on the date the Award is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than the Fair Market Value subject to the Award if such Award is granted pursuant to an assumption or substitution for another option or stock appreciation right in a manner consistent with the provisions of Section 409A and, if applicable, Section 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c)Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option will be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board will have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section ý5(c) are:

(i)	by cash, check, bank draft, money order or electronic funds transfer payable to the Company;

(ii)
pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii)
if an option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company will accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(iv)	in any other form of legal consideration that may be acceptable to the Board and specified in the applicable Award Agreement.

(d)Exercise and Payment of a SAR. To exercise any outstanding SAR, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such SAR. The appreciation distribution payable on the exercise of a SAR will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the SAR) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such SAR, and with respect to which the Participant is exercising the SAR on such date, over (B) the strike price. The appreciation distribution may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Award Agreement evidencing such SAR.

(e)Transferability of Options and SARs. The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board will determine. If the Board determines that an Option or SAR will be transferable, the Option or SAR will contain such additional terms and conditions as the Board deems appropriate. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs will apply:

(i)
Restrictions on Transfer. An Option or SAR will not be transferable except by will or by the laws of descent and distribution (or pursuant to subsections (ii) and (iii) below) and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner consistent with applicable tax and securities laws upon the Participant's request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii)
Domestic Relations Orders. Notwithstanding the foregoing, subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order or official marital settlement agreement; provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii)
Beneficiary Designation. Notwithstanding the foregoing, subject to the approval of the Board or a duly authorized Officer, a Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company (or the designated broker), designate a third party who, in the event of the death of the Participant, will thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant's estate (or other party legally entitled to the Option or SAR proceeds) will be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. However, the Company may prohibit designation of a beneficiary at any time, including due to any conclusion by the Company that such designation would be inconsistent with the provisions of applicable laws or difficult to administer.

(f)Vesting Generally. The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary; provided, however, that in all cases, in the event that a Participant's Continuous Service terminates as a result of his or her death, then the Option or SAR will become fully vested and exercisable as of the date of termination of Continuous Service. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g)Termination of Continuous Service. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant's Continuous Service terminates (other than for Cause or upon the Participant's death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date 90 days following the termination of the Participant's Continuous Service, or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.

(h)Extension of Termination Date. If the exercise of an Option or SAR following the termination of the Participant's Continuous Service (other than for Cause or upon the Participant's death or Disability) would either (i) be prohibited solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, or (ii) subject the Participant to short-swing liability under Section 16(b) of the Exchange Act due to a transaction engaged in by the Participant prior to his or her termination of Continuous Service, then the Option or SAR will terminate on the earlier of (A) the expiration of a period of 90 days after the termination of the Participant's Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements and would not subject the Participant to short-swing liability under Section 16(b) of the Exchange Act, or (B) the expiration of the term of the Option or SAR as set forth in the Award Agreement. All determinations under this Section 5(h) will be made in the sole discretion of the Board.

(i)Disability of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant's Continuous Service terminates as a result of the Participant's Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date 12 months following such termination of Continuous Service, or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.

(j)Death of Participant. Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that (i) a Participant's Continuous Service terminates as a result of the Participant's death (which termination event will give rise to acceleration of vesting as described in Section 5(f) above), or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant's Continuous Service for a reason other than death (which event will not give rise to acceleration of vesting as described in Section 5(f) above), then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant's estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant's death, but only within the period ending on the earlier of (A) the date 18 months following the date of death, or (B) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant's death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR will terminate.

(k)Termination for Cause. Except as explicitly provided otherwise in a Participant's Award Agreement, or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant's Continuous Service is terminated for Cause, the Option or SAR will terminate immediately upon such Participant's termination of Continuous Service, and the Participant will be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l)Non-Exempt Employees. No Option or SAR granted to an Employee that is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option or SAR (although the Award may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (i) if such non-exempt Employee dies or suffers a Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant's retirement (as such term may be defined in the Participant's Award Agreement or in another agreement between the Participant and the Company, or, if no such definition, in accordance with the Company's then current employment policies and guidelines), the vested portion of any Options and SARs may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay. To the extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Stock Award will be exempt from the employee's regular rate of pay, the provisions of this Section 5(k) will apply to all Stock Awards and are hereby incorporated by reference into such Stock Award Agreements.

6.	Provisions of Stock Awards other than Options and SARs.

(a)Restricted Stock Awards. Each Restricted Stock Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. To the extent consistent with the Company's Bylaws, at the Board's election, shares of Common Stock may be (x) held in book entry form subject to the Company's instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement will include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i)
Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft, money order or electronic funds transfer payable to the Company, (B) past services rendered to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii)
Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board; provided, however, that in all cases, in the event a Participant's Continuous Service terminates as a result of his or her death, then the Restricted Stock Award will become fully vested as of the date of termination of Continuous Service.

(iii)
Termination of Participant's Continuous Service. In the event a Participant's Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv)
Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement will be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board will determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v)
Dividends. A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b)Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement will be in such form and will contain such terms and conditions as the Board will deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement will include (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i)
Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii)
Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate; provided, however, that in all cases, in the event a Participant's Continuous Service terminates as a result of his or her death, then the Restricted Stock Unit Award will become fully vested as of the date of termination of Continuous Service.

(iii)
Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv)
Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v)
Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi)
Termination of Participant's Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant's termination of Continuous Service.

(c)Performance Awards.

(i)
Performance Stock Awards. A Performance Stock Award is a Stock Award that is payable (including that may be granted, vest or exercised) contingent upon the attainment during a Performance Period of certain Performance

Goals. A Performance Stock Award may require the completion of a specified period of Continuous Service. In the event a Participant's Continuous Service terminates as a result of his or her death, then the Performance Stock Award will be deemed to have been earned at 100% of the target level of performance, will be fully vested, as of the date of death, and shares thereunder will be issued promptly following the date of death. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or the Committee, as applicable, may determine that cash may be used in payment of Performance Stock Awards.

(ii)
Performance Cash Awards. A Performance Cash Award is a cash award that is payable contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained will be conclusively determined by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board), in its sole discretion. The Board or the Committee, as applicable, may provide for or, subject to such terms and conditions as the Board or the Committee, as applicable, may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Board or the Committee, as applicable, may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board or the Committee, as applicable, may specify, to be paid in whole or in part in cash or other property. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board or the Committee, as applicable, may determine that Common Stock authorized under this Plan may be used in payment of Performance Cash Awards, including additional shares in excess of the Performance Cash Award as an inducement to hold shares of Common Stock.

(iii)
Section 162(m) Compliance. Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee will establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date 90 days after the commencement of the applicable Performance Period, and (b) the date on which 25% of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee will certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, the number of shares of Common Stock, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, will determine.

(d)Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Stock Awards provided for under Section ý5 and the preceding provisions of this Section ý6. Subject to the provisions of the Plan, the Board will have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards; provided, however, that in all cases, in the event a Participant's Continuous Service terminates as a result of his or her death, then any Other Stock Awards held by such Participant will become fully vested as of the date of termination of Continuous Service.

7.	Covenants of the Company.

(a)Availability of Shares. During the terms of the Stock Awards, the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b)Securities Law Compliance. The Company will seek to obtain from each regulatory commission or agency having jurisdiction over the Plan, or any offerings made under the Plan, such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award nor seek to obtain such approval if the cost or efforts to obtain the approval is unreasonable in relation to the value of the benefits to be provided under the Plan, as determined by the Company in its sole discretion. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant will not be eligible for the grant of an Award or the subsequent issuance of cash or Common Stock pursuant to the Award if such grant or issuance would be in violation of any applicable securities laws.

(c)No Obligation to Notify or Minimize Taxes. The Company will have no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising such Stock Award. Furthermore, the Company will have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. Neither the Company nor any of its Affiliates has any duty or obligation to minimize the tax consequences of an Award to the holder of such Award.

8.	Miscellaneous.

(a)Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(b)Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement as a result of a clerical error in the papering of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(c)Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to an Award unless and until (i) such Participant has satisfied all requirements for exercise of, or the issuance of shares under, the Award pursuant to its terms and (ii) the issuance of the Common Stock subject to such Award has been entered into the books and records of the Company.

(d)No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant to the Plan will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause (provided in compliance with applicable local laws and the Employee's employment contract, if any), (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e)Change in Time Commitment. In the event a Participant's regular level of time commitment in the performance of his or her services for the Company or any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee) after the date of grant of any Award to the Participant, the Board has the right in its sole discretion (provided in compliance with applicable local laws) to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced.

(f)Incentive Stock Option Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with the rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s) or any Board or Committee resolutions related thereto.

(g)Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, will be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h)Withholding Obligations. Unless prohibited by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any federal, state, foreign or local tax withholding obligation relating to an Award (including but not limited to income tax, social insurance contributions, payment on account or any other taxes) by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii)  withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (in countries where there is a statutory minimum withholding rate) (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i)Electronic Delivery. Any reference herein to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company's intranet.

(j)Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company or an Affiliate. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant's termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k)Compliance with Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A of the Code, and, to the extent not so exempt, in compliance with Section 409A of the Code. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A of the Code, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) will be issued or paid before the date that is six (6) months following the date of such Participant's “separation from service” or, if earlier, the date of the Participant's death, unless such distribution or payment can be made in a manner that complies with Section 409A of the Code, and any amounts so deferred will be paid in a lump sum on the day after such six (6) month period elapses, with the balance paid thereafter on the original schedule.

(l)Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause.

9.	Adjustments upon Changes in Common Stock; Other Corporate Events.

(a)Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section ý3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d); (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(e) and 6(c)(i), and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board will make such adjustments, and its determination will be final, binding and conclusive.

(b)Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, and upon ten (10) days prior written notice, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company's right of repurchase or a forfeiture condition) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company's repurchase rights or a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c)Corporate Transaction.

(i)
Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor's parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.

(ii)
Stock Awards Not Assumed Held by Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) will (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board will determine (or, if the Board will not determine such a date, to the date that is five business (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii)
Stock Awards Not Assumed Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) will not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company's right of repurchase), upon advance written notice by the Company of at least five (5) business days to the holders of such Stock Awards, will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(d)Change in Control.

(i)
Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Change in Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Change in Control), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor's parent company, if any), in connection with such Change in Control. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award.

(ii)
Stock Awards Not Assumed Held by Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) will (contingent upon the effectiveness of the Change in Control) be accelerated in full to a date prior to the effective time of such Change in Control as the Board will determine (or, if the Board will not determine such a date, to the date that is five business (5) days prior to the effective time of the Change in Control), and such Stock Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Change in Control, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will lapse (contingent upon the effectiveness of the Change in Control).

(iii)
Stock Awards Not Assumed Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement (including an option and stock award agreement subject to the terms of the Prior Plans, which terms remain applicable as to outstanding options and stock awards thereunder), in the event of a Change in Control in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue any or all outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) will not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to the Company's right of repurchase), upon advance written notice by the Company of at least five (5) business days to the holders of such Stock Awards, will terminate if not exercised (if applicable) prior to the effective time of the Change in Control; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards will not terminate and may continue to be exercised notwithstanding the Change in Control.

(iv)
Additional Provisions. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, and/or (ii) in the event a Participant's Continuous Service is terminated, actually or constructively, within a designated period following the occurrence of a Change in Control, but in the absence of such provision, no such acceleration will occur.

10.	Termination or Suspension of the Plan.

(a)Plan Term. Unless sooner terminated by the Board pursuant to Section ý2, the Plan will automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board or a duly authorized Committee, or (ii) the date the Plan is approved by the stockholders of the Company. The Board may suspend the Plan at anytime. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

11.	Effective Date of Plan.

This Plan will become effective on the Effective Date.

12.	Choice of Law.

The law of the State of Delaware will govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state's conflict of laws rules.

13.	Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)“Award” means a Stock Award or a Performance Cash Award.

(c)“Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d)“Board” means the Board of Directors of the Company.

(e)“Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f)“Cause” means (i) if a Participant is party to an agreement with the Company or an Affiliate that relates to equity awards and contains a definition of “Cause,” the definition of “Cause” in the applicable agreement, or (ii) if a Participant is not party to any such agreement, such Participant's termination because of (A) any willful, material violation by the Participant of any law or regulation applicable to the business of the Company or an Affiliate, the Participant's conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud, (B) the Participant's commission of an act of personal dishonesty that involves personal profit in connection with the Company or any other entity having a business relationship with the Company, (C) any material breach by the Participant of any provision of any agreement or understanding between the Company or an Affiliate and the Participant regarding the terms of the Participant's service as an Employee, Officer, Director or Consultant to the Company or an Affiliate, including without limitation, the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an Employee, Officer, Director or Consultant of the Company or an Affiliate, other than as a result of having a Disability, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between the Company or an Affiliate and the Participant, (D) the Participant's disregard of the policies of the Company or an Affiliate so as to cause loss, damage or injury to the property, reputation or employees of the Company or an Affiliate, or (E) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or an Affiliate.

(g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)
any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control will not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company's securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control will be deemed to occur;

(ii)
there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)
there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv)
individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member will, for purposes of this Plan, be considered as a member of the Incumbent Board.

For purposes of determining voting power under the term Change in Control, voting power will be calculated by assuming the conversion of all equity securities convertible (immediately or at some future time) into shares entitled to vote, but not assuming the exercise of any warrant or right to subscribe to or purchase those shares. In addition, (A) the term Change in Control will not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant will supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition will apply; provided, further, that no Change in Control will be deemed to occur upon announcement or commencement of a tender offer or upon a potential takeover or upon stockholder approval of a merger or other transaction, in each case without a requirement that the Change in Control actually occur.
If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board may, in its sole discretion and without a Participant's consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code and the regulations thereunder.
(h)“Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i)“Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section ý2(c).

(j)“Common Stock” means the common stock of the Company.

(k)“Company” means NVIDIA Corporation, a Delaware corporation.

(l)“Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an

Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan.

(m)“Continuous Service” means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate, will not terminate a Participant's Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate” as determined by the Board in its sole discretion, such Participant's Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service will be considered interrupted in the case of: (i) any leave of absence approved by the Board of the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, and except as otherwise required by applicable law or as otherwise determined by the Committee, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only on those days on which the Participant is using Company-paid vacation time and floating holidays and for the first 90 days of leave during which the Participant is not being paid through such vacation time and floating holidays. In addition, to the extent required for exemption from or compliance with Section 409A of the Code, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(n)“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)
the consummation of a sale or other disposition of at least 50% of the outstanding securities of the Company, in the case of Awards granted on or after the date of the Annual Meeting of Stockholders in 2012, and at least 90% of the outstanding securities of the Company, in the case of Awards granted prior to the date of the Annual Meeting of Stockholders in 2012;

(iii)	the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)
the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(o)“Covered Employee” will have the meaning provided in Section 162(m)(3) of the Code and the regulations promulgated thereunder.

(p)“Director” means a member of the Board.

(q)“Directors' Plan” means the Company's 1998 Non-Employee Directors' Stock Option Plan.

(r)“Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(s)“Effective Date” means June 21, 2007, which was the date of the 2007 Annual Meeting of Stockholders of the Company at which this Plan was approved by the Company's stockholders.

(t)“Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(u)“Entity” means a corporation, partnership, limited liability company or other entity.

(v)“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(w)“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date as set forth in Section ý11, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities.

(x)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii)
Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii)	In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(y)“Full Value Award” means a Stock Award that is not an Option with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant or a Stock Appreciation Right with respect to which the exercise or strike price is at least 100% of the Fair Market Value on the date of grant.

(z)“Incentive Stock Option” means an option that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(aa)“Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(ab)“Nonstatutory Stock Option” means an option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(ac)“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ad)“Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(ae)“Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement will be subject to the terms and conditions of the Plan.

(af)“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ag)“Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section ý6(d).

(ah)“Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement will be subject to the terms and conditions of the Plan.

(ai)“Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(aj)“Own,” “Owned,” “Owner,” “Ownership” means a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ak)“Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(al)“Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(am)“Performance Criteria” means the one or more criteria that the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following: (1) earnings (including earnings per share and net earnings); (2) earnings before interest, taxes and depreciation; (3) earnings before interest, taxes, depreciation and amortization (EBITDA); (4) earnings before interest, taxes, depreciation, amortization and legal settlements; (5) earnings before interest, taxes, depreciation, amortization, legal settlements and other income (expense); (6) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense) and stock-based compensation; (7) earnings before interest, taxes, depreciation, amortization, legal settlements, other income (expense), stock-based compensation and changes in deferred revenue; (8) total stockholder return; (9) return on equity or average stockholder's equity; (10) return on assets, investment, or capital employed; (11) stock price; (12) operating margin; (13) margin (including gross margin); (14) operating income; (15) operating income after taxes; (16) net income (before or after taxes); (17) net income (after exclusion of extraordinary items as determined in the discretion of the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board); (18) net operating income; (19) net operating income after tax; (20) pre- and after-tax income; (21) pre-tax profit; (22) operating cash flow; (23) sales or revenue targets; (24) orders and revenue; (25) increases in revenue or product revenue; (26) expenses and cost reduction goals; (27) improvement in or attainment of expense levels; (28) improvement in or attainment of working capital levels; (29) economic value added (or an equivalent metric); (30) market share; (31) cash flow; (32) cash flow per share; (33) share price performance; (34) debt reduction; (35) implementation or completion of projects or processes; (36) customer satisfaction; (37) stockholders' equity; (38) capital expenditures; (39) debt levels; (40) operating profit or net operating profit; (41) workforce diversity; (42) growth of net income or operating income; (43) billings; (44) bookings; (45) employee retention; (46) quality measures; and (47) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Committee or Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award. The Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) will, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(an)“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions,

Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company's bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expensed under generally accepted accounting principles; (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles; and (12) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item. In addition, the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ao)“Performance Period” means the period of time selected by the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board) over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Committee (or, if not required for compliance with Section 162(m) of the Code, the Board).

(ap)“Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(aq)“Plan” means this NVIDIA Corporation Amended and Restated 2007 Equity Incentive Plan.

(ar)“Prior Plans” means the NVIDIA Corporation 1998 Equity Incentive Plan, the NVIDIA Corporation 1998 Non-Employee Directors' Stock Option Plan, the NVIDIA Corporation 2000 Nonstatutory Equity Incentive Plan, and the PortalPlayer, Inc. 2004 Stock Incentive Plan, each as in effect immediately prior to the Effective Date.

(as)“Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section ý6(a).

(at)“Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(au)“Restricted Stock Unit Award” means a right to receive shares of Common Stock (or cash equivalent) which is granted pursuant to the terms and conditions of Section ý6(b).

(av)“Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement will be subject to the terms and conditions of the Plan.

(aw)“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(ax)“Securities Act” means the Securities Act of 1933, as amended.

(ay)“Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(az)“Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right

Agreement will be subject to the terms and conditions of the Plan.

(ba)“Stock Award” means any right to receive Common Stock granted under the Plan, including an Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award, or any Other Stock Award.

(bb)“Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement will be subject to the terms and conditions of the Plan.

(bc)“Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) .

(bd)“Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

APPENDIX B

NVIDIA Corporation
2012 Employee Stock Purchase Plan
Adopted by the Compensation Committee: March 22, 2012
Approved by the Stockholders: __________, 2012

1.	General; Purpose.

(a)The Plan is intended as the successor to and continuation of the NVIDIA Corporation 1998 Employee Stock Purchase Plan (the “1998 Plan”). From and after 12:01 a.m. Pacific Standard Time on the Effective Date, no additional rights to purchase shares of Common Stock will be granted under the 1998 Plan. All rights to purchase shares granted on or after 12:01 a.m. Pacific Standard Time on the Effective Date will be granted under this Plan. Any rights to purchase shares of Common Stock granted under the 1998 Plan will remain subject to the terms of the 1998 Plan and any offering document or other agreements or governing documents describing the terms and conditions of offerings made pursuant to the 1998 Plan.

(i)
Any shares of Common Stock that would otherwise remain available for future offerings under the 1998 Plan as of 12:01 a.m. Pacific Standard Time on the Effective Date (the “1998 Plan's Available Reserve”) will cease to be available under the 1998 Plan at such time. Instead, that number of shares of Common Stock equal to the 1998 Plan's Available Reserve will be added to the Share Reserve (as further described in Section 3(a) below) and be then immediately available for grants hereunder, up to the maximum number set forth in Section 3(a) below.

(ii)
In addition, from and after 12:01 a.m. Pacific Standard Time on the Effective Date, with respect to the aggregate number of shares subject, at such time, to outstanding grants under the 1998 Plan that would, but for the operation of this sentence, subsequently return to the share reserve of the 1998 Plan (such shares, the “Returning Shares”), such shares of Common Stock will not return to the share reserve of the 1998 Plan, and instead that number of shares of Common Stock equal to the Returning Shares will immediately be added to the Share Reserve as and when such a share becomes a Returning Shares, up to a maximum number set forth in Section 3(a) below.

(b)The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees.

(c)The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

(d)This Plan includes two components: a 423 Component and a Non-423 Component. It is the intention of the Company to have the 423 Component qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Purchase Rights under the Non-423 Component that does not meet the requirements of an Employee Stock Purchase Plan because of deviations necessary or advisable to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside of the United States while complying with applicable foreign laws; such Purchase Rights will be granted pursuant to rules, procedures or subplans adopted by the Board designed to achieve these objectives for Eligible Employees and the Company and its Related Corporations. Except as otherwise provided herein or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, under the 423 Component of the Plan, the Company may make separate Offerings which vary in terms (although not inconsistent with the provisions in the Plan and not inconsistent with the requirements of an Employee Stock Purchase Plan) and the Company will designate which Designated Company is participating in each separate Offering.
(e)If a Participant transfers employment from the Company or any Designated 423 Corporation participating in the 423 Component to a Designated Non-423 Corporation participating in the Non-423 Component, he or she will immediately cease to participate in the 423 Component; however, any Contributions made for the Purchase Period in which such transfer occurs will be transferred to the Non-423 Component, and such Participant will immediately join the then current Offering under the Non-423 Component upon the same terms and conditions in effect for his or her participation in the Plan, except for such modifications as may be required by applicable law. A Participant who transfers employment from a Designated Non-423 Corporation participating in the Non-423 Component to the Company or any Designated 423 Corporation participating in the 423 Component will remain a Participant in the Non-423 Component until the earlier of (i) the end of the current Offering Period under the Non-423 Component, or (ii) the Offering Date of the first Offering in which he or she participates following such transfer.

2.Administration.

(a)The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b)The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)
To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical), including which Designated 423 Corporations and Designated Non-423 Corporations will participate in the 423 Component or the Non-423 Component.

(ii)
To designate from time to time which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Corporations and Designated Non-423 Corporations and which Affiliates will be eligible to participate in the Plan as Designated Non-423 Corporations and also to designate which Designated Companies will participate in each separate Offering (to the extent the Company makes separate Offerings).

(iii)
To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv)	To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v)	To suspend or terminate the Plan at any time as provided in Section 12.

(vi)	To amend the Plan at any time as provided in Section 12.

(vii)
Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the 423 Component be treated as an Employee Stock Purchase Plan.

(viii)
To adopt such procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, but consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures and subplans, which, for purposes of the Non-423 Component, may be outside the scope of Section 423 of the Code, regarding, without limitation, eligibility to participate in the Plan, handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, which may vary according to local requirements.

(c)The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d)All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3.Shares of Common Stock Subject to the Plan.

(a)Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum aggregate number of shares of Common Stock that may be issued under the Plan will not exceed 55,432,333 shares of Common Stock (the “Share

Reserve”), which number is the sum of (i) 31,000,000 new shares, plus (ii) the number of shares subject to the 1998 Plan's Available Reserve, in an amount not to exceed 8,432,333 shares, plus (iii) the number of shares that are Returning Shares, as such shares become available from time to time, in an amount not to exceed 15,000,000 shares.

(b)If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c)The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.Grant of Purchase Rights; Offering.

(a)The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering on Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b)If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company: (i) each form will apply to all of his or her Purchase Rights under the Plan; and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c)The Board will have the discretion to structure an Offering so that if the Fair Market Value of the shares of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of the shares of Common Stock on the Offering Date, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5.Eligibility.

(a)Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b), an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, a Related Corporation or an Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may (unless prohibited by law) provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee's customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b)The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on or after the day on which such person becomes an Eligible Employee, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i)	the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii)	the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of the original Offering; and

(iii)
the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c)No Employee will be eligible for the grant of any Purchase Rights if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation (unless otherwise required by law). For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d)As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee's rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e)Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

6.Purchase Rights; Purchase Price.

(a)On each Offering Date, each Eligible Employee will be granted a Purchase Right under the applicable Offering to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board but in either case not exceeding 15%, of such Employee's eligible earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such other date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b)The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c)In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering, and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant's accumulated Contributions) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(d)The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be not less than the lesser of:

(i)	an amount equal to (85%) of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii)	an amount equal to (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7.Participation; Withdrawal; Termination.

(a)An Eligible Employee may elect to authorize payroll deductions as the means of making Contributions by completing and delivering to the Company, within the time specified in the Offering, an enrollment form provided by the Company. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant's Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party or otherwise segregated. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under applicable law or if specifically provided in the Offering, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through the payment by cash or check or wire transfer prior to a Purchase Date, in the manner directed by the Company.

(b)During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant's Purchase Right in that Offering will immediately terminate and the Company will distribute to such Participant all of his or her accumulated but unused Contributions. A Participant's withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but the Participant will be required to deliver a new enrollment form to participate in future Offerings.

(c)Unless otherwise required by applicable law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason or (ii) is otherwise no longer eligible to participate. The Company will distribute to such individual all of his or her accumulated but unused Contributions.

(d)During a Participant's lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(e)The Company has no obligation to pay interest on Contributions, unless otherwise required by applicable law.

8.Exercise of Purchase Rights.

(a)On each Purchase Date, each Participant's accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b)If any amount of accumulated Contributions remains in a Participant's account after the purchase of shares of Common Stock on the final Purchase Date of an Offering and such remaining amount is less than the amount required to purchase one share of Common Stock, then such remaining amount will be held in such Participant's account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such Offering, in which case such amount will be distributed to such Participant after the final Purchase Date, without interest (unless otherwise required by applicable law). If the amount of Contributions remaining in a Participant's account after the purchase of shares of Common Stock on the final Purchase Date of an Offering is at least equal to the amount required to purchase one whole share of Common Stock, then such remaining amount will not roll over to the next Offering and will instead be distributed in full to such Participant after the final Purchase Date, without interest (unless otherwise required by applicable law).

(c)No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable laws. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless otherwise required under applicable local law).

9.Covenants of the Company.

The Company will seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless doing so would be an unreasonable cost to the Company compared to the potential benefit to Eligible Employees which the Company shall determine at its discretion. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10.	Designation of Beneficiary.

(a)The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant's account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the

Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions to the Participant's spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11.Adjustments upon Changes in Common Stock; Corporate Transactions.

(a)On a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights; and (iii) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b)On a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights; or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants' accumulated Contributions will be used to purchase shares of Common Stock within ten business days prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12.Amendment, Termination or Suspension of the Plan.

(a)The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by applicable law or listing requirements, including any amendment that either (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to become Participants and receive Purchase Rights, (iii) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be purchased under the Plan, (iv) materially extends the term of the Plan, or (v) expands the types of awards available for issuance under the Plan, but in each of (i) through (v) above only to the extent stockholder approval is required by applicable law or listing requirements.

(b)The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c)Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant's consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan comply with the requirements of Section 423 of the Code.

13.Code Section 409A; Tax Qualification.

(a)Purchase Rights granted under the 423 Component are intended to be exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(b)(5)(ii). Purchase Rights granted under the Non-423 Component to U.S. taxpayers are intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities will be construed and interpreted in accordance with such intent. Subject to Section 13(b) hereof, Purchase Rights granted to U.S. taxpayers under the Non-423 Component will be subject to such terms and conditions that will permit such Purchase Rights to satisfy the requirements of the short-term deferral exception available under Section 409A of the Code, including the requirement that the shares subject to a Purchase Right be delivered within the short-term deferral period. Subject to Section 13(b) hereof, in the case of a Participant who would otherwise be subject to Section 409A of the Code, to the extent the Board determines that a Purchase Right or the exercise, payment, settlement or deferral thereof is subject to Section 409A of the Code, the Purchase Right will be granted, exercised, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including U.S. Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the adoption of the Plan. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the Purchase Right that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Board with respect thereto.

(b)Although the Company may endeavor to (i) qualify a Purchase Right for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan, including Section 13(a) hereof. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

14.Effective Date of Plan.

The Plan will become effective on the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15.	Miscellaneous Provisions.

(a)Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b)A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant's shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c)The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant's employment, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company or a Related Corporation or an Affiliate to continue the employment of a Participant.

(d)The provisions of the Plan will be governed by the laws of the State of California without resort to that state's conflicts of laws rules.

(e)If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

16.Definitions.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a)“423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees.

(b)“Affiliate” means any branch or representative office of a Related Corporation, as determined by the Board, whether now or hereafter existing.

(c) “Board” means the Board of Directors of the Company.

(d) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(e)“Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f)“Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board.

(g)“Common Stock” means the common stock of the Company.

(h)“Company” means NVIDIA Corporation, a Delaware corporation.

(i)“Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(j)“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)	the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii)	the consummation of a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii)	the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv)
the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

To the extent required for compliance with Section 409A of the Code, in no event will an event be deemed a Corporate Transaction if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the asset of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(k)“Designated Non-423 Corporation” means any Related Corporation or Affiliate selected by the Board as eligible to participate in the Non-423 Component.

(l)“Designated Company” means a Designated Non-423 Corporation or Designated 423 Corporation.

(m)“Designated 423 Corporation” means any Related Corporation selected by the Board as eligible to participate in the 423 Component.

(n)“Director” means a member of the Board.

(o)“Effective Date” means the effective date of this Plan document, which is the date of the 2012 Annual Meeting of Shareholders of the Company provided this Plan is approved by the Company's stockholders at such meeting.

(p)“Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(q)“Employee” means any person, including an Officer or Director, who is treated as an employee in the records of the Company or a Related Corporation (including an Affiliate). However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(r)“Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(s)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(t)“Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii)	In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with applicable laws.

(u) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for Employee Stock Purchase Plans may be granted to Eligible Employees.

(v)“Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(w)“Offering Date” means a date selected by the Board for an Offering to commence.

(x)“Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)“Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(z)“Plan” means this NVIDIA Corporation 2012 Employee Stock Purchase Plan, including both the 423 and Non-423 Components, as amended from time to time.

(aa)“Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ab)“Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(ac)“Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ad)“Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code.

(ae)“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the NYSE, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

INVESTOR RELATIONS
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VOTE BY INTERNET

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 16, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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M45373-P24006 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NVIDIA CORPORATION

The Board of Directors recommends you vote FOR all the Nominees:

1. Election of Directors

Nominees:

	For	Withhold	Abstain
1a. Tench Coxe	☐	☐	☐
1b. Mark L. Perry	☐	☐	☐
1c. Mark A. Stevens	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Letter to Stockholders are available at www.proxyvote.com.

M45374-P24006

NVIDIA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS

May 17, 2012

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and David M. Shannon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the 2012 Annual Meeting of Stockholders to be held at 2:00 p.m. PDT on May 17, 2012, located at the San Jose McEnery Convention Center, 150 West San Carlos Street, San Jose, California 95113, and any adjournment or postponement thereof. Please note that the 2012 Annual Meeting will be held during the company's GPU Technology Conference. Although the 2012 Annual Meeting does not commence until 2:00 p.m. PDT, stockholders are invited to view product demonstrations beginning at 12:00 p.m. PDT on the day of the 2012 Annual Meeting.

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR each of the nominees listed in Proposal 1, and FOR proposals 2, 3, 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign and return this proxy card promptly using the enclosed reply envelope.

Continued and to be signed on reverse side